UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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New York Community Bancorp, Inc.

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New York Community Bancorp, Inc.

2023

PROXY STATEMENT & NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

10:00 a.m., Thursday, June 1, 2023

April 21, 2023

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of New York Community Bancorp, Inc., the holding company for Flagstar Bank, National Association. The meeting will be held in a “virtual” format through a live webcast on Thursday, June 1, 2023, at 10:00 a.m. Eastern Daylight Time. You will be able to attend the Annual Meeting, vote, and submit questions by visiting www.virtualshareholdermeeting.com/NYCB2023.

New York Community Bancorp, Inc. had another strong year in 2022, which was capped off on December 1st by the closing of the Flagstar Bancorp, Inc. acquisition and the simultaneous merger of our principal banking subsidiary, New York Community Bank, into Flagstar Bank, N.A. (“Flagstar” or “Flagstar Bank”). This acquisition, our largest at the time, has already begun to benefit the organization, as both our loan portfolio and funding mix are more diverse, while our sensitivity to interest rate changes has improved materially to a more balanced position. Further benefits from this acquisition should materialize throughout the remainder of this year and next as we embark on our systems conversion and full integration in early 2024.

Financially, last year was another record year for the Company. On a GAAP basis, we reported full-year diluted earnings per share of $1.26 and net income available to common stockholders of $617 million, compared to $1.20 full-year diluted earnings per share and net income available to common stockholders of $563 million in 2021. We ended the year with total assets of $90 billion, total loans of $69 billion, and total deposits of $59 billion, ranking the Company as one of the largest regional banks in the country.

While we had record results last year, the significant policy shift by the Federal Reserve over the course of 2022 resulted in substantially higher residential mortgage rates. This had a negative impact on Flagstar’s mortgage business as mortgage activity slowed for all participants in the industry. While legacy Flagstar was proactive throughout the past year in rightsizing its mortgage operations, we expect that this business will remain challenged for the foreseeable future. Therefore, in January of this year we made the strategic decision to restructure this business. We currently operate in six channels across the mortgage spectrum and we will continue to do so going forward. However, in the future, the distributed retail channel will operate as an in-branch footprint model in the nine states where we have branches. Our consolidation of all out of footprint locations is expected to result in significant cost savings. We anticipate that these actions will optimize our mortgage business and improve our profitability during the current mortgage cycle downturn, while still allowing us to participate in the upside when the interest rate environment becomes more favorable.

At the time of this letter, the banking industry was in the midst of one of the most tumultuous periods in 15 years. Several regional banks have failed, including one of our peers. These failures appear to be related to each banks’ specific business model and not reflective of systemic industry problems. While no bank is 100% immune, we fared relatively well due to our well-diversified business model that focuses on our core competencies: multi-family/commercial real estate lending, residential mortgage origination and servicing, retail banking, and commercial lending. Also, we do not have any exposure to cryptocurrency or stablecoin–related businesses, and we do not have significant deposit relationships with financial technology companies.

As a result of our strength and stability, we were able to capitalize on the dislocation in the local marketplace. On March 20th we announced that Flagstar acquired certain assets and assumed certain deposits (none of which were cryptocurrency deposits) of Signature Bridge Bank, N.A. from the Federal Deposit Insurance Corporation. The deal significantly strengthens our deposit base with an additional $34 billion in low-cost deposits, most of which are non-interest-bearing accounts. We also picked up approximately $25 billion of cash, which affords us the opportunity to pay down a substantial amount of wholesale borrowings, thereby further improving our funding mix, while maintaining a liquid balance sheet and about $13 billion in mostly commercial loans. Importantly, we did not acquire the entire bank, only certain financially and strategically complimentary parts of Signature that will enhance and quicken our growth. This deal builds upon the transformation set in motion by the merger of New York Community Bank and Flagstar Bank, accelerating our evolution into a high-performing commercial bank. The Signature transaction adds a substantial amount of low-cost deposits and is expected to be significantly accretive to both earnings per share and tangible book value per share.

The attached Notice and Proxy Statement describe the formal business to be transacted at the Annual Meeting, including with respect to the Company’s corporate governance, executive compensation, and other matters arising during a most extraordinary year.

I encourage you to cast your vote by signing, dating, and returning the proxy card promptly, or by voting online or by telephone as instructed on the proxy card. As the holders of a majority of the common stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the meeting, we would appreciate your timely response.

Directors and officers of New York Community Bancorp, Inc. and Flagstar Bank, as well as representatives of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the meeting and will be pleased to respond to any questions you may have.

On behalf of the Board of Directors, officers, and employees of New York Community Bancorp, Inc., we thank you for your continued interest and support.

Sincerely,

Thomas R. Cangemi

President and Chief Executive Officer

MEETING NOTICE

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

OF NEW YORK COMMUNITY BANCORP, INC.

DATE AND TIME:	Thursday, June 1, 2023 at 10:00 a.m., Eastern Daylight Time.

PLACE:	The 2023 Annual Meeting of Shareholders of New York Community Bancorp, Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2023.

ITEMS OF BUSINESS:

1)  The election of four directors to three-year terms;

2)  The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023;

3)  Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation;

4)  Recommendation, on a non-binding advisory basis, of the frequency with which the advisory vote on the Named Executive Officer compensation shall occur;

5)  A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the Board of Directors and provide instead for the annual election of directors;

6)  A proposal to amend the Amended and Restated Certificate of Incorporation and Bylaws of the Company in order to eliminate supermajority voting requirements;

7)  Approval of amendments to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan;

8)  To consider a shareholder proposal, as described in the accompanying Proxy Statement, if properly presented at the meeting;

9)  To consider a shareholder proposal, as described in the accompanying Proxy Statement, if properly presented at the meeting; and

10)  Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

WHO CAN VOTE:	You are entitled to vote if you were a shareholder of record at the close of business on Tuesday, April 4, 2023.

VOTING:	We urge you to participate in the meeting, either by attending and voting in person or by voting as promptly as possible by telephone, through the Internet, or by mailing your completed proxy card (or voting instruction form, if you hold your shares through a broker, bank, or other nominee). Each share is entitled to one vote on each matter to be voted upon at the annual meeting. Your vote is important and we urge you to exercise your right to cast it.

MEETING ADMISSION:	To be admitted to the meeting at www.virtualshareholdermeeting.com/NYCB2023, you must enter the control number found on the proxy card, voting instruction form, or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

2022 ANNUAL REPORT:	A copy of our 2022 Annual Report to Shareholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, accompanies this Notice and Proxy Statement.

DATE OF DISTRIBUTION:	This Notice, the Proxy Statement, and the proxy card are first being made available or mailed to shareholders on or about April 21, 2023.

By Order of the Board of Directors,

R. Patrick Quinn
Senior Executive Vice President,
General Counsel and Corporate Secretary Hicksville, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2023

The Company’s Notice of Annual Meeting, Proxy Statement, and 2022 Annual Report to Shareholders are available, free of charge, at www.proxyvote.com.

Proposal 5: Proposal to Phase Out the Classified Board By Approving Amendments to the Amended and Restated Certificate of Incorporation of the Company	81

Proposal 6: Approval of Amendments to the Company’s Amended and Restated Certificate of Incorporation and Bylaws to Eliminate the Supermajority Voting Requirements	83

Proposal 7: Approval of Amendments to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan	86

Proposal 8: Shareholder Proposal Requesting Board Action to Eliminate the Supermajority Voting Requirements in the Company’s Certificate of Incorporation and Bylaws	95

Proposal 9: Shareholder Proposal Requesting the Board of Directors Evaluate and Issue a Report Describing How the Company’s Lobbying and Policy Influence Activities Align with the Goal of the Paris Agreement to Limit Average Global Warming and Temperature Increases	97

Information About Our Annual Meeting and Solicitation of Proxies	99

Benefit Plan Voting	104

Security Ownership of Certain Beneficial Owners	104

Additional Information	105

Appendix A	A-1

Appendix B	B-1

PROXY SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2022 performance, please review our 2022 Annual Report on Form 10-K, which accompanies this document and can be found here: https://d18rn0p25nwr6d.cloudfront.net/CIK-0000910073/bb9159ba-dee5-44ad-ab6c-6ef449feb471.pdf.

VOTING MATTERS:

Voting Matters:		Recommendation of the Board:

Proposal 1	The election of four directors to three-year terms.	FOR ALL

Proposal 2	Ratification of the appointment of KPMG, LLP as our independent registered public accounting firm for 2023.	FOR

Proposal 3	Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation.	FOR

Proposal 4	Recommendation, on a non-binding advisory basis, of the frequency with which the advisory vote on the Named Executive Officer compensation shall occur.	EVERY YEAR

Proposal 5	A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the Board of Directors and provide instead for the annual election of directors.	FOR

Proposal 6	A proposal to amend the Amended and Restated Certificate of Incorporation and Bylaws of the Company to eliminate the supermajority voting requirements.	FOR

Proposal 7	Approval of amendments to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan.	FOR

Proposal 8	A shareholder proposal requesting Board action to amend the Amended and Restated Certificate of Incorporation and Bylaws of the Company in order to eliminate the supermajority voting requirements contained in the Amended and Restated Certificate of Incorporation and Bylaws.	AGAINST

Proposal 9	A shareholder proposal requesting Board action to evaluate and issue a report to shareholders on how the Company’s lobbying and policy influence activities align with the goal of the Paris Agreement to limit average global warming and temperature increase.	FOR

PROXY SUMMARY

HIGHLIGHTS:

Company Profile:

New York Community Bancorp, Inc. is the parent company of Flagstar Bank, N.A., one of the largest commercial banks in the country. The Company is headquartered in Hicksville, New York with regional headquarters in Troy, Michigan. At December 31, 2022, the Company had $90.1 billion of assets, $69.0 billion of loans, deposits of $58.7 billion, and total stockholders’ equity of $8.8 billion. At year-end 2022, Flagstar Bank, N.A. operated 395 branches across a nine state footprint, including strongholds in the Northeast and the Midwest, along with exposure to high growth markets in Southeast and the West Coast. Flagstar Mortgage operates nationally through a wholesale network of approximately 3,000 third-party mortgage originators.

Flagstar Bank, N.A. has market-leading positions in several national businesses, including multi-family lending, residential mortgage origination and servicing, and warehouse lending. The Bank is the second largest multi-family portfolio lender in the country and the leading multi-family portfolio lender in the New York City market, where it specializes in rent-regulated, non-luxury apartment buildings. Flagstar Mortgage is the 8th largest bank originator of residential mortgages, while it is the 6th largest sub-servicer of mortgage loans nationwide, servicing 1.4 million accounts with $346 billion in unpaid principal balances. Additionally, the Bank is the 2nd largest mortgage warehouse lender nationally based on total commitments of $11.5 billion.

On March 20, 2023, the Company announced that Flagstar Bank, N.A. acquired certain assets and assumed certain liabilities of Signature Bridge Bank, N.A. from the Federal Deposit Insurance Corporation, purchasing approximately $38 billion of assets, including $25 billion of cash and $13 billion of mostly commercial loans. In addition, it assumed approximately $34 billion of deposits, 40% of which are non-interest bearing accounts. The transaction included all of legacy Signature Bank’s core deposit relationships, including both the New York and West Coast Private Client Banking teams, its wealth management and broker dealer business, as well as all of Signature’s 40 locations, most of which are in the New York City metro area. All branches have been rebranded as Flagstar Bank.

With the Signature Bank transaction, pro-forma loans and deposits are expected to be approximately $82 billion and $93 billion, respectively, while our total branches increase to 435.

PROXY SUMMARY

Performance Highlights[1]:

In 2022, our Company reported net income available to common shareholders of $617 million, or diluted earnings per common share of $1.26. This represents a return on average assets of 1.01% and a return on average tangible assets of 1.03%, as well as a return on average common equity of 9.38% and a return on average tangible common equity of 14.60%.

[1]	Return on average tangible assets and return on tangible common equity are non-GAAP financial measures. Please see Appendix A for a reconciliation of these non-GAAP measures.

PROXY SUMMARY

Performance Highlights (cont’d):

•  During 2022, we paid our shareholders an annual dividend of $0.68 per common share, which translates into total cash dividends of $317 million for our common shareholders. As of the record date for the Annual Meeting, this reflected a 7.7% dividend yield on our stock.

• Reflecting our profitability – and our capital position – we have distributed $7.0 billion of quarterly cash dividends and repurchased $1.2 billion of our shares since going public 29 years ago.

• Over the course of our public life, we have produced multi-family loans totaling $115.5 billion, including $8.4 billion in 2022.

• Likewise, we have produced commercial real estate loans totaling $24.5 billion, including $1.1 billion in 2022 alone.

•  From 1993 through the end of 2022, we recorded a mere 107 basis points of losses (cumulative charge-offs as a percent of average loans), in contrast to an industry average of 2,433 basis points during the same time.

• From 1993 through 2022, our average efficiency ratio was 40%, in contrast to the 59.98% industry average (as reported by S&P Global Market Intelligence).

• Over the course of our public life, we have expanded our balance sheet by $64.7 billion through 12 mergers and acquisitions, involving eight in-market competitors and three out-of-market banks.

Executive Compensation Highlights:

The following provides an overview of 2022 executive compensation:

•  Our compensation philosophy remained focused on the creation of a pay mix that allows us to attract and retain key executives with incentives that reflect an alignment of pay and performance, that aligns the long-term interests of our executives with shareholder interests, and that is implemented in a framework of strong governance to manage risk.

• The Compensation Committee has continued to take direction from market trends and industry best practices when considering the design and implementation of our executive pay program.

• In 2022, the Compensation Committee set a target pay mix for our CEO that directly linked 78% of his total compensation to the attainment of specific performance objectives.

•  The attainment of a key strategic objective in 2022 – the closing of our merger with Flagstar – resulted in significant changes to our named executive officer group through the addition of two legacy Flagstar executives, Flagstar Bank President of Mortgage Lee Smith and President of Banking Reggie Davis, who oversee key business units.

•  Our executive incentive programs continued to reflect performance metrics critical to our business strategy, reward a balance of short and long-term performance, with a significant focus on long-term equity component. While the long-term incentive structure remained the same as 2021 with 75% performance-based shares and 25% time-based shares, the Committee added a third metric – absolute deposit growth over a three-year performance period that was linked directly to our strategic plan. The program retained two metrics – EPS growth and ROTCE – that align directly with the interests of our investors. The 2022 short-term program remained the same as 2021 – and was 75% based on financial metrics, with 25% based on a Strategic/Qualitative Scorecard that reflects critical strategic performance factors that allows a more holistic view of Company performance.

• For a detailed discussion of our 2022 executive compensation program, see Compensation Discussion and Analysis in this Proxy Statement.

PROXY SUMMARY

Governance Highlights:

We are committed to maintaining the highest standards of corporate governance. Strong corporate governance practices help us achieve our performance goals and maintain the trust and confidence of our shareholders and other constituents. Highlights of our governance standards and policies include:

•  Our Board of Directors is comprised of individuals possessing a well-rounded variety of skills, knowledge, experience and perspectives and who have unique experience and perspectives on our business.

•  71% of our Board members satisfy New York Stock Exchange independence standards, and each of the Compensation, Audit, and Nominating and Corporate Governance Committees are comprised wholly of independent directors.

• Our Presiding Director is the lead independent director with significant governance responsibilities.

•  Our Board recently welcomed six new members to the Board, five of whom came from the legacy Flagstar Bancorp, Inc. Board of Directors, including Alessandro P. DiNello (named Non-Executive Chairman of the Board), Toan C. Huynh, Peter H. Schoels, David L. Treadwell, and Jennifer R. Whip, who have significant qualifications and experience and have been appointed to various Board Committees. The sixth new director, James J. Carpenter, brings significant experience to our multi-family and other lending businesses, including as a former Chief Lending Officer of the Bank. (See, page 20 for the specific appointments).

• The addition our new Board members marks a significant shift in the composition of the Board, with the replacement of retiring Directors Dominick Ciampa and James O’Donovan.

•  Recognizing that diversity and inclusion benefits companies by providing a broad range of perspectives and insights, and continuing the Board’s focus on diversity and refreshment, the Board Development Subcommittee of the Nominating and Corporate Governance Committee has assisted with identifying candidates with a diversity of ethnicities and gender for potential Board service.

• Our Bylaws provide for “proxy access,” allowing eligible shareholders to include their own nominees for director in the Company’s proxy materials.

• Our Board approved amendments in 2022 to the Company’s Bylaws lowering the retirement age requirement from 80 to 75.

• Our Board and Board Committees perform annual self-evaluations and adopt action plans to implement changes when deemed necessary or appropriate.

•  Our Board Risk Assessment Committee, which meets the requirements for U.S. Bank Holding Companies under the Dodd-Frank Act’s Enhanced Prudential Standards, meets at least on a quarterly basis and oversees a robust and exacting enterprise risk management program.

•  Our Board has submitted two proposals to shareholders this year: (1) to provide for a phasing out of the classified structure of the Board of Directors by amending the Company’s Amended and Restated Certificate of Incorporation; and (2) to eliminate the supermajority voting requirements by amending the Company’s Amended and Restated Certificate of Incorporation and Bylaws.

PROXY SUMMARY

Community Support:

Service to our customers and the community is an important part of the Company’s and Bank’s culture. We support the communities we serve through lending, investments, services, and charitable giving, including through the New York Community Bank Foundation, Richmond County Savings Foundation, and Flagstar Foundation, with the following notable highlights:

•  In 2022, we made a commitment to provide $28 billion in loans, investments, and other financial support to communities of color, low- and moderate-income families and communities, and small businesses. Additionally, in connection with the Bank’s bid to acquire certain assets and liabilities of the former Signature Bank, Flagstar Bank will contribute $25 million in cash towards one of its three related foundations in order to support communities which it serves.

•  In 2022, the Company and the Foundations contributed over $6.74 million through grants, employee giving, sponsorships, pro bono, and in-kind donations.

•  Bank employees in 2022, despite the continuing impact of the coronavirus pandemic, volunteered more than 8,000 hours of service to community organizations.

•  The Company donated to over 400 charitable organizations and employees volunteered at more than 1,000 community events.

•  The New York Community Bank and Richmond County Savings Foundations have awarded more than $99.4 million combined in grants to more than 6,200 community organizations throughout the Tri-State area since 2000, supporting charitable causes including, among others, health and human services, education, civic and community services, and arts and culture.

•  Since its creation in 2017, the Flagstar Foundation has awarded more than $10.3 million in grants to more than 630 community organizations in Flagstar’s footprint states of Michigan, Indiana and California aiding citizens in their communities through supporting charitable causes in workplace readiness, arts and culture, and financial capability including disaster relief funds.

•  Our corporate philanthropy program contributed over $3.4 million this year to community organizations.

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

SHAREHOLDER OUTREACH AND RECENT INITIATIVES

Our management and Board value direct and transparent engagement with our shareholders and regularly seek opportunities to obtain feedback in connection with our governance, management compensation, and strategies. We embrace engagement as an important tenet of good governance and we value the views of our shareholders and other stakeholders. We believe that positive dialogue builds informed relationships that promote transparency and accountability, allowing us to respond more fully to the interests of our shareholders as they adjust to evolving governance and compensation norms in our competitive industry.

Our shareholder outreach program consists of regular management dialogue with the investor community (the “Management Outreach Program”) and formal outreach by our independent Board members to institutional shareholders (the “Board Outreach Program”).

As part of our Management Outreach Program, senior members of our management team conduct extensive investor communications, including conferences, non-deal road shows (NDR) and individual and group conference calls with portfolio managers and industry analysts. Each quarter’s earnings press release is thoroughly reviewed in open investor conference calls with broad participation and significant Q&A by the analyst community. Our senior management regularly makes themselves available for such communications across the United States and in Europe, focusing on elements of our strategic plans, consolidated business results and capital structure, and other topics of interest to shareholders. We believe that management can strengthen its ability to lead the Company by constructively discussing our business and strategy in such settings.

As part of the Management Outreach Program for 2022, Mr. Cangemi, our Chief Financial Officer, John J. Pinto, and Chief of Staff to the CEO and Director of Investor Relations, Salvatore J. DiMartino, met with shareholders or prospective shareholders at five industry conferences and four non-deal roadshows (NDR), and also conducted numerous individual conference calls with institutional investors. In total, management met with 161 investors from 87 discreet institutions in 2022.

Additionally, as part of the Board Outreach Program, our Presiding Director, the Chair of the Board’s Compensation Committee, and the Chair of the Nominating and Corporate Governance Committee participate in meetings with institutional investors. For several years now, the Company has conducted a formal outreach program in order to allow Board members to hear directly from these investor representatives regarding their perspectives on our governance and compensation practices, among other issues. During such discussions, the Board members solicit feedback from these shareholders that is considered by the Board in making strategic and other decisions.

The Board encourages our shareholders to participate in its outreach program. We typically reach out to invite participation by our top 25 institutional shareholders at each year end and participation levels vary year to year. For 2022, this group represented 44% of our then outstanding shares. Of those contacted, investors representing 49% of the then outstanding shares made themselves available to speak with us, including two of three largest shareholders.

Additional disclosure regarding the relationship between our NEO compensation programs and long-term value creation appears on page 27 of this proxy statement. Stockholders are urged to read the Compensation Discussion & Analysis section and other information in this Proxy Statement to better understand how the Company’s executive compensation program engages and aligns with the Company’s performance.

Results of Election of Directors at 2022 Annual Meeting—At our 2022 annual meeting of shareholders, Marshall J. Lux, Ronald A. Rosenfeld, and Lawrence J. Savarese were re-elected to the term of the Board that expires at the 2025 annual meeting of shareholders. Each received an affirmative vote of more than 80% of the votes cast for their re-election with the combined average percentage being 94% of the votes cast.

We value shareholder input and we encourage you to share your opinions with us. You can do so by writing to us at the address on page 103 of this proxy statement. You can also provide feedback on our executive compensation program by contacting us through our Investor Relations Department (please visit our website www.myNYCB.com) or through the other contacts identified on page 24 of this proxy statement.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

As a responsible steward of financial services, the Company has continued to evolve its understanding and approach to environmental, social, and governance (ESG) issues over the last several years. The Company has grown to have nine full-time employees dedicated solely to ESG efforts. We are committed to operating in a responsible, transparent, and sustainable manner.

Our corporate responsibility strategy is focused on leveraging leading ESG practices across our business and we have been recognized for our leadership in this space, including receiving the following recognitions over the past year:

✓	Noteworthy Company for Diversity, Diversity Inc, 2022;

✓	Diversity Focused Company, Corp! Magazine, 2022;

✓	ERG of the Year by Detroit Regional LGBT Chamber of Commerce June 2022;

✓	A Top Employer for Women, Mortgage Women Magazine, 2022;

✓	Military Friendly Bronze Employer, 2022;

✓	Military Times Best for Vets Employer, 2022; and

✓	Membership in the Environmental Protection Agency’s ENERGY STAR Certification Nation.

The Company strives to reduce its environmental impact by identifying and evaluating opportunities to increase energy and water efficiency, reduce greenhouse gas emissions, invest in projects that reduce energy and water consumption that meet our rate of return thresholds, and focus on the environmental aspects within our supply chain. As representative examples, in 2022 we strengthened our environmental commitment by:

✓	Hiring a Vice President as well as an Analyst to focus efforts on environmental sustainability;

✓	Launching a company-wide Employee Resource Group (ERG) called the Green Team to harness the power of the organization to focus on identifying and supporting environmental initiatives;

✓	Completing multiple LED retrofits through partnerships with our utilities and other providers as well as remote property monitoring projects in both our corporate and branch locations;

✓

Conducting energy efficiency improvements, such as heating, ventilation, and air conditioner (HVAC) upgrades, installing energy saving smart technology, and replacing and upgrading insulation at multiple bank branches and headquarters;

✓	Developing and deploying virtual collaboration tools to reduce employee travel and commutes;

✓	Replacing bottled water with water filtration systems at branch and corporate locations;

✓	Actively pursuing green building certifications for our properties, including in 2022 certifying our first of several branches under the ENERGY STAR program;

✓

Building upon the baseline assessments completed for our carbon footprint by conducting an inventory of our multi-year sustainability information, including energy, water, and Greenhouse Gas (GHG) measures;

✓	Benchmarking property information in EPA’s ENERGY STAR Portfolio Manager, and continuing to augment our quantity and quality of sustainability data;

✓	Initiating paperless projects, such as paperless services in our branches and digital business strategies;

✓

Establishing a commercial lending vertical to lend to Environmental Services and Renewable Power companies, nationally. We have now closed on two transactions, one of which was for a $40 million Co-Lead Arranger position to a large Waste Management Company in the Seattle Area. The other was for a $15 million exposure position to a large Landfill (with access by railcar) Operator located in Alabama; and

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

✓

Financing various green projects, including $17 million for hydrogen fuel cells used to sustainably power a large retailer’s operations; nearly $34 million for power servers that use bio-fuels or natural gas to generate electricity; and over $350 million of equipment to an engineering, construction, and maintenance company that built $3.8 billion in renewable energy infrastructure projects during 2022.

The Company values and is committed to its employees and local communities in fostering positive diverse cultures and backgrounds. We believe that a diverse workforce is critical to our long-term success. We have a number of social initiatives in place that are focused on fostering a more diverse workforce, giving back to our communities, and ensuring the health and well-being of our employees.

Our diversity, equity, and inclusion (DEI) vision is built around six focus areas:

1.	Inclusive Behavior & Accountability

2.	Diverse Customer Engagement

3.	Hire & Maintain Diverse Talent

4.	Supplier Diversity

5.	Team Engagement & Development

6.	Connect to the Community

Each of these focus areas and senior leaders within the Company are responsible for driving DEI efforts in talent acquisition, talent retention, community connectivity, and a diverse supplier and customer base. We have formed DEI Committees comprised of senior executives, including our CEO, to govern our overall program and monitor the progress of our focus areas. We strive to achieve our DEI vision by hiring great people who represent the talents, experiences, backgrounds, and diversity of the communities we serve. In addition, we are focused on crafting financial products and services tailored to make a real difference to our customers.

We regularly conduct employee surveys to assess the job satisfaction of our employees and use information from the surveys to improve our ability to attract, develop, and retain talented employees and ensure our long-term success. Our commitment is reflected in established policies that govern the approach to our workforce, including our Diversity, Equity, and Inclusion Policy. In addition, we participate in and sponsor events focused on diversity, including those for individuals with disabilities, LGBTQ+, veterans, and more.

The DEI vision comes to life in our recruiting strategies, diversity, equity, and inclusion training, and Employee Resource Groups (ERG), which are key to our efforts. Our ERGs, which are led by employees and partnered with executive sponsors, provide our associates access to coaching, mentoring, and professional development. Our efforts have been focused on the following ERGs within the Company: African American, Asian-Indian, Hispanic / Latinx, Inter-Faith, Green Team, LGBTQ, Military Veterans, Native American, People with Disabilities, Women, and Young Professionals. Additionally, we’ve continued to host “Let’s Talk About It” sessions for employees to engage in complex conversations, gain an understanding of our DEI goals, and evolve. We continue to work toward infusing DEI into all of our programs and activities, both internally and externally and throughout our culture.

We believe in the importance of corporate philanthropy and giving back to the communities in which we operate. The Company looks to support charitable causes within our key market areas. We support the communities we serve through lending, investments, services and charitable giving, including through the New York Community Bank Foundation, the Richmond County Savings Foundation, and the Flagstar Foundation. Since 2000, the New York Community Bank Foundation and the Richmond County Savings Foundation have awarded more than $99.4 million combined in grants to more than 6,200 non-profits and community organizations throughout the Tri-State area supporting charitable causes such as health and human services, education, civic and community services, and arts and culture. We further reaffirmed our commitment to our communities in anticipation of the merger by making a $22.1 million contribution to the Company’s Flagstar Foundation. The Flagstar Foundation looks to provide grants to nonprofit organizations and support charitable causes that align with our corporate philanthropy priorities of arts and culture, workforce readiness and financial capability within the communities we serve. Since its creation in 2017, the Flagstar Foundation’s total contributions have been over $10 million.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

The Company was certified by the Cities for Financial Empowerment Fund as meeting the Bank On National Account Standards for 2021 – 2022. Bank On-certified accounts promote financial inclusion for the underbanked and unbanked consumers through standard account features that are low-cost, with robust transaction capabilities. Additionally, a Spanish-language version of the www.myNYCB.com website and its direct banking website www.MyBankingDirect.com were launched to meet the needs of our customer base.

The Company’s wholly-owned subsidiary, Flagstar Bank, N.A., is a leading multifamily mortgage portfolio lender. While a significant share of the multifamily mortgage loans we originate are for properties in New York and New Jersey, where rent-regulated apartment buildings are a predominant housing type, the Bank is also a leading multifamily mortgage portfolio lender in Ohio, Florida, and Arizona. The Bank originated multifamily loans that were primarily secured by non-luxury residential apartment buildings that feature rent-regulated units and below-market rents.

Many of the neighborhoods in which the Bank originates multifamily loans can be considered areas of naturally occurring affordable housing. In the last 11 years, the Bank’s multi-family lending in these neighborhoods, primarily in low- and moderate-income areas, represented 46% of total originated loans and 54% of total originated loan amount. In New York City where the Bank originates a significant share of multi-family loans, 56% of the number of loans and 59% of total loan amount were originated in neighborhoods containing naturally occurring affordable housing more often found in low- and moderate-income areas.

In 2022, the Company and the National Community Reinvestment Coalition (NCRC) announced the Company’s commitment to provide $28 billion in loans, investments, and other financial support to communities and people of color, low-and moderate-income (LMI) families and communities, and small businesses. The agreement includes $22 billion in community lending and affordable housing commitments and $6 billion of residential mortgage originations to underserved and LMI borrowers and in LMI and majority-minority neighborhoods over a five-year period.

The Community Reinvestment Act (CRA) of 1977 encourages certain insured depository institutions to help meet the credit needs of the communities in which they are chartered, including low- and moderate-income neighborhoods, consistent with the safe and sound operations of such institutions. The Bank’s CRA program contributed nearly $3.4 million annually to community organizations.

The Company’s approach aims beyond simply investing—we work to find sustainable solutions. Our employees volunteer their expertise and time in support of our communities. In 2022, our employees, despite the continuing impact of the coronavirus pandemic, volunteered more than 8,000 hours at community organizations. Employees participated in more than 1,000 community events across the communities we serve. In addition, the Bank provides multiple down payment assistance programs, specialty mortgage programs that invest in our communities (CRA focused) and Federal Home Loan Grant programs. In its most recent review of the Bank’s community reinvestment activities, the Comptroller of the Currency, the Bank’s primary regulator, gave the Bank an Outstanding rating, the highest available.

Our Supplier Diversity strategy to increase our partnership with diverse-owned businesses is another initiative that helps us innovate, create value, and puts us at a competitive business advantage, all while giving back to the community. To support this, in 2022 the Company hired a full-time manager to focus solely on this topic.

We also continue to provide tools, resources and support to promote employees’ financial, emotional and physical well-being. Additional details on the Company’s focus on diversity, equity, and inclusion as well as wellness are included in the Human Capital section below.

Our executive leadership and Board of Directors oversee and advance our ESG strategy and initiatives. For example, the Nominating Committee of the Board of Directors oversees various Company ESG activities, including reviewing and monitoring ESG programs. In addition, a number of teams and senior leaders contribute to the oversight of different areas such as sustainability, community investing, talent and diversity, ethics and business practices, remuneration, and risk.

The Risk Assessment Committee of the Board of Directors provides oversight of the Company’s Independent Risk Management function and reviews the Company’s risk policies and frameworks, including with respect to environmental and social risks, incorporating climate risk into our Company risk appetite policy. As part of these initiatives, the Board in 2022 authorized the issuance of the Company’s first Task Force on Climate-Related Financial Disclosures (TCFD) report. The TCFD report summarizes the initial progress we have made, and future enhancements, towards the organization’s goal of appropriately incorporating climate risk identification management into the organization’s overall business strategy. A full copy of the TCFD report can be found at https://ir.mynycb.com/corporate-governance/esg/default.aspx. For more information regarding the Company’s management of environmental and social risks, please see page 11 of Item 1 of Part I and page 40 of the “Risk Factors” section of the Company’s Annual Report on Form 10-K.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

In 2022, we announced changes and appointments to our Board of Directors, resulting in a composition where out of fourteen members three identify as female, two identify as Asian, and one identifies as both African American and Asian. The changes and larger size of the Board of Directors were a direct result of the Company’s merger with Flagstar Bancorp, Inc.

Additional information regarding our ESG programs and initiatives is available on our website at www.flagstar.com/esg. Information on our website, including legacy Flagstar’s past ESG reports or sections thereof as well as our TCFD report, are not wholly incorporated by reference into this proxy.

At December 31, 2022, our workforce included 7,631 employees.

We believe our employees are among our most significant resources and that our employees are critical to our continued success. We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations. We pay our employees competitively and offer a broad range of benefits, both of which we believe are competitive with our industry peers and with other firms in the locations in which we do business. Our employees receive salaries that are subject to annual review and periodic benchmarking. Our benefits program includes a 401(k) Plan with an employer matching contribution, healthcare and other insurance benefits, flexible spending accounts and paid time off. Many of our employees are also eligible to participate in the Company’s equity award program, which aligns employee compensation with shareholder interests.

We are proud to maintain a diverse and inclusive workforce that reflects the demographics of the communities in which we do business. Our Company recognizes that the talents of a diverse workforce are a key competitive advantage. To increase diversity within out talent pool, we work with professional associations, colleges and universities and non-profits to deepen our understanding and better position the organization to recruit and retain talent within the Asian, Black, Latino, LGBTQ+ communities, people with disabilities, neuro-diverse individuals, and talent from other under-represented communities.

We strive to create and foster a supportive environment for all of our employees and are proud to share our business success with individuals whose cultural and personal differences create a more innovative and productive workplace. We engage in significant outreach to veterans, women and minorities in our recruiting efforts, and our policies and practices reflect our commitment to diversity and inclusion in the workplace.

None of our employees are represented by a collective bargaining agreement. We believe our employee relations to be good.

Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a code of conduct that sets standards for appropriate behavior and all employees are required to complete annual training that focuses on preventing, identifying, reporting and stopping any type of unlawful discrimination.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

The following tables and graphs illustrate the ethnic and gender diversity of the Company’s executives, managers and employees as of December 31, 2022 (by gender and racial/ethnic diversity):

Gender, race and ethnic identity of our Executives and Managers, as otherwise known or provided voluntarily[1]

Year	Female	Male	Hispanic	White	Black	Native Hawaiian or Pacific Islander	Asian	American Indian or Alaskan Native	Two or More Races

2022*	1,027	627	149	1,153	171	5	137	6	25

Gender, race and ethnic identity of our Employees, as otherwise known or provided voluntarily[1]

Year	Female	Male	Hispanic	White	Black	Native Hawaiian or Pacific Islander	Asian	American Indian or Alaskan Native	Two or More Races

2022*	5,026	2,605	757	4,700	1,129	20	772	33	118

*	Data show in tables represents the consolidated demographic representations for full-time and part-time employees of the entire Company, including Flagstar Bank and former New York Community Bank).
[1]	Gender, race, and ethnic identity of our employees, managers and executives, as otherwise known or provided voluntarily.
**	Management defined to include employees at the level of Vice President and above.
Data	based on information included on Equal Opportunity Employment Employer Information Report EEO-1. (2022).

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Board, as stewards of shareholder interests, is committed to maximizing long-term shareholder value creation and to maintaining sound corporate governance principles consistent with current rules and practices. Under the leadership of the Nominating and Corporate Governance Committee, we have concentrated significant efforts and resources on ensuring that our overall corporate governance practices serve the best interests of the Company and its various constituencies, focusing on the changing needs for financial institutions in the current regulatory environment and have taken into consideration the governance policies and practices of our peers.

The Board of Directors maintains a Risk Assessment Committee comprised of independent directors to assist the Board, together with the other Committees of the Board, in overseeing and reviewing information regarding our enterprise risk management programs, risk exposure, and risk governance policies and practices. See page 22 for a description of the committee.

Certain governance policies and practices in effect during 2022 include:

✓	Majority of Independent Directors;

✓	Majority Voting for Directors Nominees;

✓	Proxy Access for Shareholders;

✓	Independent Presiding Director;

✓	Annual Board & Committee Evaluations;

✓	Claw Back Provisions for Executive Compensation Programs;

✓	Board Member and Executive Minimum Share Ownership;

✓	Anti-Pledging and Hedging;

✓	No Poison Pill;

✓	Diversity Policy;

✓	Codes of Professional Conduct for Directors, Officers, and Employees;

✓	Code of Business Conduct and Ethics;

✓	Anti-Harassment and Anti-Retaliation Policies; and

✓	Statement of Vendor Principles.

The Board-adopted Corporate Governance Guidelines are available on the corporate governance page of the Investor Relations portion of our Company’s website, www.ir.mynycb.com, and also are available in print to any shareholder who requests a copy. These guidelines address, among other matters, the qualifications and responsibilities of directors; functions of the Board and Board committees; director compensation, training, and performance evaluations; and management performance evaluations and succession.

DIRECTOR INDEPENDENCE

The Board has determined that 10 of our 14 directors are “independent” within the meaning of the rules of the New York Stock Exchange including: Hanif “Wally” Dahya, Leslie D. Dunn, Toan C. Huynh, Marshall J. Lux, Lawrence Rosano, Jr., Ronald A. Rosenfeld, Lawrence J. Savarese, Peter H. Schoels, David L. Treadwell, and Jennifer R. Whip. Additionally, the Board has determined that each of the members of the Audit, Nominating and Corporate Governance, and Compensation Committees are independent in accordance with the listing standards of the NYSE and, in the case of the members of the Audit Committee, the rules of the SEC. In determining the independence of its members, the Board broadly considers all facts and circumstances it deems to be relevant and does not limit such review to a specific set of categorical independence standards. Such determinations are made not merely from the standpoint of the director, but also from that of persons or organizations with whom or which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

CORPORATE GOVERNANCE

In arriving at its conclusions with respect to the directors named above, the Board determined that the directors had no material relationships (as such term is defined under the listing standards of the NYSE) with the Company either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Director Rosano is a principal in, and has an ownership interest in, an organization that maintains a lending relationship with the Bank. In addition, Ms. Whip serves on the board of directors of two organizations that maintain lending relationships with the Bank. Mr. Rosano and Ms. Whip have fully disclosed such relationships to the Board, and the Board has determined that the subject loans do not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons. Each of the loans is fully performing in accordance with its terms. Accordingly, these lending relationships maintained by the Bank would not be inconsistent with a determination that either Mr. Rosano or Ms. Whip is an independent director of the Company.    Further, Director Rosano possesses significant knowledge of, and is a principal in companies that actively participate in, the New York metropolitan area real estate market, where the Bank currently conducts significant portions of its lending business and Ms. Whip provides broad experience in housing finance, strategic initiatives and risk management bringing varied perspective to the Board’s oversight over these principal business areas.

BOARD LEADERSHIP STRUCTURE

The Company currently relies on an efficient and balanced leadership structure, with Mr. DiNello serving as Non-Executive Chairman, Mr. Dahya serving as the independent Presiding Director and Mr. Cangemi serving as President and Chief Executive Officer (“CEO”). Generally, the structure is intended to be a synergistic one, with Messrs. DiNello, Dahya, and Cangemi working closely together on governance and other Board-level issues.

The Company does not have a formal policy with respect to the separation or combination of the offices of Chairman of the Board and CEO. Rather, the Board has the discretion to combine or separate these roles as it deems appropriate from time to time, which provides the Board with the necessary flexibility to adjust to changed circumstances, such as the consummation of the merger with Flagstar Bancorp, Inc., in which the Board agreed to assign the role of Non-Executive Chairman of the Board to Flagstar’s former President and CEO Alessandro P. DiNello for a period of two years from the closing date of the Flagstar merger after which the position of Chairman would revert to Mr. Cangemi, who will then become Chairman, President and CEO. The Board has determined that it currently is in the best interests of the Company that separating the roles of Non-Executive Chairman and the President and CEO allows the CEO to devote the requisite significant time to, and focus on, managing our business and maintaining our financial strength.

In the position of Presiding Director, Mr. Dahya functions as a Lead Independent Director, identifying strategic priorities to be discussed by the Board, overseeing the Board’s functioning, and helping to ensure that the Board fulfills its stewardship role. The Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at all Board meetings at which the Non-Executive Chairman is not present, presides over periodic executive sessions of the Board in which management directors and other members of management do not participate, and is responsible for coordinating the annual self-evaluations of the members of the Board. Additionally, the Presiding Director is available for consultation and communication with shareholders as part of the Board’s shareholder outreach program. As a result, the Presiding Director provides a source of Board leadership complementary to, collaborative with, and independent of the leadership of the Non-Executive Chairman and the President and CEO, which promotes best practices and high standards of corporate governance.

As President and CEO, Mr. Cangemi plays a central role in establishing and communicating the Company’s goals and strategies while also carrying out many critical leadership functions in our day-to-day operations. Mr. Cangemi frequently meets and confers with Mr. Dahya and Mr. DiNello and other members of the Board of Directors, whose expertise and counsel provide for a sound and effective governance framework. As Non-Executive Chairman of the Board, Mr. DiNello presides at all Board meetings, having no greater nor lesser vote on matters considered by the Board than any other director and sharing the fiduciary obligations of all our directors to serve the best interests of our shareholders.

Some of the respective duties and responsibilities of the Non-Executive Chairman and Presiding Director include:

Non-Executive Chairman of the Board:	✓ Calls Board and shareholder meetings
✓ Presides at Board and shareholder meetings
✓ Approves Board meeting schedules, agendas, materials, subject to the approval of the Presiding Director

CORPORATE GOVERNANCE

Presiding Director:	✓ Presides at Board meetings in the Non-Executive Chairman’s absence or when otherwise appropriate
✓ Acts as a liaison between independent directors and the President and CEO
✓ Presides over executive sessions of independent directors
✓ Engages and consults with major shareholders and other constituencies, where appropriate
✓ Provides advice and guidance to the CEO on executing long-term strategy
✓ Guides the annual performance review of the President and CEO
✓ Advises the CEO of the Board’s information needs
✓ Has the authority to call for a Board meeting or a meeting of independent directors
✓ Guides the self-assessments of the Board and Board Committees
✓ Approves agendas and adds agenda items for Board meetings and meetings of independent directors

Committee Chairs – All of the Company’s Board Committee chairpersons are independent and are appointed annually by the Board. They approve agendas and materials for their respective committee meetings and serve as the liaisons between committee members and the Board and between committee members and senior management.

BOARD’S ROLE IN RISK OVERSIGHT

Risk Governance – Management of risk is important to the success of our operations and business strategies and our Board devotes significant attention to the oversight of risks inherent in our banking business, including, but not limited to, credit, interest rate, liquidity, price, operational, strategic, compliance and reputational risks.

The Board reviews the key risks associated with the Company’s strategic plan annually and regularly throughout the year as part of its consideration of the strategic direction of the Company as well as regularly reviewing various Company’s risk management processes reporting and reviewing risks associated with specific business units and corporate functions.

While the Board of Directors as a whole is responsible for risk management oversight, management is responsible for the day-to-day management of the risks faced by the Company. As part of our risk oversight processes, our Chief Risk Officer reports to the Risk Assessment Committee; the Chairman of the Board’s Risk Assessment Committee meets regularly with management to discuss the risks facing the Company and strategies to address these risks; and senior members of management attend Board meetings and are available to address questions or concerns raised by the Board on risk management and other matters.

In carrying out its responsibilities in this area, the Board has delegated important duties to its committees. The Risk Assessment Committee has responsibility to oversee the functioning of the Company’s enterprise risk management program and to ensure that risk is appropriately identified, measured, mitigated, monitored, and reported within approved governance structures. Among its duties, the Risk Assessment Committee reviews with management Company policies regarding risk assessment and management of risks that may be material to the Company, the Company’s system of disclosure controls and system of internal controls over financial reporting, the Company’s governance structure and processes, related person transactions, certain compliance issues and Board and committee structures, and the Company’s compliance with legal and regulatory requirements. The Chairman of the Risk Assessment Committee is independent and the Nominating and Corporate Governance Committee of the Board has determined that he has the requisite risk experience for such position.

CORPORATE GOVERNANCE

Additionally, the Board’s other Committees, including the Technology Committee, Credit Committee, and Audit Committee, have other important risk oversight functions involving, among other things, ensuring the Company’s operations are maintained in according with the Board approved Risk Appetite Statement.

Information Security – Our management devotes significant time and attention to protecting the information we maintain, including our customer’s sensitive information, and the Board of Directors requires regular reporting regarding our information security controls. Information security breaches and other cybersecurity events can lead to significant financial losses and reputational harm to a breached company, and information security, including cybersecurity, is a high priority for our Company.

The Board’s Risk Assessment Committee and Technology Committee are actively involved in oversight of the Company’s cybersecurity risks, remaining actively engaged in overseeing the Company’s processes for identifying, assessing, monitoring, and managing cybersecurity risk. Accordingly, we continue to develop policies and utilize technology to protect our information and that of our customers from cyberattacks or other corruption or loss. Our Chief Information Security Officer (our “CISO”) is responsible for developing, implementing, and maintaining an effective information security program, which includes a multitude of techniques to secure our operations and proprietary information, such as the performance of risk assessments for the purpose of identifying and documenting risks and mitigating controls, network monitoring, access controls, and utilization of dedicated security personnel and consultation with third-party experts when necessary. The Chief Information Security Officer provides regular and, when appropriate, operational reports to the Risk Assessment Committee, the Technology Committee, and information security training to all Board members.

The information security program is subject to independent testing and relies upon industry standards, such as the Federal Financial Institutions Examination Council’s Cybersecurity Assessment framework, to gauge the program’s maturity level, and other evolving standards. The Board, directly and through the Risk Assessment and Technology Committees, actively oversees management’s efforts to maintain and enhance our cybersecurity practices, reviewing and approving information security policies and programs, including those relating to cybersecurity, security risk assessment, security strategies, disaster recovery, business continuity, and incident response plans. The CISO conducts training and awareness programs for the Board to ensure that the Board remains aware and informed of information security incidents and response plans.

The Audit Committee is responsible for overseeing the Internal Audit Department’s testing of the design and operational effectiveness of our cybersecurity controls and for monitoring our cybersecurity program under the Audit Committee’s risk oversight responsibilities as it relates to financial controls. Regular reporting on cybersecurity is provided to both the Risk Assessment and Technology Committees as well as the Board. The Audit Committee serves a key role in managing our risk through oversight of the external and internal audit functions, which test the adequacy of internal controls and the financial reporting process. The Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues, and accounting and legal matters.

Finally, the Compensation Committee has responsibility for overseeing certain risks in the Company’s incentive compensation practices and has authority to conduct annual reviews of such compensation arrangements and practices to ensure that they do not encourage inappropriate risk-taking. The Compensation Committee also oversees succession planning for possible successors to the position of Chief Executive Officer and planning for other key senior management positions. The Compensation Committee receives regular reports concerning the Company’s incentive compensation programs and has concluded that the Company’s current compensation arrangements do not encourage inappropriate risks.

In performing these risk oversight functions, the Risk Assessment, Technology, Audit, and Compensation Committees of the Board each have full access to management in the Enterprise Risk Management, Information Security, and Internal Audit areas and in other first and second line functions within the Company, as well as the ability to engage advisors. Each committee reports to the full Board and works with all members of the Board to fulfill its risk oversight objectives. Key members of management maintain regular dialogue with members of our Board and regular reporting to the Risk, Technology, and Audit Committees, as well as the whole Board, regarding various operational, lending, financial, and other issues and actions.

The entire Board reviews and approves, on an annual basis, all significant policies that address risk within our consolidated organization, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. The Board monitors risk through, among other things, reports received on a monthly or more frequent basis from management.

CORPORATE GOVERNANCE

OTHER GOVERNANCE PRACTICES

Majority Voting in Director Elections – Our Certificate of Incorporation requires that nominees for Director in uncontested elections receive a majority of the votes cast in respect of their election as directors. If an election is uncontested, each of our director nominees has agreed to tender his or her irrevocable contingent resignation if he or she is not elected by a majority of votes cast by shareholders. The Board’s Nominating and Corporate Governance Committee will promptly consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. Our Board is expected to act on the Nominating and Corporate Governance Committee’s recommendation within ninety days of the applicable shareholder meeting and will then publicly disclose its decision.

Shareholder Rights Plan – We do not have a shareholder rights plan and are not currently considering adopting one.

Corporate Governance Guidelines – Our Corporate Governance Guidelines formalize certain of the Company’s and the Board of Directors’ existing governance policies and practices with respect to board membership; leadership; roles, procedures and practices; committees; and executive officer evaluations, compensation and succession and also address the governance policies discussed below. These Corporate Governance Guidelines are available on the Company’s website (www.myNYCB.com) under Investor Relations.

Board Self-Evaluations – The Board of Directors annually assesses its effectiveness and the effectiveness of its committees. The independent Presiding Director coordinates the evaluation of the Board as a whole and its committees.

Proxy Access – Our amended and restated Bylaws permit a shareholder, or a group of up to 20 shareholders, that owns three percent or more of the Company’s common stock continuously for at least three years, to nominate and include in the Company’s proxy materials candidates for election as directors. Such shareholder(s) or group(s) of shareholders may nominate up to the greater of two individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the eligibility, notice, and other requirements specified in the Bylaws.

Code of Business Conduct and Ethics – The Company maintains a Code of Professional Conduct, applicable to all Company and Bank employees, which sets forth requirements relating to ethical conduct, conflicts of interest, and compliance with the law. The Code of Professional Conduct requires that the Bank’s employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s and the Bank’s best interests. The CEO, Chief Financial Officer and Chief Accounting Officer are bound by the Code of Professional Conduct as well as our Code of Business Conduct and Ethics for the CEO, Chief Financial Officer and other senior financial officers. Copies of both Codes, which also apply to the directors of the Company, are available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.ir.mynycb.com, and are available in print to any shareholder who requests a copy.

Stock Ownership Policy – The Company maintains a Stock Ownership Policy which is intended to align the interests of senior executives and non-executive directors of the Company with the interests of the Company’s shareholders, and to support sound risk management by requiring each of them to attain and maintain a target level of stock ownership. The target level of stock ownership in the Company that each must attain and maintain shall differ depending on the applicable officer’s or director’s category and is expressed, for the year being measured, as a multiple of annual base salary for executives and as a multiple of annual retainer for non-executive directors. For the CEO, the multiple is six times base salary, for senior executives (including the NEOs), the multiple is four times base salary, and for the non-executive directors, the multiple is five times the annual retainer exclusive of any compensation for committee fees, meeting fees, and leadership roles.

Executive Sessions of the Board – In 2022, the Board met 13 times in executive session with the CEO and former COO present and, in keeping with the Company’s Corporate Governance Guidelines, met four times in executive session with no members of management present.

Board Diversity and Tenure – The Nominating and Corporate Governance Committee has a commitment to diversity, and is guided by the Company’s diversity philosophy in its review and consideration of potential director nominees. In this regard, the Board and the Committee view diversity holistically. As required under the Company’s Corporate Governance Guidelines, the Committee has adopted criteria to be used in evaluating candidates for Board membership, under which the Board and the Committee consider:

➢	Whether the individual meets the requirements for independence;
➢	The individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment;
➢	The individual’s understanding of the Company’s business and markets;

CORPORATE GOVERNANCE

➢	The individual’s professional expertise and experience;
➢	The individual’s educational and professional background; and
➢	Other characteristics of the individual that promote diversity of views and experiences, including diversity with respect to gender, age, race and ethnicity.

The Board of Directors has directed that the Nominating and Corporate Governance Committee seek to add qualified members who represent diverse backgrounds, including women and candidates who, among other things, are from racial minority communities. The Board expects that, as changes occur in its membership, the Committee will bring forward nominees representing such diverse backgrounds.

As a result of the consummation of the Company’s merger with Flagstar Bancorp, Inc., the Board amended the Company’s Bylaws to fix the size of the Board at 14 members, of which there currently are (i) eight directors come from the legacy Company Board (before the Flagstar merger), which include the Company’s CEO Thomas R. Cangemi, Hanif M. Dahya, Leslie D. Dunn, Marshall J. Lux, Lawrence Rosano, Jr., Ronald A. Rosenfeld, Lawrence J. Savarese, and Robert Wann; (ii) one new director, James J. Carpenter, the former Chief Lending Officer of the Company, who retired in December 2019 and subsequently served as a consultant for the Company and the Bank; and (iii) five directors from the legacy Flagstar Bancorp Board, including the former CEO of Flagstar Alessandro P. DiNello, who serves as the Non-Executive Chairman of the Company Board of Directors, Toan C. Huynh, Peter H. Schoels, David L. Treadwell, and Jennifer R. Whip.

The Board has not established any specific minimum qualifications for nominees to the Board and evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of members who will best enhance the Company’s success and represent shareholder interests through the exercise of sound judgment and the application of its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in, and contributions, to the activities of the Board. In addition, the Committee considers whether the Board has specific needs for certain skills or attributes at a given time (for example, financial or chief executive officer experience). Other criteria for Board membership are set forth in the Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter, copies of which are available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.ir.mynycb.com, and are available in print to any shareholder who requests a copy.

Our current Board members have an average tenure of six years and the Boards’ composition reflects its desire to maintain a diversity of new and longer-term representation. Our Board believes that director tenure, like other governance factors, should be tailored to the Company’s unique governance needs and challenges. Long-tenured directors can offer significant benefits in the governance of the Company due to the deep knowledge of our business and functioning they acquire through years of service. They provide continuity and stability at the highest governance level, as well as historical perspectives that are indispensable in determining the Company’s strategic vision. Long-tenured directors maintain significant institutional knowledge and offer stability. In addition, due to their historical knowledge of the Company, long-tenured directors can be particularly well suited to exercise Board-level influence and to provide an effective challenge mechanism when required. Over the course of time, in addition to their stature, long-tenured directors develop important working relationships with other Board members and management, resulting in effective collaboration in carrying out the Company’s objectives and management oversight.

Our Bylaws provide that, unless otherwise determined by a majority of the disinterested members of the Board, no person may be elected, appointed, or nominated as a director after December 31 of the year in which such person attains the age of 75. Based upon, among other things, the significant experience, knowledge, and value they offer the Board, the Board has previously and unanimously determined to exempt certain members from this retirement age requirement.

CORPORATE GOVERNANCE

BOARD COMMITTEES

The Board conducts its business through periodic meetings and through the activities of its committees. In 2022, the Board held nine regular monthly meetings, four special meetings, and the various standing committees of the Board met another 25 times, for an aggregate of 38 meetings. All directors of the Company attended at least 75% of the aggregate number of meetings of the Board and committees on which such directors served during their tenure as a director in fiscal year 2022. Board members are expected to make reasonable efforts to attend all Board meetings and all meetings of the Board committees on which they serve. Absences are excused only for good cause.

The Board has six standing committees as follows: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee, (iv) Risk Assessment Committee, (v) Technology Committee and (vi) Executive Committee. Each committee has a written charter adopted by the Board, which contain detailed lists of the respective Committees duties and responsibilities. Charters for the Audit, Compensation, and Nominating and Corporate Governance Committees can be found on the Investor Relations portion of the Company’s website at www.ir.mynycb.com, and are available in hardcopy to any shareholder who requests them. Each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the SEC.

CORPORATE GOVERNANCE

The following table presents the membership of our Board members on the various Board committees as of April 4, 2023:

Director[2]

James J. Carpenter

Hanif “Wally” Dahya

Leslie D. Dunn

Toan C. Huynh

Marshall J. Lux

Lawrence Rosano, Jr.

Ronald A. Rosenfeld

Lawrence J. Savarese*

Peter H. Schoels

David L. Treadwell#

Robert Wann

Jennifer R. Whip

Thomas R. Cangemi

Alessandro P. DiNello†

Meetings Held in 2022	8	5	4	6	2	0	26

(1)	All Company Board Committees are replicated at the Bank level. Additionally, the Bank Board maintains a Credit Committee.
(2)	Prior to the consummation of the Flagstar Bancorp acquisition, Mr. Cangemi was Chairman of the Board and Messrs. Dahya and Savarese were the designated Risk Committee Experts.

Chairman of the Committee Member of the Committee
†	Non-Executive Chairman of the Board of Directors
*	Designated as Audit Committee Financial Expert
#	Designated as Risk Committee Expert

The Board and Board Committees met numerous times throughout 2022:

13 Board Meetings Communication between meetings as appropriate	4 Executive sessions of independent directors Led by Presiding Director	25 Meetings of Principal Standing Committees	26 Meetings of Specific Purpose Committees

CORPORATE GOVERNANCE

A description of the nature and purpose of each of the Board committees follows. Copies of the Committee Charters are available on the corporate governance pages within the Investor Relations portion of the Company’s website at www.ir.mynycb.com.

Audit Committee

Members:

Lawrence J. Savarese (Chair)

Hanif “Wally” Dahya

Leslie D. Dunn

Marshall J. Lux

David L. Treadwell

Jennifer R. Whip

The Board of Directors has determined that Mr. Savarese is an “audit committee financial expert” under the rules of the SEC.

Meetings held in 2022: 8

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities, including with respect to review and, as applicable, approval of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with applicable legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and independent auditors; (5) the system of internal controls relating to financial reporting, accounting, legal compliance, and ethics established by management and the Board; and (6) the Company’s internal and external auditing processes.

This Committee meets with the Company’s and the Bank’s internal auditors to review the performance of the internal audit function.

Compensation Committee

Members: Leslie D. Dunn (Chair) Hanif “Wally” Dahya Lawrence Rosano, Jr. Lawrence J. Savarese Jennifer R. Whip Meetings held in 2022: 5

This Committee meets to establish compensation for the executive officers and to review the Company’s incentive compensation programs when necessary. (See Compensation Discussion and Analysis beginning on page 29 for further information on the Company’s processes and procedures for the consideration and determination of executive and director compensation.)

Consistent with SEC disclosure requirements, the Compensation Committee has assessed the Company’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Although the Compensation Committee reviews all compensation programs, it focuses on the programs with variability of payout, the ability of a participant to directly affect payout, and the controls on participant action and payout.

Based on the foregoing, we believe that our executive compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee.

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee

Members: Hanif “Wally” Dahya (Chair) Leslie D. Dunn Ronald A. Rosenfeld Lawrence J. Savarese Peter H. Schoels David L. Treadwell Meetings held in 2022: 4

The Committee considers and recommends the nominees for director to stand for election at the Company’s Annual Meeting of Shareholders.

The Nominating and Governance Committee is responsible for recommending to the Board the qualifications for Board membership, identifying, assessing, and recommending qualified director candidates for the Board’s consideration, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight of the Company’s corporate governance practices and policies, including an effective process for shareholders to communicate with the Board. The Committee is composed entirely of independent directors as defined by the NYSE Corporate Governance Standards and operates under a written charter.

Additionally, the Committee is responsible for assisting the Board in fulfilling oversight responsibilities with respect to environment, health and safety, corporate social responsibility, sustainability, philanthropy, reputation, diversity, equity and inclusion, community issues, human capital, public policy matters, and other ESG-Social related initiatives.

The Committee’s role in, and process for, identifying and evaluating prospective director nominees is described herein and above in Board Diversity and Tenure. See also Procedures for Shareholders to Recommend Directors. In addition, the Committee makes recommendations to the Board concerning director independence, Board committee assignments, committee chairman positions, Audit Committee financial experts, the financial literacy of Audit Committee members, and Risk Assessment Committee risk management experts.

Risk Assessment Committee

Members:

David L. Treadwell (Chair)

James J. Carpenter

Toan C. Huynh

Marshall J. Lux

Lawrence Rosano, Jr.

Ronald A. Rosenfeld

Robert Wann

Jennifer R. Whip

The Board of Directors has determined that Mr. Treadwell is a “risk management expert” under the enhanced prudential standards of the Dodd-Frank Act.

Meetings held in 2022: 6

The Risk Assessment Committee has been appointed by the Company’s Board of Directors to assist the Board in fulfilling its responsibilities with respect to oversight of the Company’s risk management program, including as it relates to the risk appetite of the Company and the policies and procedures used to manage various risks, including credit, market, interest rate, liquidity, legal/compliance, regulatory, strategic, operational, reputational, and certain other risks. The Risk Assessment Committee enhances the Board’s oversight of risk management activities at the Company through active and frequent engagement.

The Risk Assessment Committee’s role is one of oversight, recognizing that management is responsible for designing, implementing, and maintaining an effective risk management program. The Company’s departmental managers are the first line of defense for managing risk in the areas for which they are responsible. As a second line of defense, the Company’s Chief Risk Officer provides overall leadership for several important independent risk management functions, including: information security and cyber security, Company-wide enterprise risk, operational risk, compliance risk and model risk management frameworks, that are focused on risk identification, risk measurement, risk monitoring, risk mitigation, risk reporting and escalation. The Chief Risk Officer also works closely with the Enterprise Chief Compliance Officer to provide oversight of various compliance matters, including with respect to consumer regulatory compliance, the Bank Secrecy Act and anti-money laundering laws and regulations.

At each regularly scheduled meeting of the Risk Assessment Committee, the Committee receives a report from the Chief Risk Officer with respect to the Company’s approach to the management of risks, including the implementation of various risk management frameworks and highlights of the Company’s risk mitigation efforts. On a quarterly basis, the Risk Assessment Committee receives detailed risk reports from the Chief Information Security Officer and the Director of Internal Loan Review.

The Risk Assessment Committee responsibilities also include oversight of the Company’s capital and stress testing program as required under the applicable rules and regulations of the Dodd-Frank Act and, more recently, to oversee the Company’s climate risks and related ESG-Climate initiatives.

CORPORATE GOVERNANCE

Technology Committee

Members: Marshall J. Lux (Chair) Thomas R. Cangemi Hanif “Wally” Dahya Alessandro P. DiNello Toan C. Huynh Peter H. Schoels Robert Wann Meetings held in 2022: 2

The Technology Committee has been appointed by the Company’s Board of Directors to assist the Board in fulfilling its responsibilities to ensure the availability, integrity, and confidentiality of Company, customer, and employee information and that cyber security is an integral aspect of the Company’s overall risk management strategies. The Committee’s main objectives include oversight with respect to the scope and effectiveness of the Company’s technology and cyber infrastructure and the development and implementation of policies, procedures, standards and technical measures to create an environment that minimizes exposure to cyber threats and recovery from adverse events.

The Committee’s principal role is one of oversight, recognizing that management is responsible for the design, implementation, and maintenance of an effective Cyber Security Management Program (“CSMP”). The Company’s Chief Information Officer (“CIO”) and the Chief Information Security Officer (“CISO”) provide overall leadership for the Company’s CSMP, including with respect to, among other things, selecting, purchasing, or operating computer systems or application software and hardware. The CIO and CISO jointly, and in consultation with the Committee Chair and the Company’s Chief Risk Officer, inform the Committee on matters relevant to the Committee’s purposes including, among other things, the Company’s technology operations software development project performance, technical operations performance, significant technology projects, technology architecture and significant technology investments, and cyber-security related developments. The Committee also reviews and approves related policies or recommends such policies for approval by the Board.

The Executive Committee of the Board was formed on December 1, 2022. The authority granted to the Executive Committee by the Board includes, during the interval between meetings of the Board, the exercise of the powers of the Board to act upon any matters which, in the opinion of the Non-Executive Chairman of the Board, should not be postponed until the next scheduled meeting of the Board and which are permitted to be taken by the Committee under applicable laws, the Company’s Amended and Restated Articles of Incorporation, or the Amended and Restated Bylaws of the Company. The members of the Executive Committee are Messrs. DiNello, Cangemi, and Dahya.

In addition to the above described committees of the Company Board, the Credit Committee of the Bank Board serves important governance functions in the lending businesses of the Company. The multi-family, commercial real estate, commercial and industrial, residential, consumer, warehouse, home-builder and other asset-based loans that the Bank originates all are made in accordance with loan underwriting policies and procedures approved by the Committee, which maintain active oversight of management’s loan origination, servicing, and collections processes. Committee members, who have significant experience in real estate and other lending businesses, apply their knowledge and expertise in key policy and risk-management decisions relating to these core business areas.

The authority of the Bank Board Credit Committee includes, among other things, oversight regarding the administration and implementation of loan policies, credit management policies and procedures, lending activities of the Bank’s specialty finance company subsidiary, oversight regarding the administration and implementation of commercial and industrial loan policies, review of the risks associated with loans approved by management, and the delegation of credit authority. Each member has expertise in relevant areas of commercial and residential real estate lending, commercial and industrial lending, lending risk, and the business of financial institutions.

The members of the Credit Committee are Messrs. Carpenter (Chair), Cangemi, Dahya, DiNello, Rosano, and Rosenfeld and Ms. Whip. The Credit Committee held 12 regular monthly meetings and 14 special meetings in 2022.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Board of Directors expects all directors to attend the Annual Meeting of Shareholders. All of the then-serving Board members of the Company attended the Annual Meeting of Shareholders held on June 1, 2022. Because the meeting was held in a virtual format, all Board members attended telephonically.

CORPORATE GOVERNANCE

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders and other parties interested in communicating directly with the Company by directing correspondence to any of the individuals listed below. Letters addressed to the Presiding Director will be opened by the Company’s Corporate Secretary, who will review them and forward a summary of such correspondence to the Presiding Director and, if applicable, the Board. If the Corporate Secretary determines that an item of correspondence relates to the functions of the Board or its committees, or otherwise requires their attention, he will direct the item itself to the Presiding Director or other Board members. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Presiding Director as provided above, and request copies of any correspondence.

How to contact us:

General Counsel & Corporate Secretary	New York Community Bancorp, Inc. 102 Duffy Avenue, Hicksville, NY 11801 Attention: General Counsel & Corporate Secretary
Investor Relations	New York Community Bancorp, Inc. 102 Duffy Avenue, Hicksville, NY 11801 Attention: Investor Relations IR@myNYCB.com
Board of Directors	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 102 Duffy Avenue, Hicksville, NY 11801
Presiding Director	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 102 Duffy Avenue, Hicksville, NY 11801 Attention: Hanif “Wally” Dahya, Presiding Director
Audit Committee of the Board of Directors	New York Community Bancorp, Inc. c/o Office of the Corporate Secretary 102 Duffy Avenue, Hicksville, NY 11801 Attention: Lawrence J. Savarese, Audit Committee Chairman

PROCEDURES FOR SHAREHOLDERS TO RECOMMEND DIRECTORS

It is the policy of the Nominating and Corporate Governance Committee to consider director candidates who appear to be qualified to serve on the Board and who are recommended by shareholders. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and if the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of its resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

a.	the name of the person recommended as a director candidate;

b.

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

c.	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

d.

the name and address of the shareholder making the recommendation, as they appear on the Company’s books; provided, however, that if the shareholder is not a registered holder of Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Common Stock;

CORPORATE GOVERNANCE

e.	a statement disclosing whether such shareholder is acting with, or on behalf of, any other person and, if applicable, the identity of such person; and

f.	such other information as the Company may require in accordance with its established nomination procedures then in effect.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received at the principal executive office of the Company not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Under the proxy access provisions of our Bylaws, eligible shareholders and/or shareholder groups were permitted to include shareholder-nominated director candidates in our proxy materials for the 2023 annual meeting of shareholders. No such proposals were received. For details about the process to include shareholder-nominated director candidates in our proxy materials, please see Additional Information – Proxy Access Nominations and refer to Article I, Sections 6, 7, and 8 of our Amended and Restated Bylaws. A copy of the Amended and Restated Bylaws of the Company are available, free of charge, in print to any shareholder who requests a copy.

BENEFICIAL OWNERSHIP

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth, as of April 4, 2023, the names of the nominees, continuing directors, and executive officers of the Company, their ages and, as applicable, the year in which he or she became a director and the year in which his or her term (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount and percentage of Common Stock beneficially owned by each director, by each named executive officer (as defined on page 29), and by all directors and executive officers as a group as of April 4, 2023.

Name	Age	Director Since	Shares of Common Stock Beneficially Owned (1) (2)		Percent of Class

Nominees (Whose Terms Would Expire in 2026):

Alessandro P. DiNello	68	2022	2,772,361	(3,4)	0.384%

Leslie D. Dunn	77	2015	55,118	(3,4)	0.008%

Lawrence Rosano, Jr.	70	2014	60,618	(3,4)	0.008%

Robert Wann	68	2008	2,256,001	(3,5)	0.312%

Directors Whose Terms Expire in 2024

Thomas R. Cangemi	54	2020	1,691,927	(3,4,5,6)	0.234%

James J. Carpenter	62	2022	681,992	(3,4)	0.93%

Hanif “Wally” Dahya	67	2007	221,716	(3,4)	0.031%

David L. Treadwell	68	2022	158,900	(3)	0.022%

Jennifer R. Whip	62	2022	84,169	(3)	0.012%

Directors Whose Terms Expire in 2025

Toan C. Huynh	47	2022	22,790	(3)	0.003%

Marshall J. Lux	63	2022	37,381	(3)	0.005%

Ronald A. Rosenfeld	83	2012	67,585	(3,4)	0.009%

Lawrence J. Savarese	66	2013	157,898	(3,4)	0.022%

Peter H. Schoels	49	2022	46,475	(3)	0.006%

Named Executive Officers Who Are Not Directors:

John J. Pinto	52	—	689,943	(3,5)	0.096%

Lee M. Smith	48	—	1,785,352	(3)	0.247%

Reginald E. Davis	60	—	357,936	(3)	0.050%

John T. Adams	60	—	194,226	(3,5)	0.027%

All directors and executive officers as a group (21 persons)			11,703,709		1.621%

(1)

Includes the following shares of common stock held directly: Mr. Cangemi: 1,112,414; Mr. Carpenter – 586,579; Mr. DiNello – 826,626; Ms. Huynh – 10,922; Mr. Lux – 25,513; Mr. Rosano: 44,208; Mr. Savarese: 117,426; Mr. Schoels – 34,607; Mr. Treadwell – 147,032; Mr. Wann: 1,706,692; Ms. Whip – 72,301; Mr. Adams – 99,614; Mr. Davis – 9; Mr. Pinto: 475,859; and Mr. Smith – 1,348,448.

(2)

Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted). Figures include all of the shares held directly and indirectly by directors and the Company’s executive officers, as well as the shares underlying stock awards that have been granted to, and are currently exercisable or exercisable within 60 days by, such directors and executive officers under the Company’s various stock-based benefit plans.

(3)

Includes the following shares of unvested restricted stock awards: Mr. Cangemi – 386,035; Mr. Carpenter – 11,868; Mr. Dahya – 16,972; Ms. Dunn – 13,910; Mr. DiNello – 15,480; Ms. Huynh – 11,868; Mr. Lux – 11,868; Mr. Rosano – 13,910; Mr. Rosenfeld – 13,910; Mr. Savarese – 16,972; Mr. Schoels – 11,868; Mr. Treadwell – 11,868; Mr. Wann – 11,868; Ms. Whip – 11,868; Mr. Adams – 54,483; Mr. Davis – 357,927; Mr. Pinto – 128,885; and Mr. Smith – 436,904.

(4)

Includes the following shares that are owned by spouses of the named nominees, continuing directors, and executive officers or are held in individual retirement accounts, trust accounts, custodian accounts, or foundation accounts for which the directors and the executive officers are deemed beneficial owners: Mr. Cangemi – 60,335; Mr. Carpenter – 76,246; Mr. Dahya – 204,744; Mr. DiNello – 1,930,255; Ms. Dunn – 41,208; Mr. Rosano – 2,500; Mr. Rosenfeld – 53,675; and Mr. Savarese – 23,500.

(5)

Includes the following shares held by the trustee of the New York Community Bancorp, Inc. Employee Savings Plan (“401(k)”): Mr. Cangemi – 133,143; Mr. Wann – 537,441; Mr. Pinto – 80,358; and Mr. Adams – 40,129 which include shares acquired in Messrs. Cangemi’s and Pinto’s accounts pursuant to dividend reinvestment.

(6)

Mr. Cangemi has pledged 515,729 shares of Common Stock pursuant to margin account arrangements. The margin balances outstanding, if any, pursuant to such arrangements may vary from time to time. All pledge obligations entered into before the adoption of the new policy on pledging stock are grandfathered for the duration of the pledge commitment. See page 38 for a summary of our policy on hedging and pledging of Common Stock.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION AND RELATED INFORMATION

I. COMPENSATION DISCUSSION AND ANALYSIS

A. INTRODUCTION

We are pleased to provide our shareholders with an overview of the compensation programs, process and specific compensation decisions for the following executive officers (our “named executive officers” or “NEOs”).

The composition of the NEO group for 2022 reflects the impact of significant developments during the year. Mr. Wann departed as an officer of the Company immediately prior to the closing of the Company’s merger with Flagstar Bancorp, Inc. on November 30, 2022 and Messrs. Smith and Davis joined the Company as officers upon the closing of the Flagstar merger on December 1, 2022. Neither Mr. Wann nor Messrs. Smith and Davis participated in the Company’s 2022 short- and long-term incentive programs. The 2022 NEOs include:

NEO	Title	Comments

Thomas R. Cangemi	President and Chief Executive Officer	Continuing NEO

John J. Pinto	Senior Executive Vice President and Chief Financial Officer	Continuing NEO

John Adams	Senior Executive Vice President and Director of Indirect Multi-Family Lending	Continuing NEO

Lee M. Smith	Senior Executive Vice President and President of Mortgage	Former Flagstar NEO effective 12/1/2022

Reginald E. Davis	Senior Executive Vice President and President of Banking	Former Flagstar NEO effective 12/1/2022

Robert Wann	Former Senior Executive Vice President and Chief Operating Officer	Former NYCB NEO until 11/30/2022

➢ Compensation Discussion and Analysis Roadmap

The Compensation Discussion and Analysis provides shareholders with important information regarding our executive compensation program, including the following:

✓	A summary of key business results and compensation decisions in 2022, including a discussion of the significance of our Flagstar transaction;

✓	A discussion of our 2022 say-on-pay advisory vote and our shareholder engagement process during 2022 and early 2023;

✓	An overview of our compensation philosophy;

✓	A discussion of the governance framework for our executive compensation decisions;

✓	A review of the process by which the Compensation Committee makes compensation decisions, including an overview of the timeline and the parties involved;

✓	A description of each element of our executive compensation program and its purpose;

✓	A discussion of the Compensation Committee’s 2022 incentive compensation decisions and the key factors that influenced those decisions; and

✓	An overview of other factors that affect our executive compensation program, including risk management and tax considerations.

B. EXECUTIVE SUMMARY

➢ A Transformative Transaction and Business Results

The Company executed on its strategic plan and delivered strong results in 2022. We posted record earnings and the closing of our transaction with Flagstar was transformative. The Flagstar merger accelerates our transition to a commercial bank model with a diversified loan portfolio and funding mix. As a combined company, we can execute our key strategic objective of becoming a top-tier regional bank with the potential for strong capital generation, robust

EXECUTIVE COMPENSATION

deposit growth opportunities, a diversified revenue stream, and reduced sensitivity to interest rate changes. By year-end 2022, we had grown from $60 billion in assets and 237 branches across four states at the beginning of the year to over $90 billion in total assets and 395 branches across nine states.

Throughout 2022, we made significant progress advancing our strategic goals toward a commercial bank model:

✓	Increased our commercial loan portfolio from less than 25% in 2021 to 33% of total loans at the end of 2022

✓	Reduced our focus on multi-family loans from 76% in 2021 to 55% of total loans at the end of 2022

✓	Held residential loans at 8% of total loans at the end of 2022

✓	Increased non-interest-bearing deposits to 21% of total deposits as compared to 9% before the Flagstar transaction was announced in April 2021

Our 2022 financial results reflected strong operating performance with record net income and solid earnings per share, excluding merger-related expenses. Our asset quality remained sound with key metrics comparing favorably to our regional bank peers and the industry generally. The selected financial highlights below provide a summary of our 2022 performance.

➢ Selected Financial Highlights

$90.1 Billion	$58.7 Billion	$617 Million	$1.26
Assets	Deposits	Net Income Available to Common Shareholders	EPS (Fully Diluted)

1.03%	14.60%	40.72%	10%
ROATA	ROATCE	Efficiency Ratio	Increase in Loan-Related Deposits

2.35%	9.78%	0.20%
Net Interest Margin	Tier 1 Risk-Based Capital	Non-Performing Loans/Total Loans

The foregoing metrics do not reflect our March 2023 acquisition of select Signature Bank deposits and loans, which further accelerates the execution of our strategic transformation. Management’s 2022 incentive compensation determinations were not influenced by the Signature Bank transaction.

➢ 2022 Executive Pay Decisions

✓	Base salary – Continuing NEOs adjustments averaged 8.3%, reflecting the Compensation Committee’s consideration of individual performance, evolving roles, market data and internal positioning.

✓

2022 short-term incentive plan (STIP) – Awards were earned at 109% of target based on the Plan’s two absolute metrics (budgeted operating earnings and return on average tangible assets) and a scorecard of strategic and qualitative factors.

✓

The Company’s incentive compensation plans include short-term cash awards under a Short-Term Incentive Plan (“STIP”) and long-term stock based awards under the Long-Term Incentive Plan (“LTIP“). For 2022, cash awards were granted under the 2022 STIP based on performance measures described below and performance- and time-based stock awards were granted under the LTIP for the three-year period (2022-2024).

EXECUTIVE COMPENSATION

✓

2022-2024 LTIP – Similar to long-term awards granted in prior years, the 2022-2024 LTIP provides our LTIP participants, including the NEOs, a combination of a fixed number of restricted stock awards (“RSAs”) vesting in three equal annual amounts and a fixed number of performance-based restricted stock units (“PBRSUs”) vesting at the end of a three-year period, based on performance of three equally weighted financial metrics: (1) three-year deposit growth; (2) relative earnings per share growth; and (3) relative return on Average Tangible Common Equity. Relative metrics are compared to a designated index of publicly-traded financial institutions with assets in the range of $30-$300 billion. For the 2022-2024 LTIP, awards were allocated 25% to RSAs and 75% to PBRUs.

✓	PBRSU awards for the 2020-2022 performance period were settled in shares reflecting overall performance at target-level performance.

➢ Our 2022 Say-on-Pay Advisory Vote and Shareholder Engagement

We are pleased that 91% of the votes cast on our say-on-pay advisory vote at the 2022 Annual Meeting were in favor of our executive compensation program. The Committee continues to work diligently to ensure that our executive incentive compensation program is consistent with our philosophy, market and best practices and the feedback we receive from our shareholders. The Committee will continue to monitor the results of the say-on-pay vote to ensure continued support for our incentive pay program among our shareholders.

Shareholder engagement is a continuous process for our Board and executive management. Our dialogue with shareholders is a critical element in the evaluation of our executive compensation program and corporate governance practices. We take the shareholder engagement process seriously and act based on the feedback that we receive. We recognize that accountability to our shareholders is the cornerstone of sound corporate governance and essential to the attainment of our business objectives. The Compensation Committee considers feedback received from shareholders and carefully reviews assessments from Institutional Shareholder Services, Glass Lewis, and other external sources. As part of our shareholder engagement program each year the Board and management contact the Company’s largest shareholders – generally representing more than 44% of shares outstanding – and requested that they participate in governance outreach calls with members of our Board of Directors. Participation by the shareholder representatives is voluntary and in recent years many have expressed the view that individual governance meetings are not necessary. Accordingly, our engagement with shareholders principally involves meetings, virtual conferences, and telephone calls with shareholder representatives by members of the Company’s senior executive management. We believe that our 2022 executive pay program reflected our continuing efforts to improve the alignment of pay and performance and our alignment with peer and industry practices.

C. OUR COMPENSATION PHILOSOPHY

Our approach to executive compensation is reflected in eight guiding principles that determine the structure of our executive compensation program:

✓	Support our strategic objectives and drive the creation of shareholder value through the attainment of positive business results.

✓	Place a significant portion of each executive’s total compensation at risk based on the Company’s short- and long-term performance on an absolute basis and relative to our peers.

✓	Link individual incentive opportunities to each executive’s role and capacity to contribute to positive results.

✓	Provide a balanced assessment of short-term performance that considers financial performance and a holistic view of individual and company performance.

✓	Link equity awards to performance over multi-year periods and provide retention incentives through vesting requirements.

✓	Be competitive in the market for executive talent and provide a means for the Company to attract and retain key executives.

✓	Align the interests of our executives with our shareholders by providing our executives with a meaningful equity stake in the Company.

✓

Maintain our executive pay program within a strong governance framework to ensure that our program does not provide incentives for our executives to take unnecessary or excessive risks that could compromise the value of our business.

EXECUTIVE COMPENSATION

D. THE GOVERNANCE FRAMEWORK FOR OUR COMPENSATION DECISIONS

All decisions on executive compensation are made within the context of a strong governance framework that helps ensure that the outcome is consistent with our compensation philosophy, the creation of shareholder value, and the safety and soundness of our banking operations. To that end, we use the following principles to guide the development and implementation of our executive compensation program:

➢ What we do

✓	We emphasize pay-for-performance with a significant majority of our NEO compensation directly linked to annual and long-term performance.

✓

Our long-term incentive program is equity based – with 75% of our NEOs’ award value granted in the form of PBRSUs that vest based on our three-year performance and 25% of award value granted as time-based RSAs, supporting stock ownership and retention.

✓	Our Target performance for the relative PBRSU metrics are set at the 55th percentile of the industry index to ensure that a target-level payout requires us to outperform the median.

✓	Our Compensation Committee consists of independent directors and the Committee engages an independent compensation consultant.

✓	We conduct shareholder outreach at the Board and management levels to help us evaluate our governance structure and executive compensation program.

✓	We design our executive compensation programs to discourage excessive risk-taking and we maintain significant internal controls to evaluate and manage risk.

✓	We submit our executive compensation to an annual say-on-pay vote in order to elicit regular feedback from stockholders.

✓	We have strong stock ownership guidelines for our NEOs and directors.

✓

We maintain a robust “clawback” policy that allows us to recapture amounts paid under our incentive compensation plans on the basis of financial results in the event that such results are found to be materially misstated.

➢ What we don’t do

✓	We do not reward subpar performance and incentive pay thresholds are set accordingly.

✓	We do not guarantee salary increases or annual bonuses.

✓

We do not allow our executives to hedge or pledge Company stock. (The Company grandfathered a limited number of pledge obligations that were in effect prior to our adoption of a formal no hedging/no pledging policy in April 2016.)

✓	We do not allow “single trigger” payouts under our employment and change-in-control agreements.

✓	We do not provide tax gross-ups when we enter into employment agreements with newly hired executives.

✓	We do not provide our executives with excessive perquisites or benefits.

✓	We do not permit repricing of stock options without prior shareholder approval.

E. OUR EXECUTIVE COMPENSATION DECISION MAKING PROCESS

☐ Key Participants

➢ The Compensation Committee

Our Compensation Committee, all the members of which are independent directors under NYSE listing standards, makes decisions on the compensation of our NEOs. This responsibility is discharged within the framework of a formal committee charter, which delegates a wide range of strategic and administrative issues to the Committee. Key among the Committee’s tasks is the development of, and monitoring of adherence to, the Company’s executive compensation philosophy. The Committee is responsible for ensuring that our plans and programs comply with all regulatory directives, including consideration of the risk profile of our compensation programs to ensure that such programs do not encourage unnecessary risk taking by participants. In addition, the Committee is charged with the annual administration of our senior

EXECUTIVE COMPENSATION

executive incentive compensation program, including the development of plan design, the selection of performance metrics, the designation of specific performance goals and award opportunities, and the certification of performance results. See, “Board Committees – Compensation Committee,” for a detailed discussion of the Committee’s responsibilities and membership. The Committee’s charter is posted on the corporate governance pages within the Investor Relations portion of our website at www.myNYCB.com.

The Committee met five times in 2022, each time including discussions in executive session without management present.

The Committee reviews the compensation of each NEO annually to evaluate whether the executive’s pay level is consistent with our compensation philosophy, risk profile, and the performance of both the Company and the individual, and whether market practices dictate an adjustment in the form or level of the executive’s compensation. As part of this annual review, the Committee considers the executive’s individual contributions to the financial success of the Company, management of subordinates, contribution to safety and soundness objectives, and their long-term potential as a senior executive.

The Committee does not delegate any substantive responsibilities related to the determination of compensation for our NEOs, and the Committee members exercise their independent judgment when they make executive compensation decisions.

➢ Timing of Executive Compensation Decisions

The Compensation Committee meets throughout the year and every meeting typically includes discussion of executive pay matters. In the months following the annual shareholder meeting, the Committee meets to consider the results of the meeting, including the say-on-pay vote and the analysis of proxy advisory firms. In addition, the Committee periodically receives input from the independent compensation consultant on emerging industry trends and best practices for executive pay. In the January-February timeframe, the Committee typically reviews benchmarking data for NEOs and outside director compensation, followed by consideration of changes to NEO base pay and the compensation structure of outside director compensation. the Committee reviews the peer group composition and makes revisions as necessary. In the March-April timeframe, the Committee reviewed and approved awards under the 2022 STIP and the settlement of LTIP awards for the three-year performance period (2020-2022), During this time, the Committee also reviewed and approved the 2023 STI and LTIP program, metrics and goals.

➢ Our CEO’s Role in the Compensation Process

Although the Compensation Committee makes independent determinations on all matters related to compensation of the NEOs, our CEO provides the Committee with his evaluation of the other NEOs’ performance and provides recommendations to the Committee regarding base salary and incentive compensation awards. However, the Committee has absolute discretion to accept, reject, or modify the CEO’s recommendations. Our CEO plays no role in, and is not present during, discussions regarding his own compensation or final decisions of the Committee regarding compensation of the other NEOs.

➢ The Independent Compensation Consultant

The Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as an independent compensation consultant. Meridian works with the Committee to review our executive compensation program and assess our program relative to our performance and the market. Meridian attends Committee meetings as requested and participates in general discussions regarding executive compensation matters. While the Committee considers input from Meridian, the Committee’s decisions are the product of many factors and considerations. Management works with Meridian at the direction of the Committee to develop materials and analyses that are critical to the Committee’s evaluations and determinations. Such materials include competitive market assessments of NEO compensation and guidance on best practices and regulatory developments. Meridian also helps the Committee to identify an appropriate peer group and annually provides the Committee with comparative financial information for the peer group to establish and approve award levels under the Company’s incentive compensation program.

Meridian coordinates with the Chair of the Committee and participates with members of the Committee in executive session (without management personnel present) to discuss compensation matters. Meridian does not provide other services to the Company and has no direct or indirect business relationships with the Company or its affiliates. The Compensation Committee has considered Meridian’s independence for the 2022 fiscal year and whether its work raised conflicts of interest under the NYSE listing standards. Considering these factors, the Committee determined that the work performed by Meridian did not create any conflict of interest and that Meridian is independent of the Company’s management.

EXECUTIVE COMPENSATION

➢ Benchmarking and Peer Group Analysis

An important element of our compensation philosophy is the analysis of our executive compensation structure and financial performance relative to a peer group of similarly sized, publicly traded financial institutions. The peer group is a key reference point as the Committee assesses the competitiveness of the executive compensation program, reviews program design features and sets compensation levels and pay mix. Our peer group is selected with the assistance of our independent compensation consultant based on objective criteria, with a focus on industry and asset size and a goal to position the company at approximately the 50th percentile. We consider additional factors such as business footprint, business mix, comparability of revenue, market capitalization, and their status as a competitor for customers, executive talent, and investment capital. The peer group is reviewed annually and may change periodically as a result of the Company’s growth, industry consolidation, and changes in a peer company’s asset size or condition. The 16 banks included in the 2022 peer group are reflective of the Committee’s consideration of these factors.

The 2022 peer group included the following financial institutions, positioning the Company at approximately the median:

BOK Financial Corporation	M&T Bank Corporation
Comerica Incorporated	Popular Inc.
Cullen/Frost Bankers, Inc.	Signature Bank
First Citizens BancShares, Inc	Synovus Financial Corp.
First Horizon Corporation	Valley National Bancorp
F.N.B. Corporation	Webster Financial Corporation
Huntington Bancshares Incorporated	Wintrust Financial Corporation
KeyCorp	Zions Bancorporation, National Association

The Committee will continue to assess the universe of financial institutions to evaluate possible candidates for inclusion in the peer group. We anticipate that, in light of the significant Flagstar and Signature Bank transactions, the peer group will be evaluated in 2023 to factor in our greater size, diversified business mix and geographic footprint.

☐ Individual Performance Assessments

Our NEOs receive annual performance assessments following a process established by the Compensation Committee. Our CEO provides the Committee with an assessment of his direct reports, and the Committee, in turn, provides our CEO with an assessment of his performance and considers the CEO’s evaluation of his direct reports. While the scope of the assessment may vary from year to year, the focus of the Committee’s review is on whether the executive is meeting the functional responsibilities of the position.

F. ELEMENTS OF COMPENSATION AND 2022 PAY DECISIONS

☐ Introduction

Our NEOs participate in a competitive compensation program that emphasizes pay for performance and the creation of shareholder value. For 2022, only three NEOs (Messrs. Cangemi, Pinto and Adams) were part of the ongoing company pay program, a result of our transformative merger at year end. Messrs. Smith and Davis joined the company on December 1, 2022 with compensation arrangements that were negotiated as part of the merger. Mr. Wann did not participate in the 2022 incentive compensation program. Going forward in 2023, all NEOs will participate in the Company’s executive compensation program.

EXECUTIVE COMPENSATION

The elements of our executive compensation program, the specific objectives for each element, and a summary of how we implemented each element in 2022 are summarized in the table below:

Compensation Element		Objective	Implementation

Base Salary	✓	Provides each executive with fixed compensation that reflects the executive’s position and responsibilities, market dynamics and our overall pay structure.	Base salary is reviewed on an annual basis as part of the Compensation Committee’s assessment of the executive’s individual performance, a review of peer group practices and consideration of the impact of base salary levels on incentive compensation opportunities.

Short-Term Incentives	✓	Provide a cash-based, market-competitive annual award opportunity linked to financial and strategic measures that are important to our business model and driving shareholder value.	The 2022 STIP was linked to two financial metrics (75% total weighting) derived from our 2022 budget projections and a Strategic/Qualitative Scorecard assessment of the Company’s performance across a range of predefined factors critical to our success (25% weighting). See, 2022 Executive Compensation Program and Pay Decisions for additional information on the structure of, and results under, the 2022 STIP.

Long-Term Incentives	✓ ✓ ✓ ✓

Provide an incentive for our executives to create shareholder value over the long term through equity awards.

Align the interests of our executives with shareholders by awarding equity in the Company.

Significant majority weight in performance- based restricted stock.

Only rewards target performance if performance exceeds median compared to an industry comparator group.

The 2022 LTIP included two components: (i) a grant of time-based vested restricted stock with a value equal to 25% of each NEO’s target award opportunity under the LTIP, and (ii) a grant of PBRSUs equal to 75% of the target award opportunity to be earned over the 2022-2023 performance period. For the PBRSU grant, the Committee designated three metrics to evaluate the Company’s performance over the performance period. See, 2022 Executive Compensation Program and Pay Decisions below for additional information on the structure of, and results under, the 2022 LTIP.

☐ Target Pay Mix

The Compensation Committee establishes a target pay mix for each NEO that ensures that the largest part of each NEO’s annual compensation is at risk and depends on the level of attainment of specific pre-defined performance objectives. In 2022, 78 % of Mr. Cangemi’ s compensation and 67% (on average) of the compensation of the other continuing NEOs (Messrs. Pinto and Adams) was directly linked to the performance of the Company. Mr. Wann did not participate in the 2022 incentive program. Messrs. Smith and Davis joined the Company on December 1, 2022 coincident with the Flagstar merger, and they also did not participate in the 2022 program:

EXECUTIVE COMPENSATION

☐ 2022 Executive Compensation Program and Pay Decisions

➢ Base Salary

In early 2022, based on the independent consultant’s benchmark review, the Committee reviewed base compensation for the senior management team. The Committee considered a range of factors including (i) peer data provided by the Committee’s independent consultant, (ii) the role of each executive in the Company’s leadership team, (iii) individual performance evaluations for the prior year, (iv) the positioning of each executive’s base pay relative to other senior executives and (iv) the effect of base salary adjustments on incentive plan opportunities.

Below is a summary of the adjustments to the NEO’s salaries for 2022:

NEO	2021 Salary	2022 Salary	Comment

Continuing NEOs

Thomas R. Cangemi	$1,150,000	$1,250,000	8.7% increase

John J. Pinto	$700,000	$750,000	7.1% increase

John Adams	$550,000	$600,000	9.1% increase; adjusted from $550,000 in late 2021

Former NEO

Robert Wann	$1,100,000	$1,100,000	No change

The Committee did not adjust Mr. Wann’s base salary. Mr. Smith and Mr. Davis joined the Company on December 1, 2022 in connection with the closing of the merger with Flagstar Bancorp and their 2022 base salaries were set under the terms of their employment agreements with the Company that became effective on December 1, 2022.

➢ Executive Incentive Compensation Program

Our 2022 executive incentive compensation program was maintained under applicable provisions of our 2020 Omnibus Incentive Plan (“2020 Plan”) which was approved by shareholders in 2020. In 2022, our executive incentive compensation program had two components: (i) a short-term incentive plan (STIP) performance-based cash award opportunity and (ii) a long-term performance-based award opportunity (LTIP).

☐ 2022 Short-Term Incentive Program (“STIP”)

After significant revisions in 2021, the Committee used the same plan design for our 2022 STIP. The following provides a summary of the key provisions of the 2022 STIP:

✓

Covered the 2022 calendar year and provided a cash incentive based on the level of attainment of key financial goals and consideration of a Strategic/Qualitative “scorecard” that evaluates critical performance factors designated by the Compensation Committee in early 2022.

✓

Target cash incentive opportunities were defined as a percentage of 2022 base salary and based on peer/market practices. Additional details on cash incentive opportunities are provided in the section below.

✓

Award determinations were weighted 75% on the Company’s 2022 results with respect to two internal financial performance metrics (see table below for definitions and rationale for each metric). The Committee assigned a 25% weight to the Strategic/Qualitative Scorecard.

EXECUTIVE COMPENSATION

☐ STIP Financial Performance Metrics

The following table identifies the financial performance metrics established by the Committee for 2022 under the 2020-2022 STIP, provides our rationale for the use of each metric in the context of our strategic plan and shows how we apply it in the context of the 2022 STIP. Please see Appendix A for a reconciliation of non-GAAP measures presented below.

Performance Metric	How We Define and Apply It	Why We Use It

Pre-Tax Operating Earnings (1)	Net income before the effect of income taxes and any after-tax items, including minority interest and any extraordinary items. Pre-tax operating earnings is subject to adjustment for extraordinary items, accounting and tax law changes, discontinued operations, acquisition expenses, balance sheet restructuring charges and/or similar non-recurring or special items. This metric is an absolute metric based on the Company’s budget target and has a 50% weight in determining the actual award.	Provides direct insight into the financial health of the Company by measuring the revenue and expenses associated with the Company’s primary business activities.

Return on Average Tangible Assets (“ROATA”)	Net income as a percentage of average tangible assets. This metric is measured by reference to the Company’s percentile ranking in the designated peer group and has a 25% weight in determining the actual award.	Shows the profitability of our assets by measuring how effectively management is deploying our assets to generate a positive return.

(1)	Please see Appendix A for a reconciliation of this non-GAAP measure.

☐ STIP Strategic/Qualitative Scorecard

The STIP included a strategic/qualitative scorecard factor weighted at 25% of the total award. The scorecard was intended to provide a more holistic assessment of the Company’s performance. The Committee did not assign a specific weight to individual scorecard items, but rather evaluated the overall scorecard results considering a range of performance from threshold to stretch (i.e., 50% to 150% payout range). The specific factors considered by the Committee are identified in the chart below referencing “Significant Considerations Identified by the Compensation Committee.”

☐ 2022 STIP Award Opportunities, Performance Results and Award Determinations

The following table show the award opportunities established by the Compensation Committee for our CEO and the other Continuing NEOs under the 2022 STIP:

2022 Short-Term Incentive Plan Award Opportunities (as % of 2022 Base Salary)

Executive	Threshold	Target	Maximum

Mr. Cangemi	62.5%	125%	187.5%

Mr. Pinto	45	90	135

Mr. Adams	35	70	105

EXECUTIVE COMPENSATION

The table shows the Company’s performance goals, actual 2022 results and calculated payouts for each of the two designated financial metrics and the Strategic/Qualitative Scorecard. Pre-tax Operating Earnings of $837,861 was slightly above target and resulted in a payout of 108%. ROATA of 1.03% was slightly below target of 1.05% and resulted in a payout of 90%. The Committee devoted substantial time over several meetings assessing the factors under the Strategic/Qualitative Scorecard and rated performance at 130% of target (see detailed analysis below). Applying the weights of 50%, 25% and 25% respectively, resulted in an overall payout of 109% of target:

Performance Measure		Performance Goals			Actual Performance	Payout as % of Target Award Opportunity
	Weight	Threshold (Payout at 50% of Target)	Target (Payout at 100% of Target)	Stretch (Payout at 150% of Target)

Pre-tax Operating Earnings	50%	$742,455,000	$824,951,000	$907,455,000	$837,861,000	108%

ROATA	25%	0.95%	1.05%	1.16%	1.03%	90%

Strategic/Qualitative Scorecard Assessment	25%					130%

Total Payout:	100%					109%

The following table identifies the assessment categories included in the strategic/qualitative Company Scorecard and the significant considerations identified by the Committee in each category:

Assessment Categories	Significant Considerations Identified by the Compensation Committee

A. Strategic initiatives – • Acquisitions and/or organic growth • Technology/digital initiatives

•  The Company successfully completed the acquisition of Flagstar Bancorp, Inc. on December 1, 2022, creating one of the largest regional banks in the country. We have achieved a key milestone in our strategy to transition from a thrift to a commercial banking model, retaining our core strengths while strengthening our earnings potential through greater focus on commercial lines of business. As a combined entity, the Company has an expansive retail network with national lines of business, including multi-family lending, residential mortgage origination and servicing, warehouse lending, and a commercial banking platform.

•  With the merger, the Company established a strong foundation to emerge as a market leader, driving shareholder value through unifying our operations, people and culture.

•  In 2022, management began acquiring technologies and developing business relationships that expand our customer base. The Company created a more personalized approach to banking, including the development of a new digital banking and banking-as-a-service (BaaS) unit, increasing the Company’s capabilities in the digital banking/BaaS space. These enhanced capabilities take advantage of new areas for deposit growth through traditional/FinTech BaaS sources (FYE 2022 $5.3B); mortgage-as-a-service (MaaS) ($2B), and government-as-a-service (GaaS) ($579M).

•  Our deposit strategy began paying off in 2002, resulting in a more favorable funding base and net interest margin improvements. The Company’s strategy created material opportunities to capture deposits in mortgage warehouse, middle-market, and other lending areas and significant servicing business, and reducing reliance on wholesale funding.

•  The Company supported the remaining Loan Relief Program borrowers that had billions in dollars of debt outstanding by providing temporary payment modifications which enabled them to return them to their healthy, pre-pandemic payment condition.

•  Through the Chief Executive Officer’s leadership, the new senior leadership team brings together a unified group of top executives from both NYCB and Flagstar. The new leadership team is a best-in-class group with extensive experience and track record in banking operations, consumer compliance, and corporate responsibility.

EXECUTIVE COMPENSATION

Assessment Categories	Significant Considerations Identified by the Compensation Committee

B. Risk/Compliance/Regulatory – • High standards of regulatory compliance • Effective enterprise risk management practices • Effective credit risk management practices

•  In coordination with the acquisition, management has formed a highly capable and effective program to maintain and enhance our regulatory compliance culture, ensuring that our teammates understand and adhere to our compliance management program that meets regulatory standards.

•  The Company has maintained a high level of enterprise risk management incorporating best practices from NYCB and Flagstar procedures. The Company has developed a comprehensive risk framework that aligns strategy with risk appetite, reflects the entity’s risk management philosophy, and is reflected in our culture and operating style. The risk framework guides the Company’s resource allocation and aligns people, process and infrastructure.

•  Management maintained the Company’s superior loan growth and credit quality, maintaining our hallmark asset quality and a solid capital position.

C. Reputation with key stakeholders – • Regulator relations • Shareholder relations • Employee engagement • Community relations • ESG/DE&I

•  As part of the Flagstar merger, management successfully transitioned the Company and Bank to a new regulatory/supervisory platform with Office of the Comptroller of the Currency, quickly establishing communication channels with top OCC personnel and aligning with OCC priorities.

•  In 2022 management took several important steps to enhance employee engagement and motivate our workforce, such as through support for an employee resource group program that creates opportunities for employees to improve their sense of feeling valued for the contributions they make to the Company and creates an atmosphere promoting growth and learning, while providing opportunities for social engagement throughout the year

•  As part of the Flagstar merger, management initiated a community outreach program that resulted in the execution of a groundbreaking Community Pledge Agreement, providing for $28 billion in loans, investments, and other financial support to communities and people of color, low- and moderate-income families and communities, and small businesses – a reflection of the Company’s commitment to providing greater economic opportunities for lower middle income communities and communities of color in both of its market areas and to bridge critical racial wealth gaps.

•  Recognizing the growing importance of ESG and DEI initiatives to our employees, customers, and investors, the Company established and energized members of our leadership teams to be responsible for addressing the environmental impacts of our businesses and achieving important new environmental, social, and governance goals, including by joining the legacy Flagstar organization in publishing a parallel Task Force on Climate-related Financial Disclosure Peer Benchmarking Report to raise awareness about how the Company considers climate-related risks and opportunities across its operations.

EXECUTIVE COMPENSATION

Assessment Categories	Significant Considerations Identified by the Compensation Committee

D. Overall Financial Performance – • Relative performance to peers/industry • Capital position • Stock price / dividends/TSR • Loan growth • Credit quality • Efficiency Ratio

•  Although our low earnings variability remained a notable positive for the Company through the year, the challenging interest rate environment in 2022 and remaining impacts of the COVID pandemic left NYCB with lower profitability relative to our peers.

•  Management was able to maintain the Company in “well capitalized” condition for regulatory purposes, with key ratios well above minimum regulatory thresholds); however, interest rate increases and other market forces resulted in financial services company stock prices trending lower through the year (with a nearly 23.73% decline in the KBW Nasdaq Bank Index and a 19.64% decline for the S&P 500) and drove our total shareholder return (“TSR”) lower to -24.57% for 2022 compared to peers, compared to -7.61% for the regional bank industry and -6.33% for the Morningstar US Market TR USD index.

•  Despite the challenging market forces and impact on our stock price, management was able to maintain the Company’s historic strong dividend, with a yield of over 7.91% based on the year-end price and payout ratio of 53.97% – among highest in the industry.

•  Throughout 2022, management was able to continue increasing total loans held for investment – increasing by 50% year over year as a result of the Flagstar transaction and growth in multi-family financing and specialty finance lending, with the Flagstar merger. By successfully closing the Flagstar merger, management was able to take advantage of the strategically important opportunity to improve loan portfolio diversity (at December 31, 2022, multi-family, CRE and constructions loans represented 70% of total loans held for investment, compared with 91% at December 31, 2021), while continuing to maintain strong credit quality, with lowest net charge offs to average loans among peers (1st among 18 in peer group) and ratio of average non-performing loans to total loans of 0.45%, compared to S&P U.S. BMI Banks Index of 1.57%.

•  Management also has been able to main an efficiency ratio among the lowest in the Company peer group, ending 2022 at 48.82% – ranking 2nd out of 18.

E. Business Unit/Individual – • Business unit leader performance • Business unit/function leadership

•  Business unit leaders exhibited solid performance across all business units, demonstrating appropriate leadership skills and a capacity to adapt to the business environment.

•  All business units performed well and achieved results that were consistent with the bank’s business strategy

Over several meetings, the Committee reviewed, discussed and evaluated the results of the Strategic Qualitative Scorecard as summarized above. The Committee recognized the significant achievements related to the completion of the Flagstar acquisition during a challenging operating environment, efficient integration planning, systems technology preparation work, relative performance and importance of cultural transformation. While the Committee felt these achievements would typically warrant a stretch payout, they acknowledged the lag in our stock price and total shareholder return (TSR), which was partially impacted by the lengthy regulatory approval process for the Flagstar transaction. The Strategic/Qualitative Scorecard does not assign weights to any one component. The Committee, while acknowledging the overall strength of the Company relative to the 2022 scorecard factors, reduced the final scorecard rating to recognize the shareholder perspective on annual investment returns and assigned a 130% achievement level for the scorecard element.

EXECUTIVE COMPENSATION

The following table shows the dollar amount of the 2022 STI payout determined by the Committee relative to the STI target level opportunity:

Executive	Base Salary ($000)	Target		Actual Payout (109% of Target)
		% of Base	($000)

Mr. Cangemi	$1,275	125%	$1,594	$1.738

Mr. Pinto	750	90	675	736

Mr. Adams	600	70	420	458

☐ 2022 Long Term Incentive Program (“LTIP”)

In 2022, the Committee initiated a comprehensive review of the LTIP design for the 2022-2024 performance period, including a detailed analysis of the structure of similar peer bank programs. Based on this review, the Committee continued the structure of the prior LTIP by including both performance and time-vested equity awards but made revisions to the design of the performance component. Specifically, the Committee retained two relative metrics that consider Company performance compared to a designated index group of exchange-traded banks: average return on tangible common equity (“ROATCE”) and relative earnings per share (“EPS”) growth; an absolute metric was added to measure deposit growth over the performance period relative to the Company’s internal strategic projections. For the relative metrics, the Committee updated the index group to capture a range of financial institutions more closely aligned to the Company’s size and profile, including all publicly-traded financial institutions in the asset range of $30-$300 billion. Mr. Cangemi, Mr. Pinto and Adams received equity awards at target under each of the components of our 2022 LTIP. The Company’s results with respect to these metrics will be evaluated at the end of the three-year performance period.

The following provides an overview of the key features of the 2022 LTIP and provides insight into factors considered by the Committee in developing the plan design:

The 2022 LTIP grant consisted of two distinct components:

✓

75% of the target LTIP award consisted of a grant of Performance Based Restricted Stock Units (PBRSUs). The actual award earned will be based on the Company’s performance for the period, 2022 – 2024, based on three equally weighted financial metrics. Award vesting will be determined by the Committee in early 2025 after performance results are known and the Committee approves vesting. All awards will be settled in fully vested shares of Company common stock. At vesting, dividend equivalents are paid on earned and vested shares only to the extent that dividends accrued over the performance period.

✓

25% of the target LTIP award consisted of a time-based restricted stock award (RSA) that vests ratably over three years. The Committee limited this time-based vested component to 25% given the Committee’s intent to link the largest portion of the LTIP benefit directly to future Company performance. Consistent with the Company’s long-standing practice for all employees who are eligible to receive RSA grants, dividends paid on the restricted shares are paid at the same time dividends are paid to other shareholders.

✓

For the 2022 LTIP, awards were granted based on each participants’ target incentive opportunity expressed as a percentage of the 2022 base salary for each NEO. Following a review of peer and market data, the Committee adjusted the LTIP target for Mr. Cangemi. In 2021, Mr. Cangemi’s LTIP target was set significantly below the market median, reflecting the Committee’s judgment that a conservative approach was appropriate in his first year as CEO and in consideration of the value of a promotional grant of restricted stock he received when he became CEO. In 2022, in recognition of his successful first year as CEO and his critical role in the execution of the Committee’s strategic plan, the Committee adjusted Mr. Cangemi’s LTIP target to 235% of base salary, which placed him close to the market median. Adjustments were made to Mr. Pinto’s LTIP opportunity for similar reasons. Mr. Adams’ target opportunity remained the same as 2021.

✓

The Committee set target performance for the relative PBRSU metrics at the 55th percentile of the industry index to ensure that it requires the Company to outperform the median of the index group. The Committee set the threshold level at the 35th percentile to ensure that no payouts would be made for sustained weak performance. To receive the maximum level, performance must be at the 75th percentile or higher, which is intended to reward superior performance. The Committee believed that the percentile positioning established appropriate performance targets in the context of a relative metric that is measured over a multi-year period.

EXECUTIVE COMPENSATION

☐ Award Opportunities under the 2022 LTIP

The following table provides detail on the target award opportunities for each NEO under the 2022 LTIP. As noted above, the target award opportunity was allocated to time-based RSAs granted (25%) and PBRSUs (75%).

2022 Long-Term Incentive Plan Award Opportunities (as % of 2022 Base Salary)

Executive	Target

Mr. Cangemi	235%

Mr. Pinto	140

Mr. Adams	100

☐ 2022 PBRSU Performance Metrics

The following table identifies the financial metrics established by the Committee with respect to the 2022 grant of PBRSUs for the 2022-2024 performance period under the LTIP, provides our rationale for the use of each metric in the context of our strategic plan, and shows how we apply it to determine actual awards. As noted, each metric has a one-third weighting and contributes separately to the determination of the actual award. Please see Appendix A for a reconciliation of non-GAAP measures presented below.

Performance Metric	How We Define It	Why We Use It

3-Year Core Earnings Per Share Growth (relative to index group)	Measured as the compound 3-year annual growth rate of the Company’s earnings per share. The Company’s result is evaluated by reference to the Company’s percentile ranking in the designated index group of financial institutions.	Provides a clear measure of profitability over time and relative to other companies in the sector.

3-Year Core Return on Average Tangible Common Equity (relative to index group)	Net income available to common shares adjusted for amortization of intangibles and goodwill impairment as a percentage of average tangible common equity. This metric is measured by reference to the Company’s percentile ranking in the designated index group of financial institutions.	Provides a measure of the return on our shareholders’ investment over time and demonstrates our financial health relative to other companies in the sector.

3-Year Deposit Growth (relative to strategic plan targets)	Tracks actual deposit growth relative to an internal strategic target as: average total deposits for each of 2022-2024 less total deposits at 12/31/21 ($35.059 billion). The average deposits for each year are calculated using the average of the 12 months’ average deposits as reflected in the Company’s earnings releases.	Provides a critical measure of progress toward the attainment of a key strategic objective.

EXECUTIVE COMPENSATION

☐ 2022 PBRSU Performance Metric Goals

The following table provides detail on the goals established by the Committee for the 2022 PBRSU awards with respect to the two designated performance metrics for the 2022-2024 performance period and the weighting assigned to each metric.

Performance Metrics		Performance Goals
	Weight	Threshold	Target	Maximum

3-Year Relative EPS Growth	33.3%	35th percentile	55th percentile	75th percentile

3-Year Return on Average Tangible Common Equity	33.3%	35th percentile	55th percentile	75th percentile

3-Year Absolute Deposit Growth ($000)	33.4%	$4,400	$5,500	$6,600

Payout Range (% Target)	100%	50%	100%	150%

☐ PBRSU Awards Under the 2022 LTIP

The following table provides detail on the PBRSUs awarded to each NEO under the 2022 LTIP which represents 75% of the total 2022 LTIP target opportunity as described above. The maximum award based on stretch level performance is 150% of the target award. The award at threshold performance is 50% of the target award. PBRSUs shown in the table are not guaranteed and vest solely on our performance results over the 2022-2024 performance period in accordance with the performance goals described in the preceding table.

Executive	2022 PBRSU Awards at Target (# shares)

Mr. Cangemi	222,714

Mr. Pinto	78,048

Mr. Adams	44,599

Consistent with the provisions of the 2020 Plan, the PBRSU awards are subject to “double trigger” vesting if the awards are assumed by an acquirer following a change in control of the Company (as defined in the 2020 Plan). Accordingly, if the awards are assumed, the awards would vest at target if the executive’s employment is terminated without cause or the executive terminates employment for good reason (in each case, as defined in the 2020 Plan) during the two-year period following a change in control. If, however, the awards are not assumed by the acquirer, the awards would vest based on actual performance through the change in control effective date or, if actual performance is not determinable, at target. The awards are forfeited upon the executive’s termination of employment prior to the settlement date, which occurs after the close of the performance period. The awards vest at target upon the executive’s termination of employment by reason of death or disability.

☐ Time-Based Vested RSAs Under the 2022 LTIP

The following table provides detail on the time-based vested RSAs granted to the NEOs under the 2022 LTIP on April 13, 2022. The awards were based on the dollar value of 25% of each NEO’s target opportunity under the 2022 LTIP and the number of shares awarded was determined by reference to the $10.09 per share closing price of the Company’s Common Stock on the grant date. All awards vest ratably over three years.

Executive	2022 Time-Based Vested Restricted Stock Awards (# shares)

Mr. Cangemi	74,238

Mr. Pinto	26,016

Mr. Adams	14,866

☐ Settlement of PBRSUs for the 2020-2022 Performance Period

At a meeting held on March 14, 2023, the Committee determined that PBRSUs awarded to Messrs. Cangemi, Pinto and Adams for the performance period 2020-2022 were earned at 100% of the target award opportunity. Under the terms of the award, which was made in 2020, the Company’s EPS growth and average ROATCE over the performance period were evaluated relative to the performance of a pre-defined index group of financial institutions.

EXECUTIVE COMPENSATION

Each metric was weighted at 50% of the total award and contributed separately to the determination of the final award. For each metric, the threshold award opportunity was set at the 35th percentile, the target opportunity at the 55th percentile and the stretch opportunity at the 75th percentile.

With respect to EPS growth, the Company ranked at the 84th percentile resulting in stretch-level performance and 150% vesting for this metric. With respect to ROATCE, the Company ranked at the 35th percentile resulting in performance at the threshold level or 50% vesting for this metric. Based on equal weighting of both metrics, this resulted in an aggregate performance of 100% of target for the PBRSUs. Based on these results, the Committee approved the earned award at 100% of the target opportunity. All awards were settled in shares of Common Stock as follows: Mr. Cangemi – 61,654 shares, Mr. Pinto – 41,804 shares and Mr. Adams – 39,894 shares. Mr. Cangemi and Mr. Pinto were serving as Chief Financial Officer and Chief Accounting Officer, respectively, at the time the PBRSUs were granted. Mr. Wann forfeited PBRSUs for the 2020-2022 performance period upon his termination of employment.

☐ Stock Awards Made to Messrs. Smith and Davis

Under the terms of their employment agreements, Messrs. Smith and Davis were awarded 367,248 and 222,714 shares of restricted stock, respectively, when they commenced employment on December 1, 2022, as part of the acquisition of Flagstar. The awards were made under the terms of the employment agreements each executive negotiated as part of the merger and recognized the significant role of each executive to the newly combined organization. Each award will vest over a five-year period in equal installments.

G. Other Executive Benefits

➢ Employment Agreements and Change-in-Control Benefits

All of our NEOs have entered into employment agreements that provide severance pay and benefit continuation in the event of their termination without cause or for good reason (as defined in the agreement), disability, and upon termination in certain circumstances following a change in control (as defined in the agreement). No severance benefits are payable if the executive is terminated for cause or upon the executive’s voluntary resignation without good reason. In the change-in-control context, the agreements are “double trigger” requiring both the occurrence of a change in control and the executive’s involuntary termination of employment or constructive termination for good reason. Mr. Wann terminated employment on November 30, 2022, in circumstances that constituted a termination without cause under his employment agreement. For additional information regarding the terms of these employment agreements and the severance benefits paid to Mr. Wann, see the section headed “Executive Compensation Tables – Potential Post-Termination Payments and Benefits.”

The Committee, with management support, has followed a policy that all new employment agreements for the senior executive group must reflect the following terms: (i) “double trigger” change in control benefits and (ii) no indemnification for golden parachute excise tax liabilities. The Committee believes that the employment agreements (i) will help retain the NEOs and facilitate an orderly transition during a change in control, (ii) will provide the NEOs with financial protection so they will continue to act in the best interests of the Company during the change in control process, and (iii) reflects an important element of a competitive compensation package for the NEOs.

➢ Retirement Benefits; Employee Welfare Benefits

We offer our employees a 401(k) plan with a Company match that enables them to add to their retirement savings on a tax-favored basis. Certain NEOs are entitled to benefits at retirement under our frozen tax-qualified, defined benefit pension plan. In addition to retirement programs, we provide our employees, including our named executive officers, with coverage under medical, dental, life insurance, and disability plans on the same terms as our general employee population. However, officers at the level of Senior Vice President or above typically receive life insurance coverage through our bank-owned life insurance program in lieu of group life coverage above $50,000. We also provide employees with access to a flexible spending account program to pay their share of the cost of such coverage on a pre-tax basis.

➢ Perquisites

We provide our named executive officers with limited perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers.

EXECUTIVE COMPENSATION

H. Other Considerations

☐ Risk Management and Our Compensation Programs

A central tenet of our compensation philosophy is to provide incentives that are consistent with prudent risk management while recognizing that some level of risk is inherent in the operation of our business. Our approach to risk management takes as a starting point the guidelines established by our bank regulators:

✓	Incentive compensation should balance risk and financial results in a manner that does not provide incentives for excessive risk taking.

✓	Risk management processes and internal controls should reinforce and support the development of balanced incentive compensation arrangements.

✓	Banks should have strong and effective corporate governance to help ensure sound compensation practices.

Our Compensation Committee monitors our incentive compensation programs periodically to ensure that the programs reflect a balanced mix of incentives that discourage unnecessary or excessive risk taking by our management team and by employees throughout the organization. The program is also subject to annual review by the Risk Management Unit of the Office of the Chief Risk Officer, and the Committee is periodically briefed on pertinent risk management topics by our Deputy Chief Risk Officer. An important element of our risk management process is the identification of the Company’s risk appetite, which establishes a baseline for the design of risk considerations under our incentive programs. We also maintain a comprehensive risk management process and strong internal controls to manage risk generally, an approach that limits the risk arising out of our incentive compensation program. Within the incentive programs, we incorporate performance measures that reflect an inherent sensitivity to risk. Based on our assessment, we do not believe that the risks arising out of our incentive compensation programs are reasonably likely to have a material adverse effect on the Company. We believe our programs are balanced and do not encourage excessive risk taking by the participants that could threaten the value of the Company. This determination is based on our consideration of (i) the Board’s role in establishing the Company’s risk appetite, (ii) the extensive controls we place on our business operations, and (iii) the nature of the specific incentive plans and programs we maintain.

Based on the foregoing, we believe that our executive compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee.

☐ Stock Ownership Requirements

Our executive officers have, for many years, held stock in the Company at levels that are far in excess of any stock ownership guidelines that would be considered best practice. We do, however, maintain formal share ownership guidelines for our CEO and other named executive officers to affirm our commitment to stock ownership and retention as a central element of our compensation philosophy. A summary of our policy and the status of our officers under the policy is provided below:

Executive	Multiple of Salary	Compliance Status

CEO	6x Base Salary	In compliance

Other Named Executive Officers	4x Base Salary	In compliance

Under the stock ownership policy, officers have five years from the point of initial service to meet the ownership guidelines. We count awards under our equity compensation program and Common Stock held in our 401(k) plan toward the ownership guidelines. The Compensation Committee is charged with monitoring compliance with the stock ownership guidelines.

☐ Recoupment of Incentive Compensation

The Company maintains a formal recoupment or “clawback” policy that applies to both short- and long-term incentive awards made to our executive officers. Under our policy, the Company may recover or forfeit previously paid or awarded incentive compensation if the Compensation Committee determines that such compensation was paid on the

EXECUTIVE COMPENSATION

basis of materially inaccurate financial metrics or financial statements, or if such compensation is attributable to actions on the part of an executive that result in, or are reasonably expected to expose the Company to, material actual or potential risk.

☐ Hedging and Pledging of Company Stock

Our directors and officers are prohibited from hedging the value of our stock pursuant to a formal policy that bars the purchase and sale of puts, calls, options, or other derivative securities based on Company stock, or other transactions related to the monetization of the value of our stock. In addition, our officers and directors are not allowed to pledge Company stock as collateral or acquire Company stock on margin. The Company grandfathered a limited number of pledge transactions that were in effect prior to the adoption of this policy in 2016 for the duration of the outstanding pledge obligation only.

☐ Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and periodically thereafter to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To the greatest extent possible, we structure our compensation programs in a tax efficient manner. However, for taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act of 2017 eliminated the “performance-based” compensation exception under Section 162(m), and expanded the $1 million per covered employee annual limitation on deductibility to cover all named executive officers. While the Company has sought to preserve deductibility of compensation paid to the named executive officers to the extent permitted by law, we have retained the flexibility to provide nondeductible compensation arrangements if we believe it is necessary to attract, incentivize, and retain key executives. We do not intend to change our pay-for-performance approach to awarding executive compensation even though the recent tax law changes eliminated the specific tax benefits under the prior law associated with awards of performance-based compensation.

☐ Equity Compensation Grant and Award Practices

The Committee typically makes equity awards to our senior management team in the March-April and other employees are considered for equity awards at intervals throughout the year. As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure. The Company has not granted stock options since 2006.

II. COMPENSATION COMMITTEE REPORT

The Compensation Committee is a committee of independent directors that is responsible for oversight and review of our compensation and benefit plans, including plans that cover our named executive officers. The foregoing Compensation Discussion and Analysis is management’s report on the Company’s executive compensation program. The Compensation Committee has reviewed the Compensation Discussion and Analysis with management. Based on this review and the Committee’s discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Leslie D. Dunn, Chair

Hanif “Wally” Dahya

Lawrence Rosano, Jr.

Lawrence J. Savarese

Jennifer R. Whip

EXECUTIVE COMPENSATION TABLES

III. Executive Compensation Tables

☐ Summary Compensation Table

The following information is provided for the Company’s principal executive officer, principal financial officer, and the next four highest compensated executive officers of the Company (the “named executive officers” or “NEOs”) for the 2022 fiscal year. In addition to Messrs. Cangemi, Wann, and Pinto, the Company is, pursuant to SEC rules, providing information for Mr. Smith and Mr. Davis, who assumed their present positions on December 1, 2022 and received an initial stock award on December 1, 2022 that qualified them as one of the Company’s highest compensated executive officers on a total compensation basis:

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)

Thomas R. Cangemi	2022	1,275,000	2,996,246	1,732,000	277,108	6,280,354
President and CEO	2021	1,150,000	5,058,239	2,156,000	288,066	8,652,305
	2020	850,000	850,005	781,500	220,846	2,702,351

John J. Pinto	2022	750,000	1,050,006	736,000	100,167	2,636,173
Senior EVP and CFO	2021	700,000	1,750,739	735,000	122,985	3,308,724
	2020	575,000	576,005	528,000	151,652	1,830,657

John T. Adams	2022	600,000	600,002	458,000	46,115	1,704,117
Senior EVP and Director,	2021	600,000	550,000	630,000	52,600	1,832,600
Indirect Multi-Family Lending	2020	550,000	729,754	505,000	45,282	1,830,036

Lee M. Smith (4)	2022	67,482	3,375,009	—	—	3,442,491
Senior EVP and President of Mortgage

Reginald E. Davis (4)	2022	41,154	1,900,005	—	—	1,941,159
Senior EVP and President of Banking

Robert Wann (5)	2022	1,076,730	—	—	11,722,819	12,799,549

Former Senior EVP and	2021	1,100,000	1,374,992	990,000	162,413	3,627,405
COO	2020	1,100,000	1,375,245	1,200,000	392,148	4,067,393

(1)

For Messrs. Cangemi and Pinto, amounts in this column for 2022 reflect the aggregate grant date value of restricted stock awards (“RSAs”) and performance-based restricted stock units (“PBRSUs”) awarded under the Company’s 2022 long-term incentive plan (“LTIP”) covering the NEOs. The performance period for the PBRSUs is 2022-2024. The fair value of all equity awards has been calculated in accordance with FASB Topic ASC 718 using the valuation methodology and assumptions set forth in Note 18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. For the PBRSUs, the amounts above were calculated based on the probable outcome of the performance conditions as of the inception date and represent the value of the target number of units granted to each NEO consistent with the estimate of the aggregate compensation cost to be recognized as of the service inception date under ASC 718. Assuming the highest level of performance, the grant date value of the PBRSUs awarded to each NEO (150% of the grant date target value) is as follows: Mr. Cangemi -$3,370,776; Mr. Pinto — $1,181,256; and Mr. Adams — $675,011. For additional information regarding the 2022 equity awards, see “Compensation Discussion and Analysis and the 2022 Grants of Plan-Based Awards” table. For Messrs. Smith and Davis, amounts in this column reflect a December 1, 2022 restricted stock grant awarded to each executive pursuant to the terms of their employment agreements. See, Potential Payments Upon Termination or Change in Control below for additional information regarding the employment agreement. Messrs. Wann, Smith and Davis did not participate in the 2022 LTIP.

(2)

Represents a cash award for 2022 performance under the Company’s 2022 short-term incentive compensation plan (“STIP”). See, “Compensation Discussion and Analysis and the 2022 “Grants of Plan-Based Awards” table below for additional information concerning the 2022 award. Messrs. Wann, Smith and Davis did not participate in the 2022 STIP.

(3)	The following table sets forth the components of the All Other Compensation column in 2022:

Executive	Dividends on Unvested Restricted Stock ($)	Life Insurance Imputed Income ($)	Executive Health Benefits	Retirement Plan Contributions (401(k) match) ($)	Severance Payment ($)	Total ($)

Mr. Cangemi	231,265	11,891	21,752	12,200	—	277,108

Mr. Pinto	83.040	4,927	—	12,200	—	100,167

Mr. Adams	28,829	5,086		12,200		46,115

Mr. Wann	40,013	66,085	21,005	12,200	11,583,516	11,722,819

(4)

Mr. Smith and Mr. Davis joined the Company on December 1, 2022 in connection with the closing of the merger with Flagstar Bancorp and, therefore, information is provided only for the period that Messrs. Smith and Davis were NEOs. Salary information for Messrs. Smith and

EXECUTIVE COMPENSATION TABLES

Davis reflects salary earned as a Company employee in December 2022. Mr. Smith’s 2023 annual base salary is $900,000 and Mr. Davis’s 2023 annual base salary is $750,000.
(5)

Mr. Wann terminated employment with the Company on November 30, 2022. Pursuant to SEC rules, Mr. Wann is designated as a NEO for 2022. In light of certain changes to the scope of his role and in anticipation of his departure from the Company upon the closing of the Company’s merger with Flagstar Bancorp, Inc., the Compensation Committee determined that Mr. Wann would not be eligible to participate in the 2022 STIP and LTIP. Under his 2006 employment agreement, Mr. Wann’s departure constituted a termination without cause. Accordingly, Mr. Wann received a severance benefit determined solely by reference to the applicable provisions of the agreement. In connection with his termination, Mr. Wann forfeited all outstanding unvested equity awards. For additional information regarding the terms of Mr. Wann’s agreement see. Severance Under Employment Agreements below.

☐ Grants of Plan-Based Awards

The following table provides information concerning the 2022 award opportunities for the named executive officers under the Company’s incentive program. For the reasons noted above, Mr. Wann did not participate in the 2022 short- and long-term incentive plans.

Executive	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Award: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards and PBRSUs ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Cangemi	Cash	2/23/22	796,875	1,593,750	2,390,625
	RSA	4/13/22							74,238	749,061
	PBRSU	4/13/22				111,357	222,714	334,071		2,247,184

Mr. Pinto	Cash	2/23/22	337,500	675,000	1,012,500
	RSA	4/13/22							26,016	262,501
	PBRSU	4/13/22				39,024	78,048	117,072		787,504

Mr. Adams	Cash	2/23/22	210,000	420,000	630,000
	RSA	4/13/22							14,886	149,998
	PBRSU	4/13/22				22,300	44,599	66,899		450,004

Mr. Smith	Cash
	RSA	12/1/22							367,248	3,375,009
	PBRSU

Mr. Davis	Cash
	RSA	12/1/22							206,747	1,900,005
	PBRSU

(1)

Represents award opportunity levels under the STIP. Actual awards were determined by the Compensation Committee on March 14, 2023. See, “Compensation Discussion and Analysis” for additional information on the 2022 program and the Committee’s award determinations. Mr. Wann and Messrs. Smith and Davis did not participate in the 2022 STIP or the 2022 LTIP (see below).

(2)

Amounts in this column represent award opportunities (in shares of Common Stock) at target with respect to PBRSUs granted under the 2022 LTIP on April 13, 2022 for the performance period 2022-2024. The award has a value equal to 75% of the dollar value of each officer’s target award opportunity under the 2022 LTIP. The awards will be earned based on the Company’s performance relative to three designated financial metrics (relative 3-year core earnings per share growth, relative 3-year core return on average tangible common equity and 3-year absolute deposit growth relative to the Company’s strategic plan). The relative metrics will consider Company results over the performance period relative to an index of U.S. banks with assets between $35-$300 billion. The awards were granted at the target opportunity level and are subject to adjustment based on actual performance, which will be determined in early 2025. Dividend equivalents are accrued on these awards over the performance period and are paid only to the extent that the related PBRSUs are earned based on performance. The awards will be settled in shares of Common Stock. See, “Compensation Discussion and Analysis” for additional information on the LTIP and the Committee’s award determinations.

(3)

For Messrs. Cangemi, Pinto and Adams, the “All Other Stock Award” column includes the grant date value of shares of restricted Common Stock awarded under the 2022 LTIP on April 13, 2022. The grant date price of the Common Stock was $10.09. In each case, the award had a value equal to 25% of the dollar value of each officer’s target award opportunity under the 2022 LTIP, and each award vests ratably over three years. See, “Compensation Discussion and Analysis” for additional information on the LTIP and the Committee’s award determinations. For Messrs. Smith and Davis, the column includes an award of restricted stock made when each executive assumed their present position on December 1, 2022. The award will vest in equal installments over a five-year period. Cash dividends on restricted shares are paid to participants at the same time dividends are paid to other shareholders.

(4)

Amounts in this column for 2022 reflect the grant date values of RSAs and PBRSUs awarded under the 2022 LTIP. The fair value of the awards has been calculated in accordance with FASB Topic ASC 718 using the valuation methodology and assumptions set forth in Note 18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. For the PBRSUs, the amounts shown above were calculated based on the probable outcome of the performance conditions as of the inception date and represent the value of the target number of units granted to each NEO consistent with the estimate of the aggregate compensation cost to be recognized as of the service inception date under ASC 718.

EXECUTIVE COMPENSATION TABLES

☐ Stock Vested

The following table provides information concerning RSA and PBRSU vesting for the named executive officers during the 2022 fiscal year:

	Restricted Stock Vesting

Executive	Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Mr. Cangemi	148,534	1,765,868
Mr. Pinto	76,401	881,241
Mr. Adams	16,554	213,087
Mr. Wann	135,106	1,479,024

(1)

Represents the aggregate value realized by each executive in 2022 upon (i) the vesting of restricted stock awarded in prior years and (ii) with respect to Messrs. Cangemi, Wann and Pinto, the settlement of PBRSUs for the performance period 2019-2021 in shares of Common Stock. The value realized by the executive upon vesting is also the amount realized by the executive as 2022 taxable income. Mr. Adams was not eligible to receive a PBRSU award for the 2019-2021 performance period.

☐ Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to unvested RSAs, Restricted Stock Units (“RSUs”) and PBRSUs held by the named executive officers as of December 31, 2022. The market value is based on the $8.60 closing price of the Common Stock on December 30, 2022. PBRSUs awarded with respect to the 2020-2022 performance period are included in the unvested share total as of December 31, 2022 but such awards were settled on March 14, 2023. See, Compensation Discussion and Analysis for additional information regarding the settlement of these awards. Mr. Wann forfeited all unvested equity awards upon his termination of employment on November 30, 2022. The share totals for Messrs. Smith and Davis include their initial Company RSA award and certain unvested legacy Flagstar awards assumed by the Company. As of December 31, 2022, the named executive officers did not hold any stock options.

Executive	Award Type	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($) (1)
Mr. Cangemi	RSA	346,537	2,980,218
	PBRSU	397,390	3,417,554
Mr. Pinto	RSA	121,354	1,043,644
	PBRSU	162,850	1,400,510
Mr. Adams	RSA	45,173	388,487
	PBRSU	118,277	1,017,182
Mr. Smith	RSA/RSU	413,433	3,555,610
Mr. Davis	RSA/RSU	329,771	2,836,031

(1)

The PBRSU awards will be earned over the applicable performance period based one-half on the Company’s 3-year earnings per share growth and one-half on the Company’s 3-year return on average tangible common equity, in each case measuring the Company’s performance on a percentile basis relative to an index of banks with assets between $25 and $250 billion that are included in the KBW Banking Index and Regional Banking Index. The market value of the PBRSUs shown in this table reflects the market value of the number of PBRSUs awarded at the target opportunity level.

EXECUTIVE COMPENSATION TABLES

☐ Pension Benefits

The following table provides certain information as of December 31, 2022 with respect to each pension plan that provides for payments or other benefits to the named executive officers at retirement:(1)

Executive	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)

Mr. Cangemi	Retirement Plan	0.4	9,439

Mr. Pinto	Retirement Plan	—	—

Mr. Adams	Retirement Plan	18	212,498

Mr. Wann	Retirement Plan	16.6	588,390

(1)

The Company sponsors a tax-qualified defined benefit pension plan (the “Retirement Plan”) which was frozen in 1999 as to future benefit accruals. Messrs. Cangemi and Adams participated in similar frozen plans sponsored by banks acquired by the Company from 2000-2003. The benefit represents the present value of the executive’s accumulated benefit as of the date the applicable plan was frozen. All amounts accrued by the Company with respect to the plan reflect the effect of actuarial adjustments only. Mr. Wann commenced an in-service monthly annuity from the plan in 2020 as permitted under the terms of the plan.

☐ Non-Qualified Defined Contribution Plan Benefits

Executive	Aggregate Distribution ($)	Aggregate Balance at 12/31/22 ($)

Mr. Cangemi	1,029,096	—

Mr. Wann	5,671,177	—

Prior to December 1, 2022, the Company maintained a frozen supplemental executive retirement plan that was linked to the Company’s tax-qualified employee stock ownership plan. The plan, which was frozen as to annual allocations on December 31, 1998, credited participants with shares of Common Stock that could not be allocated directly under the tax-qualified plan as a result of applicable federal tax limitations. In addition, the plan maintained a separate account that credited participants with the benefits that would have been earned on an annual basis had the plan not been frozen and that would be distributed in the event of a change in control of the Company. As of December 1, 2022, Messrs. Cangemi and Wann were the only plan participants. In connection with the Company’s merger with the Flagstar Bancorp, Inc., the Company terminated the frozen plan on December 1, 2022 under applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended and distributed all outstanding account balances to Messrs. Cangemi and Wann.

☐ Potential Post-Termination Payments and Benefits

➢ Severance Under Employment Agreements

•	Messrs. Cangemi and Pinto

The Company has entered into employment agreements with Messrs. Cangemi and Pinto that are identical in form and which have been in place without modification since 2006. The agreements provide for an initial three-year term and daily extensions so that the contract term is always three years from the then-current date, unless either party provides written notice of non-renewal or termination, at which time the expiration date becomes fixed at three years from the date of notice or termination. The employment agreements also provide for the payment, and annual review, of base salary, the provision of employee benefits applicable to executive personnel, and eligibility to participate in incentive and stock-based compensation programs. The employment agreements allow the Company to terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under his agreement following a termination for cause. Upon the executive’s voluntary termination or death, the executive or his estate would receive only his base salary and other compensation or benefits earned through the date of termination.

Under the agreements, the Company has the right to terminate the executive’s employment if he becomes disabled. Upon the executive’s termination of employment by reason of his disability, the executive’s full base salary would be continued through the date the executive begins to receive benefits under the Company’s long-term disability program. When the executive begins to receive long-term disability benefits, the Company is obligated to (i) continue paying the executive the difference between 60% of his base salary and the long-term disability benefit, and (ii) continue

EXECUTIVE COMPENSATION TABLES

the executive’s employee benefits through the date the agreement would have otherwise expired. The amount shown in the tables that follow represents the undiscounted aggregate benefit of 100% base salary continuation for six months after termination by reason of disability and 60% of base salary continuation for an additional 30 months reduced by the maximum annual long-term disability payments under the Company’s disability plan ($180,000).

Each executive may also terminate employment under the agreement for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive receives a lump sum benefit equal to the sum of base salary and other compensation earned through the termination date, plus the executive’s pro rata share of his annual incentive compensation for the year of termination determined by reference to the highest annual aggregate annual amounts of bonuses or other cash incentive compensation paid to the executive in any of the three calendar years preceding termination of employment. The executive also becomes entitled to a lump sum payment equal to the sum of (i) three times the highest total compensation paid to the executive during the three preceding years, including bonuses, cash, and stock compensation, and other amounts reported on the executive’s Form W-2 (but excluding income realized from the exercise or disqualifying disposition of stock options); and (ii) three times the average amount contributed by or allocated to the executive under all tax-qualified benefit plans during the three preceding years. The executive also receives continued medical, dental, and life insurance benefits for a period of 36 months following termination of employment.

If the executive terminates employment due to disability or death within one year after the occurrence of a change in control or within one year after the commencement of preliminary steps leading to an eventual change of control, with the actual change in control taking place within two years after the executive’s termination of employment, the executive or his estate will receive the severance benefits described above, in the same manner as if the executive had terminated employment with good reason.

Section 280G of the Internal Revenue Code of 1986 provides that payments or benefits contingent upon a change in control that equal or exceed three times an executive’s “base amount” (i.e., three times average annual taxable compensation over the five taxable years preceding the change in control) are “excess parachute payments.” Under Section 4999 of the Code, an executive who receives an excess parachute payment is subject to a 20% excise tax on the amount received in excess of the base amount, and the Company is unable to deduct a corresponding amount. In the event that any payments or benefits provided to the executives are subject to the excise tax, the employment agreements provide the executives with indemnification for these excise taxes and any additional income, employment, and excise taxes imposed as a result of the initial indemnification payment.

•	Mr. Adams

Mr. Adams has entered into an agreement with the Company providing for a three-year term that extends each year for an additional year unless either party gives timely notice of an intention not to extend the term. The employment agreement also provides for the payment, and annual review, of base salary and participation in other compensation programs. Under the agreement, the Company may terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under his agreement following a termination for cause. Upon the executive’s voluntary termination or termination by reason of death or disability, the executive or his estate would receive unpaid base salary and other compensation or benefits earned through the date of termination.

Mr. Adams may also terminate employment under the agreement for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive would receive a lump sum benefit equal to the base salary the executive would have earned over the then remaining term of the agreement. Mr. Adams would also receive continued medical, dental, and life insurance benefits for a period equal to the remaining term of the agreement. If a termination without cause or for good reason occurred on or after the effective date of a change in control (as defined in the agreement), Mr. Adams would receive a lump sum payment equal to three times his then current base salary and continuation of benefits for a thirty-six month period. If the change-in control related benefits provided to Mr. Adams under the agreement or otherwise would result in “excess parachute payments” under Section 280G, the agreement applies a “best net benefits” approach that reduces the payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount payable to Mr. Adams as compared to the amount he would receive net of the excise tax if no reduction were made.

•	Messrs. Smith and Davis

Messrs. Smith and Davis entered into substantially similar employment agreements when the Company and Flagstar entered into their merger agreement and the employment agreements became effective on December 1, 2022

EXECUTIVE COMPENSATION TABLES

when the merger closed. The agreements provide that Messrs. Smith and Davis will serve as Senior Executive Vice Presidents of the Company and as President of Mortgage and President of Banking, respectively, at the bank level. The initial term of each agreement is three years with annual extensions thereafter. Under each agreement, base compensation is subject to annual review. As of the date of this Proxy Statement, the base compensation levels for Messrs. Smith and Davis are $900,000 and $750,000, respectively. In addition, the agreements specify annual short-term incentive opportunities for Messrs. Smith and Davis at a level not less than 125% and 100% respectively, of base compensation. Both executives are also eligible to participate in the Company’s long-term equity incentive program and to receive employee benefits generally provided to employees of NYCB. Mr. Smith’s employment agreement provided for an initial equity award in the form of a restricted stock grant covering 367,248 shares and vesting in equal installments over a five-year period. Mr. Davis received a similar award covering 206,747 shares. The award was granted on December 1, 2022 when the executives joined the Company.

If Mr. Smith’s employment is terminated by the Company without cause, or upon his resignation of employment for good reason (as defined in the agreement) other than in connection with change in control and subject to execution of a release of claims, he would receive the following payments and benefits: (i) cash severance equal to the sum of his annual base salary and his target annual cash bonus amount under the Company’s short term cash incentive program, (ii) a payment equal to a pro rata portion of his annual cash bonus for the year in which his termination occurs, based on the actual level of achievement of the applicable performance goals and payable on the date that bonuses under the annual cash bonus are paid to officers generally, (iii) reimbursement for health insurance or health continuation coverage for up to 12 months, and (iv) any unvested portion of his retention award and any other unvested equity awards (including legacy Flagstar awards assumed by the Company) would vest with any performance-based award vesting based on actual performance through the date of termination. Mr. Davis would receive similar benefits in such circumstances except that his cash severance amount would be limited to one time his then current base salary if termination occurred on or before December 1, 2023.

If Mr. Smith or Mr. Davis is terminated without cause, or if either terminates employment for good reason (as defined in the agreement), within the period beginning three months prior to and ending 12 months following a change in control (as defined in the agreement) each executive would receive the payments and benefits outlined above, except that (i) cash severance would equal to two times the sum of his base salary plus the target annual cash bonus amount and (ii) health continuation coverage would be provided for 18 months. If the change-in control related benefits provided to each executive under the agreements or otherwise would result in “excess parachute payments” under Section 280G, the agreements apply a “best net benefits” approach that reduces the payments and benefits to avoid triggering the Section 4999 excise tax if the reduction would result in a greater after-tax amount payable to the executive as compared to the amount he would receive net of the excise tax if no reduction were made.

If Mr. Smith or Mr. Davis terminated employment by reason of death or disability while the agreement is in effect, all outstanding equity awards would vest, including performance awards at the target level. Mr. Smith and Mr. Davis are also subject to restrictive covenants relating to non-competition and non-solicitation of employees and customers for a period of one year following his termination for any reason, in addition to confidentiality provisions that apply at all times after termination for any reason.

•	Mr. Wann

Prior to his termination of employment on November 30, 2022, Mr. Wann was a party to a 2006 employment agreement with the Company identical in form to the employment agreements described above. Mr. Wann’s departure from the Company on November 30, 2022 constituted a termination without cause under the terms of his agreement. Accordingly, Mr. Wann received a severance payment of $11,583,516 under applicable provisions of the agreement. The severance amount is reported in the “All Other Compensation” column of the Summary Compensation Table above. Mr. Wann is not included in the table below insofar as he terminated employment prior to December 31, 2022.

☐ Accelerated Vesting of RSAs and PBRSUs

Under the Company’s current equity incentive plan, the 2020 Plan, unvested RSAs would accelerate and unvested PBRSUs would be deemed to be earned at the target level upon the executive’s death or disability. With respect to a 2021 stock award granted to Messrs. Cangemi and Pinto when they assumed their present positions and the 2022 awards granted to Messrs. Smith and Davis when they joined the Company, outstanding awards would also accelerate upon the executive’s termination without cause or for good reason (as defined in their employment agreements). Upon the occurrence of a change in control, if unvested awards were not assumed by the acquirer, RSAs would vest and unvested PBRSUs would be deemed earned at the greater of target or actual performance over the shortened performance period. If, however, the awards were assumed by the acquirer, the terms of the original award agreement would remain in effect, except that unvested RSAs and PBRSU awards would vest at target upon the executive’s subsequent termination without cause or for good reason within two years after the change in control effective date. All of the awards provide for forfeiture in the event of the executive’s termination for cause or if the executive terminates

EXECUTIVE COMPENSATION TABLES

employment voluntarily without good reason. The table below shows the value of accelerated equity benefits in each termination scenario. The table assumes that, in the event of a change in control, all unvested RSA awards would vest and all unvested PBRSUs would be earned at target.

☐ Post Termination Benefit Tables

The following tables summarize the benefits that would be payable to our NEOs, as of December 31, 2022, in various termination scenarios. The value of all equity-based benefits included in the tables was determined by reference to the $8.60 closing price of the Company Common Stock on December 30, 2022. All cash severance amounts are based on 2022 base salary levels and such amounts were calculated in accordance with the applicable provisions of each executive’s employment agreement. Mr. Wann terminated employment prior to December 31, 2022. All post-termination benefits received by Mr. Wann are detailed in the Summary Compensation Table and the narrative under Non-Qualified Defined Contribution Benefits.

	Mr. Cangemi	Mr. Pinto	Mr. Adams	Mr. Smith	Mr. Davis

Death:

Equity Awards	$9,815,326	$3,844,664	$2,422,852	$3,555,610	$1,778,024

Life Insurance (1)	8,975,000	5,300,000	3,150,000	500,000	500,000

Total	18,790,326	9,144,664	5,572,852	4,055,610	2,278,024

Disability:

Employment Agreement	$2,467,500	$1,515,000	$—	$—	$—

Equity Awards	7,441,935	3,844,664	2,422,852	3,555,610	1,778,024

Total	12,282,826	5,359,664	2,422,852	3,555,610	1,778,024

Voluntary Termination Not for Good Reason (including retirement) or Termination for Cause:

Total	—	—	—	—	—

Involuntary Termination by Company without Cause or Resignation by Executive for Good Reason Prior to Change in Control:

Employment Agreement	$8,534,940	$5,201,514	$1,800,000	$2,025,000	$600,000

Equity Award Vesting	2,001,942	653,396	—	3,555,610	1,778,024

Company-Paid Benefits (2)	103,000	103,000	103,000	34,333	34,333

Total	10,639,882	5,957,910	1,903,000	5,614,943	2,412,357

Involuntary Termination by Company without Cause or Resignation by Executive for Good Reason Upon or After Change in Control:

Employment Agreement	$8,534,940	$5,201,514	$1,800,000	$4,050,000	$2,400,000

Equity Award Vesting	9,815,326	3,844,664	2,422,852	3,555,610	1,778,024

Company-Paid Benefits	103,000	103,000	103,000	51,500	51,500

Section 4999 Indemnification Payment (3)	6,699,367	5,921,599	—	—	—

Total	25,152,633	15,070,777	4,325,852	7,657,110	4,229,524

(1)

Messrs. Cangemi, Pinto and Adams are covered under the Company’s bank-owned life insurance program and the indicated death benefit would be payable to a designated beneficiary if death occurred while an active employee. Messrs. Smith and Davis are covered under the legacy Flagstar life insurance program.

(2)

For each NEO, “company-paid benefits” represents the Company’s cost for continuation of coverage under Company-sponsored employee benefit program (medical, dental and group life) for the period specified in their employment agreements.

(3)

The Section 4999 indemnification payment is only triggered in circumstances that give rise to an “excess parachute payment” under Section 280G. As noted above, the employment agreements with Messrs. Smith and Davis provide for a “best net benefit” approach to Section 280G and, therefore, do not provide indemnification for Section 4999 liabilities.

EXECUTIVE COMPENSATION TABLES

☐ CEO Pay Ratio (90:1)

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require us to report information about the ratio between the annual total compensation of our median employee and Mr. Cangemi, our Chief Executive Officer. For 2021, our last completed fiscal year:

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations require us to report information about the ratio between the annual total compensation of our median employee and Mr. Cangemi, our Chief Executive Officer. For 2021, our last completed fiscal year:

✓	Mr. Cangemi’s adjusted (see below) total compensation was $6,313,354.

✓	The adjusted (see below) total compensation of the employee we identified as our median employee was $70,305.

✓	Based on the foregoing, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 90 to 1.

We used the following methodology to identify our median employee and determine our median employee’s total compensation:

✓

We selected December 31, 2021 as our determination date. As of December 31, 2021, we had 2,926 employees, including all full time, part-time, seasonal and temporary employees. The Company merged with Flagstar Bancorp, Inc. on December 1, 2022 and, pursuant to SEC rules, the Company has excluded from the pay ratio calculation 4,772 legacy Flagstar employees who became employees of the Company and its subsidiaries on December 1, 2022. Given the proximity of the merger effective date to yearend, the Company determined that the exclusion of the legacy Flagstar employees would more fairly state the size of the employee population during all but one month of the fiscal year and, thereby, provide a more meaningful comparison of our CEO’s 2022 total compensation to the 2022 total compensation of our median employee. It is anticipated that the 2023 pay ratio calculation will include all employees as of the 2023 determination date.

✓

As permitted by SEC regulations, we selected a “consistently applied compensation measure” to identify our median employee. The compensation measure we used to identify our median employee was “base compensation” which applies uniformly to all of our employees. We annualized base compensation for full-time and part-time employees who did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

✓

After identifying the median employee, a lending business analyst, we analyzed the median employee’s total compensation by applying the methodology applicable to determining our CEO’s total compensation in the Summary Compensation Table, subject to the adjustment described below. Based on this analysis, the annual total compensation of our median employee was $70,305.

✓

In calculating the annual total compensation of the median employee, we included the amount of the Company’s contribution to the employee’s health care coverage expense, which we believe is a significant component of the compensation package we offer to our employees. This amount is in addition to the amount we calculated in accordance with the rules for the Summary Compensation Table. Because we included this amount in the annual total compensation of the median employee, we also included it in calculating the CEO’s annual total compensation for pay ratio purposes, although SEC rules permit us to exclude this amount from the Summary Compensation Table because the benefit is available generally to all eligible employees. Therefore, the CEO’s annual total compensation for pay ratio purposes differs slightly from the amount reported for the CEO in the Summary compensation table.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC regulations. Our peers may report pay ratios that are not directly comparable to ours as a result of differences in the composition of each company’s workforce and the assumptions and methodologies used in calculating the pay ratio as permitted by SEC regulations.

EXECUTIVE COMPENSATION TABLES

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall
Street
Reform and Consumer Protection Act, and Item 402(v) of SEC Regulation
S-K,
the Company is providing the following information about the relationship between executive compensation actually paid
and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, see “CD&A”.
The following table reports the compensation of our CEO and
the
average compensation of the other named executive officers (“Other NEOs”) as reported in the Summary Compensation Table for the past three fiscal years, as well as their “compensation actually paid” (or “CAP”) as calculated pursuant to recently adopted SEC rules, and certain performance measures required by the rules.

Year	Summary Compensation Table Total for CEO ($) (1) (Mr. Cangemi)	Compensation Actually Paid to CEO ($) (2) (Mr. Cangemi)	Summary Compensation Table Total for CEO ($) (Mr. Ficalora)	Compensation Actually Paid to CEO ($) (Mr. Ficalora)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($) (3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($) (000) (5)	EPS
							Total Shareholder Return ($) (4)	S&P U.S. BMI Bank Index

2022	$6,280,354	$4,408,948	—	—	$4,662,197	$3,471,410	$87.19	$98.38	$650	$1.26

2021	$8,652,305	$9,452,320	—	—	$2,653,231	$2,993,324	$115.54	$118.61	$596	$1.20

2020	—	—	$5,095,874	$(6,769,897)	$2,607,607	$2,383,152	$94.18	$87.24	$511	$1.02

(1)
Amounts reported in “Summary Compensation Table Total for CEO Cangemi” and “Average Summary Compensation Table Total for
non-CEO
Named Executive Officers” for the year 2022 are derived from total compensation amounts in the Summary Compensation Table (“SCT”) on page 44 of this proxy statement.

(2)
Thomas R. Cangemi is the CEO for 2022 and 2021, and Joseph R. Ficalora is the CEO for 2020. The
Non-CEOs
for 2022 are listed in the Summary Compensation Table on page 44 of this proxy statement. The
Non-CEOs
for 2021 are Robert Wann, John J. Pinto, John T. Adams, and R. Patrick Quinn. The
Non-CEOs
for 2020 are Robert Wann, Thomas R. Cangemi, John J. Pinto and John T. Adams.

(3)
The amounts reported in these columns represent the amount of Compensation Actually Paid to Mr.
Cangemi
and Mr. Ficalora, and average amount of Compensation Actually Paid to Other NEO’s as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Cangemi and the Other NEO’s during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to the summary compensation table to determine the Compensation Actually Paid:

	CEO			Average of Other NEOs

Adjustments	2022	2021	2020	2022	2021	2020

Summary Compensation Table Total	$6,280,354	$8,652,305	$5,095,874	$4,662,197	$2,653,231	$2,607,607

Pension values as report in SCT	—	—	—	—	—	—

Fair value of equity awards granted during fiscal year	(2,996,246)	(5,058,239)	(2,800,000)	(1,542,504)	(1,095,859)	(882,752)

Pension value attributable to current years’ service and any change in pension value attributable to plan amendments made in current year	—	—	—	—	—	—

Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	2,553,787	5,392,864	—	1,268,541	1,127,377	873,289

Dividends paid on stock in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	232,364	118,545	—	5,103	66,522	51,923

Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(1,613,580)	255,363	—	(327,314)	185,893	(176,548)

Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(47,732)	91,482	(368,760)	(42,254)	56,160	(90,368)

Deduction of Fair Value of Awards Granted Prior to year that were Forfeited during year	—	—	(8,697,011)	(552,358)	—	—

Compensation Actually Paid (CAP)	$4,408,948	$9,452,320	$(6,769,897)	$3,471,410	$2,993,324	$2,383,152

EXECUTIVE COMPENSATION TABLES

(4)
The Peer Group TSR set forth in this table utilizes the S&P U.S. BMI Banks Index (assuming reinvestment of all dividends), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included on page 43 of our Annual Report on Form
10-K
for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the company and in the S&P U.S. BMI Banks Index, respectively, and assumes reinvestment of all dividends. Historical stock performance is not necessarily indicative of future stock performance.

(5)	Net Income as reported on pages 78-82 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
☐
Financial Performance Measures
As described in greater detail in the CD&A, the metrics that the Company uses for both our short- and long-term incentive plans are selected to drive the creation of shareholder value through positive business results. The most important financial performance measures used by the Company to link Compensation Actually Paid to NEOs, for the most recently completed fiscal year to Company’s performance are as follows:

1.	Pre-tax operating earnings

2.	Return on Average Tangible Assets (ROATA)

3.	EPS Growth

4.	Return on Average Tangible Common Equity (ROATCE)
☐
Pay Versus Performance Relationship Disclosures
In accordance with SEC rules, the following charts illustrate how the CAP of our Named Executive Officers aligns with the Company’s financial performance as measured by
total shareholder return (TSR), net income, and Earnings Per Share (EPS).
Compensation Actually Paid Compared to TSR:

EXECUTIVE COMPENSATION TABLES

Compensation Actually Paid Compared to Net Income:

Compensation Actually Paid Compared to EPS:

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

All persons standing for election as directors were unanimously nominated by the Nominating and Corporate Governance Committee of the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

The Board of Directors currently consists of 14 members. All directors presently serve as directors of the Company and the Bank. Directors of the Company Board are elected for staggered terms of three years each, with the term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The nominees proposed for election at this year’s Annual Meeting are Alessandro P. DiNello, Leslie D. Dunn, Lawrence Rosano, Jr. and Robert Wann.

The Nominating and Corporate Governance Committee approved, and recommended to the Board of Directors, the director nominees standing for election at the 2023 Annual Meeting. All of the nominees proposed for election at the 2023 Annual Meeting are current members of the Board, and the Company received no nominations from shareholders for the election of directors to the Board.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. If a nominee is not elected by the requisite vote, he must tender his resignation, and the Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. It is intended that the shares represented by the enclosed proxy card, if executed, dated, and returned without voting instructions, will be voted “FOR” the election of each of the nominees proposed by the Board of Directors.

PROPOSALS TO BE VOTED ON AT THE MEETING

The following table indicates the names, ages, tenure, and principal professional experience of the current members of our Board of Directors as of April 4, 2023:

Name	Age	Director Since	Principal Professional Experience

Thomas R. Cangemi	54	2020	Banking

James J. Carpenter	62	2022	Banking

Hanif “Wally” Dahya	67	2007	Investment Banking & Manufacturing

Leslie D. Dunn	77	2015	Law, Governance

Alessandro P. DiNello	68	2022	Banking

Toan C. Huynh	47	2022	Banking, Insurance, FinTech

Marshall J. Lux	63	2022	Banking, Insurance, FinTech

Lawrence Rosano, Jr.	70	2014	Real Estate

Ronald A. Rosenfeld	83	2012	Real Estate, Government

Lawrence J. Savarese	66	2013	Auditing

Peter H. Schoels	49	2022	Investment Banking

David L. Treadwell	68	2022	Risk Management

Robert Wann	68	2008	Banking

Jennifer R. Whip	62	2022	Mortgage Lending

PROPOSALS TO BE VOTED ON AT THE MEETING

The following table presents a summary of the various experience, expertise, and/or attributes of our Board members as of April 4, 2023:

Skills, Experience and Attributes of our Board of Directors	Total

Leadership / Executive Management Experience operating in an executive leadership position demonstrating the ability to understand and direct business operations, analyze risk, manage human capital, oversee implementation of organizational change and deliver strategic plans.	14

Financial Services / Banking Industry Board or management experience in retail banking, commercial banking, mortgage lending, mortgage servicing, consumer lending, small business banking, investment banking and/or other financial services.	14

Technology / Systems Leadership and understanding of technology, digital platforms and cyber risk	8

Public Accounting and Financial Reporting Experience assessing or overseeing performance of companies or public accounting firms regarding preparation, auditing or evaluation of financial statements	11

Public Company Corporate Governance Experience serving as a board member or senior executive at a public company and/or experience with public company governance issues, policies and best practices.	14

Business Operations and Strategic Planning Experience setting long-term corporate vision and goals, developing products and services, evaluating competitive position and assessing progress toward achievement	14

Compliance / Regulatory / Legal Experience with regulated businesses, regulatory requirement and compliance, legal expertise, and relationships with federal and state agencies.	14

Risk Management Significant understanding and experience with identification, assessment and oversight of risk management programs and practices	10

Real Estate / Housing Board or management experience in multi-family real estate and lending, commercial real estate and lending, construction and industrial real estate and lending, residential mortgage lending, and mortgage servicing	9

Sustainability, Charitable, or other Corporate Responsibility Experience and leadership in embracing corporate responsibility and encouraging a positive impact through philanthropic efforts, volunteering, charitable giving, and other activities related to the environment, consumers, employees, and communities.	11

Human Capital Management and Compensation Understanding executive compensation issues, succession planning, talent management and development	11

Ethnic, Gender, Nationality, or other Diversity Board members with different attributes relating to, among other things, ethnicity, gender, and nationality.	5

PROPOSALS TO BE VOTED ON AT THE MEETING

DIRECTOR QUALIFICATIONS AND BUSINESS EXPERIENCE

The following provides information about each member of the Company’s Board of Directors, including their business experience, and additional information about the specific experience, qualifications, attributes, or skills that led to the Board’s conclusion that each should serve as a director of the Company.

Nominees:

Alessandro P. DiNello

Director since: 2022 Age: 68

BUSINESS EXPERIENCE: Mr. DiNello serves as the Non-Executive Chairman of the Company and Bank Boards as of December 1, 2022. He also serves on the Executive, Technology and Credit Committees of the Company and the Bank. Prior to the merger, he served as President, CEO, and a director of Flagstar Bank, F.S.B. and Flagstar Bancorp, Inc. since mid-2013. Before that, he was President and Chief Administrative Officer of Flagstar Bank, and for a number of years, Executive Vice President of Retail Banking. Under his leadership, Flagstar consistently delivered solid results, underpinned by careful, thoughtful growth and industry-leading risk management.

During his career at Flagstar, he served as head of branch banking, retail product strategy, marketing, communications, internet banking, and branch expansion. He also was in charge of the bank’s technology, operations, and commercial units. Additionally, he led the government affairs and community relations initiatives.

His business affiliations include membership on the Board of Directors of Business Leaders of Michigan, the Detroit Regional Chamber and its Economic Development CEO Advisory Board, and the Mayor’s Workforce Development Board (Detroit). He is a founding member of the Detroit Sports Organizing Corp., and serves as co-chair of the Economic Development Strategy Task Force of the Metropolitan Affairs Coalition. He is a past director of both the Western Michigan University Foundation and the National Board of Trustees of the Crohn’s & Colitis Foundation where he served on the executive committee as Treasurer and as chairman of the finance committee.

He is a recipient of the Honoree Award from the Crohn’s & Colitis Foundation, of the Outstanding Alumni Achievement Award from Haworth College of Business, of the Distinguished Alumni Award from Western Michigan University, of the Humanitarian Award from the Michigan Roundtable for Diversity & Inclusion, of the Courage in Leadership Award from the North Oakland (Michigan) NAACP, of the Partner in Progress Award from the city of Pontiac, Michigan, of the Regional Ambassador Award from the Southeast Michigan Council of Governments and of the Troy Community Champion Award from the Troy Community Foundation. His most recent recognition was the Maverick Award which he received from the Florida Minority Reinvestment Coalition.

QUALIFICATIONS: Mr. DiNello’s experience and intimate knowledge of the Company’s business and operations provide the Board specific experience and expertise that are beneficial to the Company and the Bank.

Committee: Technology Executive Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Leslie D. Dunn

Director since: 2015 Age: 77

BUSINESS EXPERIENCE: Ms. Dunn has been an independent member of the Boards of Directors of the Company and the Bank since September 1, 2015. In addition to chairing the Compensation Committees, she is also a member of the Audit and Nominating and Corporate Governance Committees. She is the immediate past chair of the Nominating and Corporate Governance Committee and had served for many years on the Risk Assessment Committee. In addition, Ms. Dunn previously served as a member of the Advisory Board of New York Community Bank’s Ohio Savings Bank Division until its disbandment in 2019.

An experienced executive, legal, and governance professional, Ms. Dunn served as an independent director of the Federal Home Loan Bank of Cincinnati from 2007 until completing her term of service in 2020. She was also chair of its Governance Committee. Ms. Dunn was a director of GrafTech International Ltd. (NYSE: EAF) and its Compensation and Governance Committees from 2020 to 2023. Additionally, she has served as a director of numerous private companies.

From 1997 through 2004, Ms. Dunn was Senior Vice President of Business Development at Cole National Corporation, a New York Stock Exchange-listed specialty retailer with 15,000 employees and 3,000 locations in Canada, Europe, and the United States. Ms. Dunn served as Cole’s General Counsel and Secretary, overseeing the company’s government relations and law departments, ensuring its compliance with SEC regulations, and serving as principal corporate governance advisor to the board.

Prior to joining Cole, Ms. Dunn was a partner in the Business Practice Group in the Cleveland office of Jones Day, a global law firm with 45 locations, and before then, was a partner in the corporate practice of Squire Sanders & Dempsey (now Squire Patton Boggs).

A graduate of Case Western Reserve University School of Law, Ms. Dunn is an active civic leader and philanthropist in her home state of Ohio. She is the President and a Trustee of the David and Inez Myers Foundation, a Life Trustee and Past Chair of the Mt. Sinai Health Care Foundation, a director of the Jewish Federation of Cleveland, the past President of the Board of the Cleveland Museum of Contemporary Art, and has been co-chair of the Northeast Ohio Chapter of Women Corporate Directors, an organization of over 2,500 women business leaders worldwide.

QUALIFICATIONS: Ms. Dunn’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Audit Compensation (Chair) Nominating and Corp. Governance Board Development Subcommittee

PROPOSALS TO BE VOTED ON AT THE MEETING

Lawrence Rosano, Jr.

Director since: 2014 Age: 70

BUSINESS EXPERIENCE: Mr. Rosano has been an independent member of the Boards of Directors of the Company and the Bank since July 22, 2014. He currently serves as a member of the Risk Assessment, Compensation and Credit Committees of the Company and the Bank.

Since May 1974, Mr. Rosano has served as a principal, owner, and operator of various real estate development and management businesses in the New York metropolitan area, including Associated Development Corp. (since 1984), Associated Properties, Inc. (since 2002), and 460 Grand Street Realty LLC (since August 2013). In addition, he is currently a member of the Board of the Queens & Bronx Building Association, a regional trade group for which he formerly served as president.

In 1984, Mr. Rosano was appointed to the executive committee of the Cooley’s Anemia Blood & Research Foundation for Children which oversees, among other things, the Foundation’s two annual major fund-raising events, the “Gift of Life Ball” and the “Annual Memorial Golf Outing,” which is currently in its 54th year. In 1991, Mr. Rosano was the Chairman and received the Man of the Year Award at the Foundation’s Annual Gift of Life Ball. Starting in 1995 he has successfully led the Committee’s fund-raising efforts in amounts averaging approximately $350,000 per year.

Additionally, in November 2016 he was appointed a member of the Contractor & Expert Committee of the MS4 Policy Group formed by the New York City Department of Environment & Protection, the Urban Green Council, and the Real Estate Board of New York whose mission was to develop a storm water management program for the City of New York in order to make it compliant with the New York State and Federal standard for MS4 Stormwater Permitting Process. From 2020 to date he was appointed by the NYC Dept. of Buildings to the Building Code Revision Committee as an Industry Representative. We revised the existing code adopted in 2014, and updated it to NYC’s standards. Now the work continues with the new NYS State and Federal Code.

QUALIFICATIONS: With his extensive experience in real estate development and executive management, Mr. Rosano brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Compensation Risk Assessment Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Robert Wann

Director since: 2007 Age: 68

BUSINESS EXPERIENCE: Mr. Wann has been a member of the Boards of Directors of the Company and the Bank since December 18, 2007. Previously he was Senior Executive Vice President and Chief Operating Officer of the Company and New York Community Bank since October 31, 2003. He retired from that position upon the closing of the Flagstar Bancorp, Inc. merger. Mr. Wann is also a member of the Risk Assessment and Technology Committees of the Company and Bank.

Prior to his appointment as Chief Operating Officer, Mr. Wann served as the Company’s Chief Financial Officer. Mr. Wann is a key member of the management team that led the Company’s conversion to stock form in 1993. Mr. Wann has played, and continues to play, a crucial role in the development and growth of the Company, including in connection with the numerous strategic business combinations it has undertaken.

Mr. Wann is a member of the American Bankers Association and the New York Bankers Association, and serves on the Board of Directors of various organizations. A graduate of Queens College with a degree in accounting, Mr. Wann is on the Board of Trustees of the Queens College Foundation and is a past Chairman of its Audit Committee. An active member of the community, Mr. Wann previously served as president of the Flushing Central Lions Club and as a member of the Board of Trustees of the Queens Museum of Art, and currently serves on the Board of Directors of a private charitable foundation based in New York.

QUALIFICATIONS: With over 40 years of experience at the Company, Mr. Wann has a deep understanding and thorough knowledge of the Company, its subsidiaries, and its lines of business. Mr. Wann has consistently demonstrated his leadership abilities and his commitment to the Company through his long service in numerous roles. Mr. Wann’s extensive financial and operating experience, commitment, knowledge, and leadership make him well-suited to serve on the Board and contribute to its objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Risk Assessment Technology

PROPOSALS TO BE VOTED ON AT THE MEETING

Current Directors:

Thomas R. Cangemi

Director since: 2020 Age: 54

BUSINESS EXPERIENCE: Thomas R. Cangemi serves as President and Chief Executive Officer of the Company and the Bank. He was appointed President and CEO as well as Director of the Boards of the Company and the former New York Community Bank (NYCB) effective December 31, 2020, and served as Chairman of the Boards of the Company and former NYCB from March 26, 2021 to November 30, 2022. Prior to this, Mr. Cangemi served as Senior Executive Vice President and Chief Financial Officer of the Company and former NYCB since April 5, 2005. He joined the Company on July 31, 2001 as Executive Vice President and Director of the Capital Markets Group, and was named Senior Executive Vice President on October 31, 2003. Mr. Cangemi also serves as a member of the Executive, Technology, and Credit Committees of the Boards of the Company and Bank.

Prior to joining the Company, Mr. Cangemi was Executive Vice President, Chief Financial Officer, and Treasurer of both Richmond County Financial Corp. and Richmond County Savings Bank. Before joining Richmond County in 1997, Mr. Cangemi served as Senior Vice President, Chief Financial Officer, and Corporate Secretary of Continental Bank, a commercial bank based in Garden City, New York and, previously, as Director of Corporate SEC Reporting for an electronics corporation in Boca Raton, Florida. From 1993 to 1996, Mr. Cangemi was Vice President and Chief Financial Officer of Sunrise Bancorp, a publicly traded thrift headquartered on Long Island. Previously, Mr. Cangemi was a member of the SEC Professional Practice Group of KPMG Peat Marwick serving financial institutions.

Mr. Cangemi serves as Treasurer and a member of the Board of Directors of both the Richmond County Savings Foundation and the New York Community Bank Foundation. In January 2022, Mr. Cangemi was appointed to the Board of Directors of the Federal Home Loan Bank of New York. In addition, Mr. Cangemi is a member of the Board of Trustees of The Whaling Museum & Education Center of Cold Spring Harbor. Previously, Mr. Cangemi was a Board member and a member of the Development Committee of the Long Island Children’s Museum, on the Board of Directors of Friends of the Arts, a member of the Council of Overseers of the Tilles Center for the Performing Arts; and a member of the Board of Trustees of the East Woods School. Mr. Cangemi holds a B.B.A. from the School of Professional Accountancy at Dowling College, and is a certified public accountant and a member of the AICPA.

QUALIFICATIONS: Mr. Cangemi’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Executive Technology Credit (Bank Board) Other Public Company Directorships: Federal Home Loan Bank of New York

PROPOSALS TO BE VOTED ON AT THE MEETING

James J. Carpenter

Director since: 2022 Age: 62

BUSINESS EXPERIENCE: Mr. Carpenter serves as a Director of the Company and Bank. He has been a member of the Board of Directors of the Company since December 1, 2022 and a member of the Board of Directors of the Bank since December 13, 2022. In addition to chairing the Board Credit Committee, he is a member on the Risk Assessment Committee of the Company and Bank.

He is an experienced banking executive with a nearly 40-year career in commercial real estate finance, commercial and industrial lending, consumer lending and credit related insurance sales. He has served as consultant for credit and lending related matters to the Company since January 2020. Prior to his retirement from the Company on December 31, 2019, Mr. Carpenter served as Senior Executive Vice President and Chief Lending Officer of the Company and New York Community Bank from January 1, 2006, to December 31, 2019. Mr. Carpenter also served as Senior Executive Vice President of the Company’s former subsidiary, New York Commercial Bank from December 30, 2005 to November 30, 2018; Executive Vice President and Chief Lending Officer of New York Community Bank from February 1, 2005 to December 31, 2005; Executive Vice President and Assistant Chief Lending Officer of the Community Bank from January 1, 2003 to February 1, 2005; and Senior Vice President and Mortgage Lending Officer of the Community Bank from November 30, 2000 to January 1, 2003.

Mr. Carpenter joined the Company in November 2000 with the acquisition of Haven Bancorp, Inc. and CFS Bank where he served as Senior Vice President responsible for Multi-Family and Commercial Real Estate Lending from November 1994 through November 2000 and its Commercial Real Estate and Asset Management departments from December 1991 to November 1994. Prior to CFS Bank, Mr. Carpenter worked for American Savings Bank and both Beneficial Finance and The Minnesota Mutual Life Insurance Company in credit insurance sales.

QUALIFICATIONS: Mr. Carpenter brings years of banking and lending experience to the Company advancing the Board’s objective of maintaining a membership of experienced dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Risk Assessment Credit (Bank Board) (Chair)

PROPOSALS TO BE VOTED ON AT THE MEETING

Hanif (“Wally”) Dahya

Director since: 2007 Age: 67

BUSINESS EXPERIENCE: Mr. Dahya is the Chief Executive Officer of The Y Company LLC, a private investment firm that focuses on emerging-market companies in the information, communications, financial, and environmental services industries. The company also is involved in distressed assets in the emerging markets. Mr. Dahya has been an independent member of the Boards of Directors of the Company and the Bank since February 27, 2007, and currently serves as the Boards’ Independent Presiding Director as well as the Chairperson for the Nominating and Corporate Governance Committees of the Company and the Bank. He also serves as a member of the Compensation Committee, which he previously served as the Chair, and the Audit and Executive Committees of the Company and Bank.

Mr. Dahya also serves as a member of the Board of Directors of the Richmond County Savings Foundation.

Prior to forming The Y Company, Mr. Dahya spent 14 years on Wall Street, having started his career in investment banking at E.F. Hutton and Co., Inc. Thereafter, Mr. Dahya was Managing Director at L.F. Rothschild Co. Inc., headed the Mortgage-Backed Securities Group at UBS Securities Inc., and was a partner at Sandler O’Neill + Partners L.P. Mr. Dahya previously served as an independent director of TerraForm Power, Inc. and TerraForm Global, Inc., affiliated companies which own clean power generation assets for utility, commercial, and residential customers. Until March 2021, Mr. Dahya served as Managing Director of Global Environmental Management Services, an integrated environmental preservation, protection, and restoration platform headquartered in Jeddah, Kingdom of Saudi Arabia. Since December 2021, he has served as an independent director of SFOX, a cryptocurrency prime dealer for professional traders and institutional investors

Mr. Dahya is a graduate of Harvard Business School and earned his undergraduate degree at Loughborough University of Technology in the United Kingdom.

QUALIFICATIONS: With his extensive financial and risk management experience in investments, capital markets, asset and liability management, emerging markets, real estate, and bank and thrift investments, Mr. Dahya provides the Board with valuable insight on these and others matters that are beneficial to the Company in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Audit Compensation Executive Nominating and Corp. Governance (Chair) Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Toan C. Huynh

Director since: 2022 Age: 47

BUSINESS EXPERIENCE: Ms. Huynh serves as a Director of the Company and Bank. She joined the Boards of Flagstar Bancorp, Inc. and Flagstar Bank, F.S.B. in January 2021. She is also a member of the Risk Assessment and Technology Committees.

A technology founder and digital transformation leader, Toan has experience in private equity and venture capital. She brings over 24 plus years of working with and investing in enterprise technology and services companies, with a practitioner’s focus on those enabled by underlying innovation such as AI, data, cloud, quantum, and blockchain. In 2008, Ms. Huynh co-founded GlobalOne/CloudSherpas, a cloud services company and served as Global Head of Insurance and Financial Services, until its acquisition by Accenture in 2015. Ms. Huynh was a Managing Director with Accenture until 2018 and a US partner for Information Venture Partners until 2020. She served as an Entrepreneur-in-Residence for Citi Ventures until 2019 and is currently serving in that capacity with the Morgan Stanley Inclusive Ventures Lab. Ms. Huynh is also Founder and Managing Partner of Baylane Capital, which collaborates with PE teams to invest in and operate cloud services and technology software companies.

Ms. Huynh serves on the Board of Trustees for The Ethel Walker School for Girls since 2021 and is a member of the UPenn Women’s Alliance Advisory Council since 2018.

QUALIFICATIONS: Ms. Huynh is a seasoned cloud and digital leader with valuable insight on these and others matters that are beneficial to the Company in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Risk Assessment Technology

PROPOSALS TO BE VOTED ON AT THE MEETING

Marshall J. Lux

Director since: 2022 Age: 63

BUSINESS EXPERIENCE: Mr. Lux has been an independent member of the Boards of Directors of the Company and the Bank since February 23, 2022. In addition to Chairing the Technology Committee, he also serves as a member of the Audit and Risk Assessment Committees of the Company and Bank.

Mr. Lux is a prominent and highly-regarded financial services industry professional whose career spans nearly four decades and crosses a broad variety of financial industry subsectors, including consumer finance, commercial banks, insurance companies, broker/dealers, wealth and asset management firms, card companies, private equity, and FinTechs. Mr. Lux’s experiences at McKinsey and elsewhere during his career, included advising financial institutions regarding various risk and compliance matters, including consumer compliance relating to retail banking, mortgage lending, and other lending. Throughout his career he has built strong relationships with C-suite executives, becoming their trusted advisor and confidant.

He attended Princeton University as an undergraduate and Harvard Business School for his graduate studies. Upon graduating from Harvard in 1986, Mr. Lux began working at McKinsey & Co., where he advised companies on core strategies and operational issues, including with respect to consumer compliance issues, mergers and merger integration, new product design and rollout, expense management, credit quality, crisis management, and capital initiatives.

Mr. Lux left McKinsey as a Senior Partner after nearly 20 years to join one of his clients, J.P. Morgan, as Global Chief Risk Officer for Chase Consumer Bank. In this capacity, he managed a staff of 10,000 employees around the world, reported to the Company’s Board of Directors, and worked hand-in-hand on the Consumer Bank risk strategy with CEO Jamie Dimon. During his tenure at JP Morgan, he developed a number of risk strategies and models which helped successfully steer the bank through the mortgage crisis, also advising regarding various consumer compliance matters relating to JPMC’s mortgage lending – including as such risks expanded as a result of the crisis.

IN 2009 he left J.P. Morgan to return to his consulting roots with the Boston Consulting Group (“BCG”) where he was their first directly elected Senior Partner. At BCG, he advised many of the same financial services companies that he had advised earlier in his career at McKinsey. At BCG, Mr. Lux continues his focus on advising financial service companies – including residential mortgage lenders and other consumer credit providers.

In 2014, he finished his full-time professional career with BCG, transitioning from Senior Partner to Senior Advisor, so he could focus on working with boards. He remains an advisor to BCG. He currently is a member of several boards including Mphasis (NSE: MPHASIS), a publicly-traded global IT company and Kapitus, a privately-held small business lender. He also is a director of the Guardian Life Mutual Funds Board, which is the wealth management arm of the Guardian Life Insurance Company. In addition to his board involvement, he also advises a number of FinTech companies that are involved in payment systems, mortgage lending, digital assets, cybersecurity, and wealth management.

QUALIFICATIONS: Mr. Lux’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Audit Risk Assessment Technology (Chair) Other Public Company Directorships: Mphasis Corporation DHB Capital Corp.

PROPOSALS TO BE VOTED ON AT THE MEETING

Ronald A. Rosenfeld

Director since: 2012 Age: 83

BUSINESS EXPERIENCE: Mr. Rosenfeld has been an independent member of the Boards of Directors of the Company and the Bank since January 1, 2012, and previously served as Chairman of the Advisory Board of the Community Bank’s Ohio Savings Bank division until its disbandment in the first quarter of 2019. In addition, he is a member of the Nominating and Corporate Governance, Risk Assessment, and Credit Committees of the Company and Bank.

Mr. Rosenfeld also served as Chairman of the Federal Housing Finance Board from 2005 through 2008. From 2001 through 2004, he was President of the Government National Mortgage Association. In addition to serving four years as Secretary of Commerce for the State of Oklahoma, Mr. Rosenfeld previously served one year as Deputy Assistant Secretary for Corporate Finance at the U.S. Treasury Department. Before joining the Treasury Department, he spent three years at the Department of Housing and Urban Development, having served as the Deputy Assistant Secretary for Single-Family Housing, Acting Deputy Assistant Secretary for Multi-Family Housing, and General Deputy Assistant Secretary for the Office of Housing-Federal Housing Commissioner. Prior to his career in public service, Mr. Rosenfeld was an executive with the investment banking firms, Prescott, Ball & Turben, Inc. in Cleveland, Ohio, and Zappala & Company in Pittsburgh, Pennsylvania, and the president of a company that developed more than 10,000 apartment units and managed approximately 6,000 apartment units in a six-state region.

QUALIFICATIONS: A graduate of Harvard Law School and The Wharton School, University of Pennsylvania, Mr. Rosenfeld also lends his expertise to several not-for-profit organizations in the housing, education, and cultural arenas. In addition to serving on the Housing Commission of the Bi-Partisan Policy Center, Mr. Rosenfeld is a Trustee of Howard University. With his extensive experience in housing and development, corporate finance, and investment banking, Mr. Rosenfeld brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Nominating and Corp. Governance Board Development Subcommittee Risk Assessment Credit (Bank Board)

PROPOSALS TO BE VOTED ON AT THE MEETING

Lawrence J. Savarese

Director since: 2013 Age: 66

BUSINESS EXPERIENCE: Mr. Savarese has been an independent member of the Boards of Directors of the Company and the Bank since March 4, 2013. Mr. Savarese also served as a member of the Credit Committee of the Bank until December 2022. In addition to chairing the Audit Committee, he is also a member of the Compensation and Nominating and Corporate Governance Committees of the Company and the Bank Boards.

From 1978 through 2012, Mr. Savarese was with the independent public accounting firm KPMG LLP. For 19 years, he was an Audit Partner in KPMG’s Financial Services Practice, serving as partner in charge of audits of both Banks (including the Company and the Bank) and international banks with branches and agencies in the United States. During this time, Mr. Savarese served as KPMG’s representative to the New York Bankers Association and The Institute of International Bankers.

From 2008 to 2012, Mr. Savarese served as Audit Partner, Risk Management, for KPMG’s Advisory Practice, where he managed risk at KPMG and developed and applied complex risk management objectives; risk management policies for model development; advisory service protocols in connection with certain requirements of the Public Company Accounting Oversight Board; policies for internal controls over financial reporting services provided to non-audit clients; and reviewed engagement letters and management risk performance.

Prior to his retirement in 2012, Mr. Savarese was an Audit Partner in KPMG’s Global Services Centre, where he designed and developed the standardized approach for auditing banks now used by the firm’s Global Bank Practice.

QUALIFICATIONS: With his extensive experience in accounting principles, financial reporting rules and regulations, commercial banking, risk management, and corporate finance, Mr. Savarese brings valuable insight to the Board and the Committees he serves on in overseeing a wide range of banking and financial reporting matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Audit (Chair) Compensation Nominating and Corp. Governance

PROPOSALS TO BE VOTED ON AT THE MEETING

Peter H. Schoels

Director since: 2022 Age: 49

BUSINESS EXPERIENCE: Mr. Schoels has served as an independent member of the Boards of the Company and the Bank since December 1, 2022. He joined the Flagstar Bank, F.S.B and Flagstar Bancorp, Inc. Boards in 2013. He is also a member of the Nominating and Corporate Governance and Technology Committees of the Company and the Bank.

Mr. Schoels has been a managing partner of MP Global Advisers since 2009 and a partner since 2002. He also serves on the investment committee of MaltinPatterson Global Advisors, and is portfolio manager of MatlinPatterson’s control and illiquid investments. Prior to MatlinPatterson, he was a vice president of Credit Suisse’s Global Distressed Securities Group, and before that, a director of Finance and Strategy of Itim Group Plc. Earlier in his career, he was manager of mergers and acquisitions for Ispat International NV, now ArcelorMittal.

QUALIFICATIONS: With his background in supervising investments in distressed companies, and servicing as a director of a publicly traded company provides the Board with the perspective of a major shareholder and seasoned investor that has intimate knowledge of the Company’s business and operations furthering the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank.

Committees: Nominating and Corp. Governance Technology Committee

David L. Treadwell

Director since: 2022 Age: 68

BUSINESS EXPERIENCE: Mr. Treadwell has served as an independent member of the Boards of Directors of the Company and the Bank since December 1, 2022. He previously joined the boards of Flagstar Bank, F.S.B. and Flagstar Bancorp, Inc. in 2009. In addition to chairing the Risk Assessment Committee, he also serves as a member of the Audit and Nominating and Corporate Governance Committees of the Company and Bank Boards.

From 2006-2011 he was President and Chief Executive Officer of EaglePicher Corporation. Previously, he had been Chief Operating Officer of the company, and prior to that, Division President. He also was CEO of Oxford Automotive, a $1 billion automotive supplier, where he led the restructuring of the company. He was with Prechter Holdings for 19 years, ultimately serving as its CEO.

Mr. Treadwell also currently serves on the board of Visteon Corporation (NASDAQ: VC) since 2012 and on the audit committee of that board. He previously served on the board of U.S. Well Services Holdings, LLC (formerly U.S. Well Services, Inc.) from 2017 to 2022 and also served on the audit committees of that board. Additionally, he previously served as a director for Fairpoint Communications from 2011 to 2017. He has served on and chaired numerous private company boards over his career.

QUALIFICATIONS: Mr. Treadwell provides relevant insight and guidance on issues of corporate strategy and risk management. He also has had considerable experience with distressed companies and extensive board experience furthering the Board’s Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank

Committees: Audit Nominating and Corp. Governance Risk Assessment (Chair) Other Public Company Directorships: Visteon Corporation

PROPOSALS TO BE VOTED ON AT THE MEETING

Jennifer R. Whip

Director since: 2022 Age: 62

BUSINESS EXPERIENCE: Ms. Whip has served as an independent member of the Boards of Directors of the Company and the Bank since December 1, 2022. She previously joined the boards of Flagstar Bank, F.S.B. and Flagstar Bancorp, Inc. in 2017. She is also a member on the Audit, Compensation, Risk Assessment, and Credit Committees of Company and Bank.

Ms. Whip is a principal with Cambridge One, LLC, and was a long-time executive with Fannie Mae. In her 26 years with the Fannie Mae she held numerous key roles, including leading nationwide single-family business development strategies, managing relationships with some of Fannie’s largest lenders, developing lending solutions to underserved communities, and directing lender management and strategic initiatives for Fannie Mae’s eChannel. At Garrett, McCauley, she was part of a team that helped banks and mortgage lenders increase revenues, control costs, and better manage risks. She was a founding member of the Fannie Mae Diversity Advisory Council, executive sponsor of the INDUS Employee Resource Group, and a former advisory board member of the Neighborhood Housing Services of New York City. She also currently holds the Certified Mortgage Banker (CMB) designation. She received awards from Fannie Mae for volunteerism, as well as for her support of the Hispanic Networking Group.

QUALIFICATIONS: Ms. Whip provides broad experience in housing finance, strategic initiatives and risk management bringing varied perspective to the Board’s oversight over these principal business areas, furthering the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Bank

Committees: Audit Compensation Risk Assessment Credit (Bank Board)

BUSINESS EXPERIENCE OF NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

John T. Adams. Mr. Adams currently serves as Senior Executive Vice President and Director of Indirect Multi-Family Lending. He was previously appointed Senior Executive Vice President and Chief Lending Officer in March 2022 and having served as Executive Vice President and Chief Lending Officer since January 1, 2020. Prior to this appointment, Mr. Adams has served in positions of increasing responsibility at the Bank since joining the Company in 2000 in conjunction with its acquisition of Haven Bancorp, Inc., parent of CFS Bank, where he began his career in 1983. Most recently, Mr. Adams served as Executive Vice President and Chief Credit Officer, managing credit risk and credit risk administration to ensure the Bank’s asset quality is acceptable. Overall, he has over 36 years of banking, lending and credit experience.

Previously and throughout his tenure with the Company, Mr. Adams assumed senior roles including retail branch management, commercial mortgage lending, originations and construction lending management. In 2013, his role was expanded to include Chief Administration Officer duties where he oversaw the day to day operations of the Bank’s Lending Department before being named Chief Credit Officer in 2017.

Mr. Adams holds a Bachelor’s Degree in Business Management from New York Institute of Technology and a Post Graduate Degree from the National School of Banking with Honors. Mr. Adams is a member of the New York Mortgage Bankers Association, the Queens, Bronx, and Long Island Builders Association, Chairman of the Board for the Cleary School for the Deaf, and is a Board Member Catholic Charities of Rockville Centre. Mr. Adams also serves as an officer and member of the Board of Directors of the New York Community Bank Foundation.

Reginald E. Davis. Mr. Davis joined the Company as Senior Executive Vice President and President of Banking on December 1, 2022. In this role, he is responsible for all non-mortgage lending, Government Banking, Treasury Management, strategic alliances, and all of Retail Banking. From April 2020 until the Flagstar Bancorp, Inc. merger, Mr. Davis was Executive Vice President and President of Banking.

He has 35 years of banking experience, most recently with SunTrust, now Truist, where he was head of business banking. He also served as President of RBC Bank USA, the U.S. banking division of the Royal Bank of Canada, and as a

PROPOSALS TO BE VOTED ON AT THE MEETING

senior executive and member of the operating committee for Wachovia (now Wells Fargo), where he held a number of senior roles. He started his banking career at First Union Bank.

Mr. Davis serves on the board of the Lincoln Financial Group and is a member of the 100 Black Men of Atlanta. Previously, he served as chair of the Morehouse College Dean’s Advisory Board and as a board member of the Atlanta Chamber of Commerce. He also serves as a member of the Board of Directors of the Flagstar Bank Foundation.

His past recognitions include being named by Black Enterprise Magazine as one of the 75 most powerful African Americans in corporate America, and in 2021, by Savoy Magazine to the list of Most Influential Black Corporate Directors.

John J. Pinto. Mr. Pinto has served as the Chief Financial Officer of the Company and Bank since December 31, 2020 and was appointed to Senior Executive Vice President on February 5, 2021. Mr. Pinto joined the Company on July 31, 2001 in connection with the Richmond County merger, and served as Senior Vice President, and then First Senior Vice President, in the Capital Markets Group. From April 5, 2005 until December 31, 2020, Mr. Pinto served as Executive Vice President and Chief Accounting Officer of the Company.

Prior to joining the Company, Mr. Pinto served as Senior Vice President and General Auditor of Richmond County Financial Corp. and Richmond County Savings Bank. From 1997 to 1998, Mr. Pinto served as Director, Financial Reporting at American Express Bank, a multinational bank based in New York City. From 1993 to 1997, he was a member of the Financial Services Group of Ernst & Young, LLP, based in New York City, providing auditing and consulting services to financial institutions throughout the Northeast.

Mr. Pinto holds a Bachelor’s degree from Fairfield University. He is a certified public accountant and a member of the AICPA. Mr. Pinto serves as a member of the Board of Directors of the Noble Maritime Collection in Staten Island. He also serves as a member of the Boards of Directors of New York Community Bank Foundation and Flagstar Bank Foundation.

Lee M. Smith. Mr. Smith joined the Company as Senior Executive Vice President and President of Mortgage. In this role, he is responsible for the direction and oversight of all aspects of mortgage, including mortgage sales and originations, secondary and capital markets, mortgage fulfillment and operations, and mortgage servicing and sub-servicing, as well as the strategic growth of the mortgage and servicing businesses. From 2020 and until the Flagstar Bancorp, Inc. merger, he was Executive Vice President and President of Mortgage.

Mr. Smith joined Flagstar in 2013 as Executive Vice President and Chief Operating Officer and held that position until his appointment as head of Mortgage in 2020. As COO, he played an integral role in the turnaround of Flagstar in addition to his responsibilities for several key business units as well as overall strategy, balance sheet and cost optimization, and mergers and acquisitions.

Prior to joining Flagstar, he was a partner with MatlinPatterson Global Advisers LLC, a private equity fund based in New York, where he managed a number of portfolio companies across a multitude of industries and sat on various boards.

Earlier in his career, he was a senior director at Zolfo Cooper LLC, an advisory and interim management firm. At Zolfo Cooper, Mr. Smith acted as both interim management and adviser to a number of companies, improving and optimizing operational and financial performance. Before joining Zolfo Cooper, Mr. Smith served as a vice president in Ernst & Young’s national restructuring group in both New York and the United Kingdom.

He serves as vice chairman on the board of Cranbrook Institute of Science, and sits on the Cranbrook Board of Governors where he also serves as a member of both the finance and audit committees. He is also chairman of the Detroit Local Initiatives Support Corporation, which is dedicated to revitalizing distressed neighborhoods and communities in Detroit and is part of the national LISC network. He is a member of the Institute of Chartered Accountants in England and Wales.

DIRECTOR SUCCESSION

The Nominating and Corporate Governance Committee of the Board periodically reviews with the Board the skills and characteristics appropriate for Board members. The Board seeks diversity in its members with respect to background, skills and expertise, industry knowledge, experience, gender, age, race, and ethnicity. In accordance with the Company’s Bylaws, an individual may not be elected, appointed, or nominated as a Director after December 31 of the year in which an individual attains the age of 75, provided, however, that the Board, by written resolution approved by a majority of the disinterested members of the whole Board, may exclude an incumbent director from such age limitation. The Board members of the Company’s Board are the same members of the Bank’s Board of Directors, each of whom are

PROPOSALS TO BE VOTED ON AT THE MEETING

elected annually by the Company Board. The Bank’s Bylaws also provide the same age limitation considerations as the Company’s Bylaws and, as a result, the Nominating and Corporate Governance Committee of the Bank’s Board discusses and considers such age limitation of all incumbent members each year. As part of its nomination discussions this year, the Bank’s Board granted Directors Ciampa and Rosenfeld a one-year exception to the Director mandatory retirement age. The Board determined that, particularly in light of the disruptions and challenges created by the pandemic, maintaining stability at the Board level was in the best interests of the Company and its stakeholders.

DIRECTORS’ COMPENSATION

➢ Our Approach to Director Compensation

We compensate our directors with three objectives in mind:

✓

The director compensation structure should recognize the significant amount of work expected from a director at an institution the size of the Company, taking into account the significant time commitment necessary to prepare for meetings that cover complex strategic and operational matters and the duration and frequency of such meetings.

✓

The director compensation program should include a significant equity component that helps align the interests of directors with our shareholders and should encourage retention of equity through stock ownership guidelines.

✓	The structure of the program must be transparent to shareholders so they can understand the business reasons for specific director compensation decisions.

Our directors fulfill a critical oversight role for the Company, in part through their service on board committees that have been assigned specific functional responsibilities. The level of engagement of our directors reflects a keen awareness of their responsibilities as directors of a publicly traded financial institution that operates within a complex business and regulatory environment. The Company’s key committees, such as the Audit, Risk Assessment and Compensation, meet frequently to ensure appropriate oversight of the areas that fall within the scope of their respective charters. Given the complexity of the matters considered by these committees, each meeting represents a substantial time commitment for committee members (typically in the range of three to six hours), requiring not only attendance at each meeting but significant preparation in advance of each meeting to facilitate an understanding of items on the meeting agenda. In addition to committee service, directors must prepare for, and attend, a monthly board meeting that requires significant preparation and typically runs from four to six hours.

➢ 2022 Director Compensation Review

The Compensation Committee has carefully monitored changes in the structure of director pay programs industry-wide and among our peers as part of the Committee’s annual review of director pay. The annual review is designed to identify and incorporate best practices while ensuring that the program is aligned with our director pay objectives. The Committee also considers the cost of the director compensation program on an individual director basis and on an aggregate basis. In 2021, the Committee restructured director pay to place all compensation for board and committee service on a retainer-only basis. In 2022, the Committee retained the essential features of the 2021 program but adjusted board and committee retainers to reflect further consideration of market data and best practices.

➢ 2022 Director Compensation Structure

In 2022, each non-employee director received an annual retainer of $75,000 for service on the Board. Mr. Dahya who served as the lead independent director, received an additional retainer of $52,500. In addition, each director receives equity compensation in the form of a restricted stock award. The table below shows the 2022 retainer schedule for Board committee service:

Board Committee	Chair ($)	Member ($)

Audit	$35,000	$15,000

Compensation	20,000	10,000

Nominating and Corporate Governance	20,000	7,500

Risk Assessment	35,000	15,000

Technology	20,000	7,500

PROPOSALS TO BE VOTED ON AT THE MEETING

➢ 2022 Director Compensation

The following table provides details of the 2022 compensation received by directors of the Company for Board and Board committee service. Mr. Cangemi did not receive separate compensation in 2022 for his service on the Board. Directors Ciampa and O’Donovan retired from the Board on December 1, 2022 upon the completion of the Flagstar merger. At the same time, Mr. DiNello became Non-Executive chairman of the Board and Directors Carpenter, Huynh, Schoels, Treadwell and Whip joined the Board, and they received pro-rated cash retainers for the month of December. Mr. Wann became a non-employee director when his employment with the Company terminated on November 30, 2022.

Non-Employee Directors	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Alessandro P. DiNello, Non-Executive Chairman	20,833	—	—	20,833

Dominica Ciampa	103,125	115,000	19,096	237,221

James J. Carpenter(3)	—	—	—	—

Hanif “Wally” Dahya	191,459	115,000	14,171	320,630

Leslie D. Dunn	148,541	115,000	9,416	272,957

Toan C. Huynh	8,125	—	—	8,125

Marshall J. Lux(3)	97,500	95,830	4,231	197,561

James J. O’Donovan(4)	68,750	115,000	—	183,750

Lawrence Rosano, Jr.	125,208	115,000	9,416	249,624

Ronald A. Rosenfeld	111,250	115,000	9,416	235,666

Lawrence J. Savarese	133,750	115,000	14,171	262,921

Peter H. Schoels	7,500	—	—	7,500

David L. Treadwell	11,042	—	—	11,042

Robert Wann	8,125	—	—	8,125

Jennifer R. Whip	9,583	—	—	9,583

(1)

In accordance with SEC disclosure requirements for equity compensation, the reported amount represents the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. All 2022 awards were made in the form of restricted stock vesting on the first anniversary of the grant date. The directors who joined the Board on December 1, 2022 did not receive 2022 equity awards.

(2)	The All Other Compensation column includes dividends paid on restricted stock awards. No directors had perquisites in excess of $10,000.
(3)

Prior to his appointment as a director on December 1, 2022, Mr. Carpenter served as a consultant to the Company with a monthly retainer of $67,000. The consulting arrangement ended on December 31, 2022, and Mr. Carpenter did not receive separate compensation for his service as a director in December 2022. Mr. Lux’s 2022 compensation was pro-rated for his period of service from February 2022 when he joined the Board.

(4)

Mr. O’Donovan received $118,749 in 2022 under a supplemental retirement and restrictive covenant agreement with the Company dating to his 2006 retirement as an officer of the Company. The agreement with Mr. O’Donovan expired on March 31, 2022.

Director Stock Ownership Guidelines. Our directors are subject to stock ownership guidelines that require them to hold Company stock with a value equal to five times their annual cash board retainer. All non-employee directors are either in compliance with this requirement or within the phase-in period applicable to new directors.

Director Benefits. The Company provides limited life insurance coverage for directors. Mr. Ciampa participated in a legacy director retirement plan that was sponsored by the Community Bank. No other directors are eligible to participate in the plan.

Director Equity Compensation. Directors participate in the Company’s equity compensation program and such awards are an integral part of each director’s annual compensation. In 2022, non-employee director awards were made in the form of restricted stock that vested on the first anniversary of the grant date. The six directors who joined the Board on December 1, 2022 did not receive 2022 equity awards.

PROPOSALS TO BE VOTED ON AT THE MEETING

Compensation Committee Interlocks and Insider Participation. No executive officer of the Company or the Community Bank serves, or has served, as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of the Company. No executive officer of the Company or the Community Bank serves, or has served, as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms (including interest rates and collateral) and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with other persons. Furthermore, they must not involve more than the normal risk of repayment or present other unfavorable features. Accordingly, the Bank, from time to time, has made and may continue to make mortgage loans to its directors, officers, and employees, including consumer loans or loans to purchase or refinance personal residences, and may make loans secured by income-producing properties to entities in which a director or officer has an ownership interest (or, in the case of directors, a management interest), provided that all such loans are made in accordance with federal banking laws and are made in the ordinary course of business; do not involve a more than normal risk of collectability, or present other unfavorable features; and are made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons.

In accordance with prior written Company policies, the Board of Directors has reviewed a summary of any and all such transactions the Company has entered or may enter into with its directors and executive officers and with firms that employ directors, as well as any other related-person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable, and within Company policy, and should be ratified and approved.

The Board of Directors also reviews any transactions reported to the Board by the Company’s Corporate Secretary that are required to be reported under SEC regulations. Additionally, in accordance with federal regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Further, pursuant to the Company’s Code of Business Conduct and Ethics and other business standards applicable to them, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, any position or interest (financial or otherwise) which could materially conflict with an executive officer’s or director’s performance or which affects such executive officer’s or director’s independence or judgment concerning transactions between the Company, its customers, suppliers, or competitors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater than 10% shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Delinquent Section 16(a) Reports. Based solely on its review of copies of the reports of ownership furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2022 fiscal year, its executive officers and directors complied with applicable reporting requirements for transactions in the Company’s securities.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2022 was KPMG LLP. The Company’s Audit Committee has reappointed KPMG LLP to continue as the independent registered public accounting firm of the Bank and the Company for the year ending December 31, 2023, subject to ratification of such appointment by the Company’s shareholders. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders present at the Annual Meeting. If the ratification and appointment of the independent registered public accounting firm is not approved by shareholders at the Annual Meeting, the Audit Committee will consider other independent registered accounting firms.

     Unless marked to the contrary, the shares represented by the enclosed proxy card, if properly signed and dated, will be voted FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

     The Audit Committee will consider on a case-by-case basis and, if appropriate, approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. Alternatively, the Audit Committee may adopt a policy for pre-approval of audit and permitted non-audit services by the independent registered public accounting firm. In 2022, all audit-related services, tax services, and other services were approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Savarese, Dahya, Lux, Treadwell and Mmes. Dunn and Whip, all of whom are non-employee, independent directors, and operates under a written charter adopted by the Board of Directors.

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements to generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm for 2022. Management has discussed with and represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301), including discussing with the Audit Committee in detail the independent registered public accounting firm’s evaluation and conclusions about significant and critical accounting policies and practices, critical accounting estimates, significant unusual transactions, and the Company’s financial reports.

In addition, the Audit Committee has received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm in 2022 were compatible with its independence.

PROPOSALS TO BE VOTED ON AT THE MEETING

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2023 audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, which, in its reports, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles, and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the PCAOB, or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC. The Audit Committee and the Board of Directors also have approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2023.

The Audit Committee

Lawrence J. Savarese, Chair

Hanif “Wally” Dahya

Leslie D. Dunn

Marshall J. Lux

David L. Treadwell

Jennifer R. Whip

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal years 2022 and 2021, and fees billed for audit-related services, tax services, and all other services rendered by KPMG LLP for fiscal years 2022 and 2021.

	Year Ended

	2022		2021

Audit Fees	$5,725,000	(1)(2)(3)(6)(7)	$3,063,450	(1)(4)(5)

Audit-Related Fees	235,700	(8)	257,050	(8)

Tax Fees	209,567	(9)	—

All Other Fees	3,500	(10)	3,500	(11)

(1)

Includes fees for professional services rendered in connection with the audit of the Company’s annual financial statements and the review of its financial statements included in the Company’s annual and quarterly reports to shareholders on SEC Form 10-K and Form 10-Q.

(2)	Includes fees for professional services rendered for the audit of the Company’s consolidated financial statements in connection with the acquisition of Flagstar Bancorp, Inc.
(3)

Includes fees for professional services rendered in connection with the consents issued for the Company’s Post-Effective Amendments No. 1 and No. 2 to the Form S-4 filed with the Securities and Exchange Commission on August 3, 2022 and September 28, 2022, respectively.

(4)

Includes fees for professional services rendered in connection with the consents issued for the Company’s Form S-1 and Form S-1/A related to its Dividend Reinvestment and Stock Purchase Plan filed with the Securities and Exchange Committee on April 27, 2021.

(5)

Includes fees for professional services rendered in connection with the Flagstar merger including consents issued in connection with the review of Form S-4/A filed with the Securities and Exchange Commission on June 24, 2021.

(6)	Includes fees for professional services rendered in connection with the consents issued for the Company’s Form S-3 filed with the Securities and Exchange Commission on October 28, 2022.
(7)	Includes fees for professional services rendered in connection with the consents issued for the Company’s Form S-8 filed with the Securities and Exchange Commission on December 1, 2022.

PROPOSALS TO BE VOTED ON AT THE MEETING

(8)

Includes fees billed for professional services rendered in connection with audits of the Company’s stock ownership, employee benefit, and retirement plans’ financial statements, compliance with U.S. Department of Housing and Urban Development-assisted programs and due diligence review associated with Flagstar merger.

(9)	Includes fees for professional services rendered in connection with professional tax compliance services rendered to Flagstar Bancorp invoiced following the closing of the merger.
(10)	Includes fees for renewal of a license for the KPMG Accounting Research Online service and automated disclosure checklist for the period June 30, 2021 to June 30, 2022.
(11)	Includes fees for renewal of a license for the KPMG Accounting Research Online service and automated disclosure checklist for the period June 30, 2020 to June 30, 2021.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 3: ADVISORY VOTE ON APPROVAL OF COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, we provide our shareholders with the opportunity to express their views, on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement. The Board has determined that shareholders should be provided with this opportunity on an annual basis. This vote, which is often referred to as the “say-on-pay” vote, provides shareholders with the opportunity to endorse or not endorse the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and Section 14A of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Compensation Committee annually reviews our executive compensation program to ensure that the program demonstrates a proper alignment of pay and performance, operates within a framework of sound governance and is consistent with industry best practices. As described more fully in the Compensation Discussion and Analysis, our executive compensation program is structured (i) to align of the interests of executives with the interests of our shareholders, (ii) to attract, retain and motivate an effective executive team, (iii) to provide a direct link between pay opportunities and financial results over the short- and long-term and (iv) to reduce incentives for unnecessary and excessive risk-taking. The Board of Directors strongly endorses the Company’s executive compensation practices and asks shareholders to approve the “say-on-on-pay” resolution.

Because your vote on this Proposal is an advisory vote, it is not binding on the Board or the Compensation Committee. However, shareholders should be assured that the Compensation Committee will seriously consider the vote of our shareholders on this Proposal when determining the nature and scope of future executive compensation programs.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

      As described in Proposal 3 above, we are asking our shareholders to cast an advisory vote on the compensation we paid in 2022 to our named executive officers. This vote, which is often referred to as the “say-on-pay” vote, is required under the Dodd-Frank legislation. In this Proposal 4, we are asking shareholders to cast a non-binding advisory vote on how frequently we should seek an advisory “say-on-pay” vote. Our shareholders will have the opportunity to indicate whether the “say-on-pay” vote should occur every year, every two years, or every three years. Alternatively, shareholders may abstain from voting.

      After careful consideration, your Board of Directors recommends that a shareholder advisory vote on executive compensation occur every year. The Compensation Committee and the Board of Directors recognize the importance of receiving regular input from our shareholders on important issues such as executive compensation. As such, we believe that conducting an advisory vote on our executive compensation every year to be the most appropriate choice for our shareholders.

      The choice of frequency that receives the highest “FOR” vote will be considered the advisory vote of shareholders on this Proposal. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome of this Proposal. A signed and dated, proxy that does not provide voting instructions will be voted for the “every year” alternative.

If a plurality of votes are cast in favor of a voting cycle other than every year, the Board will evaluate the frequency of future say-on-pay votes with due consideration to the expressed shareholder preference. However, because the vote on this Proposal is advisory, the Board may decide that it is in the best interests of our shareholders and the Company to hold the advisory say-on-pay vote more or less frequently than the preference expressed by shareholders.

NOTE: SHAREHOLDERS ARE NOT VOTING TO APPROVE

OR DISAPPROVE THIS RECOMMENDATION, BUT, RATHER,

TO EXPRESS A PREFERENCE.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 5: PROPOSAL TO PHASE OUT THE CLASSIFIED BOARD BY APPROVING AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY

The Board of Directors recommends approval of phasing out the classification of the Board of Directors and providing instead for the annual election of Directors. The Board took into consideration arguments in favor of and against continuation of the classified Board and determined that it is in the Company’s best interests to propose to declassify its Board of Directors.

In 2021 we encouraged our shareholders to approve an amendment to our Certificate of Incorporation that would eliminate our classified Board structure and allow all directors to be elected annually. The proposed amendment did not receive the requisite vote required to pass, and our Board of Directors has continued to assess the potential for the adoption of such a measure at a future annual meeting.

At the 2022 Annual Meeting of the Company’s shareholders, our shareholders approved a proposal submitted by one of our common shareholders requesting that the Board of Directors take the steps necessary to eliminate the classified board structure in the Company’s Amended and Restated Certificate of Incorporation. Approximately 79% of the votes cast (excluding broker-non votes) voted to approve the proposal.

After careful consideration of the vote results at the 2022 Annual Meeting, the Board is again recommending amendments to our Amended and Restated Certificate of Incorporation to phase out the classified board structure and provide for the annual election of Directors, with the full Board being completely declassified and subject to annual election by 2026.

The Board recommends this Proposal 5 due in significant part to the results of the shareholder proposal which passed at the 2022 Annual Meeting and the feedback received from shareholders in previous years during the Company’s shareholder outreach efforts.

However, the Board also recognizes that annually elected boards are perceived by many institutional shareholders as increasing the accountability of directors to shareholders. Annual election of directors provides a particularly powerful shareholder right because the Company has adopted majority voting for the election of directors.

Under Article SIXTH of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes, as nearly equal in number as possible, composed of directors each serving terms of office of three years. If the proposed measure is approved by our shareholders in 2023, the directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at this year’s annual meeting, would complete those three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. If the proposed measure is approved, beginning with the 2026 Annual Meeting of Shareholders, the Board of Directors will be completely declassified and all directors will be subject to annual election to one-year terms. If the proposed measure is not approved by the shareholders, the Board will remain classified and our directors will continue to be subject to the Certificate of Incorporation’s current classification. The proposed amendments to the Certification of Incorporation to phase out the classification of the Board of Directors and provide for the annual election of directors, which also include an amendment to Article SIXTH of the Certificate of Incorporation to provide that directors may be removed with or without cause by shareholders following the declassification of the Board, will be approved if 80% of the shares outstanding are voted in favor of the proposal and the proposal will become effective upon the filing of the amendments with the Secretary of State of the State of Delaware.

The proposed amendments to certain provisions of Article SIXTH of the Certificate of Incorporation are set forth as follows. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-through.

Proposed amendments to Article SIXTH, Section A are set forth below.

A.The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, ~~with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter~~ with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders ~~following such initial classification and election,~~

PROPOSALS TO BE VOTED ON AT THE MEETING

held before the 2024 annual meeting of stockholders, the class of Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At each annual meeting of stockholders commencing with the 2024 annual meeting of stockholders, Directors elected to succeed those Directors whose terms then expire shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2026 annual meeting of stockholders, the foregoing classification of the Board of Directors shall cease. If the number of Directors is changed prior to the 2024 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. If the number of Directors is increased at or following the 2026 annual meeting of stockholders, any additional Director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of Directors remove or shorten the term of any incumbent Director. ~~with~~ eEach Director ~~to~~ shall hold office for the term for which elected and until his or her successor shall have been duly elected and qualified.

Proposed amendments to Article SIXTH, Section B are set forth below.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, except that Directors elected to fill vacancies after the 2026 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

Proposed amendments to Article SIXTH, Section D are set forth below.

D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, following the 2026 annual meeting of stockholders, any Directors, or the entire Board of Directors, may be removed from office at any time, ~~but only for~~ with or without cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation (“Article FOURTH”)), voting together as a single class.

VOTE REQUIRED FOR APPROVAL

The proposed amendments to phase out the classified board structure and provide for the annual election of directors of the Company’s Amended and Restated Certificate of Incorporation will be approved if 80% of the shares outstanding as of the Record Date are voted in favor of the Proposal and the Proposal will become effective upon the filing of the amendments to our Certificate of Incorporation with the Secretary of State of the State of Delaware following the receipt of shareholder approval of the proposed amendments.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 6: APPROVAL OF AMENDMENTS TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS

     The Board of Directors recommends that the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate of Incorporation, the “Governance Documents”) be amended to remove all supermajority voting requirements. Our Governance Documents currently require that the holders of 80% of the voting power of the then-outstanding shares of Company capital stock entitled to vote generally in the election of directors approve certain fundamental corporate governance provisions, including:

➢ director terms (currently three-year staggered terms);

➢ approval of certain transactions between the Company and Interested Stockholders (which include shareholders who beneficially own, and affiliates of the Company that at any time in the two years preceding such a transaction have beneficially owned, at least 10% of the voting power of the Company’s stock);

➢	director removal (currently only for cause and only by a vote of shareholders), and
➢	amendment of certain provisions of the Certificate of Incorporation and amendment of the Bylaws.

The Board of Directors has demonstrated its support for eliminating these provisions, as evidenced by its submission to shareholders, at the Company’s 2020 annual meeting, of a proposal to eliminate the supermajority voting provisions. After again reviewing the advantages and disadvantages of these provisions, and taking into consideration the results of the vote on this proposal at the Company’s 2020 annual meeting, the Board continues to recommend that shareholders approve the elimination of the supermajority voting provisions in the Governance Documents. The Board is committed to strong corporate governance practices and to demonstrating responsiveness to the Company’s shareholders. In recommending that shareholders approve this proposal, the Board considered the broad, but insufficient, support that management’s proposal received at the Company’s 2020 annual meeting as well as the level of support for a similar advisory shareholder proposal presented at the Company’s 2019 annual meeting.

The text of the proposed amendments to our Governance Documents to eliminate these supermajority requirements, including a proposed provision to expressly elect not to be governed by Section 203 of the Delaware General Corporation Law, which imposes a default supermajority vote with respect to certain business combinations with interested stockholders, is set forth below.

CERTIFICATE OF INCORPORATION

Proposed amendments to certain provisions of Article SIXTH, Article SEVENTH, Article EIGHTH, Article TENTH, and Article TWELFTH of the Certificate of Incorporation are set forth as follows. Proposed additions are indicated by underlining and proposed deletions are indicated by strike-through.

SIXTH: D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least ~~80 percent~~ a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation (“Article FOURTH”)), voting together as a single class.

*            *             *

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least ~~80 percent of the voting power of all of the then-outstanding~~ a majority of shares of the capital stock of the Corporation entitled to vote thereon generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

*            *             *

PROPOSALS TO BE VOTED ON AT THE MEETING

EIGHTH: A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this Article EIGHTH:

1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% of the combined Fair Market Value of the outstanding common stock of the Corporation and its Subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

5. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of ~~at least 80% of the voting power~~ a majority of the then-outstanding shares of capital stock of the Corporation outstanding and entitled to vote ~~in the election of Directors~~ thereon (the “Voting Stock”) (after giving effect to the provisions of Article FOURTH), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or in any agreement with any national securities exchange or otherwise.

B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only ~~the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote (after giving effect to the provisions of Article FOURTH), or~~ such vote (if any) as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which-might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of ~~at least 80 percent of the voting power of all~~ a majority of the ~~then-outstanding~~ shares of ~~the Voting Stock~~ capital stock outstanding and entitled to vote thereon (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

G. The Corporation hereby expressly elects not to be subject to the provisions of Section 203 of the Delaware General Corporation Law.

*            *             *

TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of ~~at least~~

PROPOSALS TO BE VOTED ON AT THE MEETING

~~80 percent of the voting power of all of the then-outstanding~~ a majority of the shares of ~~the~~ capital stock ~~of the Corporation~~ outstanding and entitled to vote ~~generally in the election of Directors~~ thereon (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section C of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH or Article TENTH.

BYLAWS

Article VIII of the Bylaws currently requires the affirmative vote of 80% of the total number of shares outstanding to amend, alter, change or repeal the Bylaws.

Upon the approval by our shareholders of the proposed amendment, Article VIII of our Bylaws would be amended as follows, with the proposed deletion stricken through as indicated below:

ARTICLE VIII – AMENDMENTS

The Board of Directors, by a resolution adopted by a majority of the Whole Board, may, except as otherwise expressly provided herein, amend, alter, or repeal these Bylaws at any meeting of the Board, provided notice of the proposed change was given not less than two days prior to the meeting. The stockholders shall also have power to amend, alter, or repeal these Bylaws at any meeting of stockholders provided notice of the proposed change was given in the notice of the meeting; provided, however, that, notwithstanding any other provisions of the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, the Certificate of Incorporation, any Preferred Stock Designation, or these Bylaws, the affirmative ~~votes~~ vote of the ~~holders of at least 80% of the voting power (taking into account the provisions of Article FOURTH of the Certificate of Incorporation of all the then-outstanding shares of the Voting Stock voting together, as a single class,~~ majority of the shares of capital stock outstanding and entitled to vote thereon, shall be required to alter, amend, or repeal any provisions of these Bylaws.

If the amendments to our Governance Documents are approved, under Delaware law, amendments to the Governance Documents would require approval by shareholders representing a majority of the votes cast, or entitled to be cast, on a matter, as applicable.

VOTE REQUIRED FOR APPROVAL

The proposed amendments to eliminate the supermajority voting requirement of the Company’s Governance Documents will be approved if 80% of the shares outstanding as of the Record Date are voted in favor of the Proposal and the Proposal will become effective upon (i) the filing of the amendments to our Certificate of Incorporation with the Secretary of State of the State of Delaware and (ii) the subsequent approval of the amendment to our Bylaws by our Board of Directors following the receipt of shareholder approval of the proposed amendments.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 7: APPROVAL OF AMENDMENTS TO THE NEW YORK COMMUNITY BANCORP, INC. 2020 OMNIBUS INCENTIVE PLAN

     The Board is asking shareholders to approve an amendment to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”) that would (i) increase the shares reserved for issuance by 17.5 million shares and (ii) extend the expiration date of the plan by three years from June 3, 2030 to June 3, 2033. These two changes are the only modifications to the 2020 Plan contemplated by the amendment. All other terms and conditions of the 2020 Plan will remain unchanged.

      The 2020 Plan is critical to the successful execution of our pay-for-performance compensation strategy and our stated intention to provide compensation in a form that aligns the long-term interests of our key employees and directors with the interests of our shareholders. After considering the number of shares currently available under the 2020 Plan and assessing the Company’s anticipated equity compensation needs under several scenarios, we believe that approval of the amendment will provide the Company with the flexibility necessary to meet the objectives of our incentive compensation program. Based on our historic and projected future use of equity-based compensation, the Board estimates that the new shares requested under the 2020 Plan will be sufficient to provide awards for approximately three years. The share reserve could be used at a different pace depending on fluctuations in our stock price, our consideration of peer and market equity award practices and our need to attract and retain key personnel.

In connection with the Company’s acquisition of Flagstar Bancorp, Inc. on December 1, 2022, the Company assumed an equity plan maintained by Flagstar (the “Flagstar Plan”). As of March 28, 2023, the number of shares available for grant under the Flagstar Plan is 1,494,654. Under applicable SEC and exchange rules, awards under the assumed Flagstar Plan may only be granted to legacy Flagstar employees or new hires. If the share increase request for the 2020 Plan is approved by shareholders, the Flagstar Plan will terminate immediately thereafter and no further equity awards will be made under the Flagstar Plan.

The information included in this Proxy Statement and the Company’s Annual Report on Form 10-K is updated by the following information regarding all equity compensation plans as of March 28, 2023 (except as noted otherwise):

Shares Available in Equity Compensation Plans (as of March 28, 2023)

Total number of stock options outstanding(1)	—

Total number of shares subject to full value awards outstanding (including RSUs and PBRSUs)(2)	14,005,786

Total number of shares remaining available for future grant under the 2020 Plan and the Flagstar Plan(3)	3,613,104

Total number of shares of common stock outstanding as of March 28, 2023	683,118,291

(1)	The Company does not grant stock options of any kind.
(2)	The number of shares subject to full-value awards outstanding includes PRBSUs outstanding assuming performance at target/maximum performance level.
(3)

The number of shares remaining available for future grant under the 2020 Plan (2,118,450 shares) and the Flagstar Plan (1,494,654 shares) reflects PSUs at target payout. If the share increase request for the 2020 Plan is approved by shareholders, the Flagstar Plan will terminate immediately thereafter and no further equity awards will be made under the Flagstar Plan. Between March 28, 2023 and the annual meeting date, we do not intend to grant any more than 12,500 shares under the 2020 Plan and Flagstar Plan in total.

No Change to Material Plan Features

➢	The 2020 Plan expressly requires shareholder approval to increase the share reserve and does not include any “evergreen” provisions relating to the share reserve.

➢	The 2020 Plan is administered by the Compensation Committee, which consists solely of independent directors.

➢	The 2020 Plan follows best practices with respect to share counting:

✓	Any shares surrendered to pay an option exercise price or satisfy tax withholding, or repurchased by the Company with option exercise proceeds, will not be added back to the 2020 Plan reserve.

PROPOSALS TO BE VOTED ON AT THE MEETING

✓

The Plan provides that the gross number of stock options or stock appreciation rights exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares that may be issued under the 2020 Plan.

➢	Awards under the 2020 Plan are subject to a minimum one-year vesting period with a limited exception for up to 5% of the available shares.

➢	Stock options and stock appreciation rights must be granted at the fair market value of the Company’s common stock on the grant date.

➢	Repricing of stock options and stock appreciations rights is prohibited without shareholder approval, including by means of an exchange for a different type of award.

➢

The 2020 Plan incorporates a definition of “change in control” that relies on customary triggers to establish the occurrence of a “change in control” with respect to the Company, including a requirement that any merger or similar transaction must be consummated, and not merely entered into, to constitute a change in control.

➢

The 2020 Plan incorporates “double trigger” vesting for awards that are not replaced or assumed in connection with a change in control. If the awards are replaced or assumed, full vesting will only occur upon the participant’s subsequent involuntary termination, other than for cause (as defined in the 2020 Plan) or termination for good reason (as defined in the 2020 Plan) within two years of the change in control effective date.

➢	The 2020 Plan includes clawback provisions that are consistent with Company policy and applicable law.

➢	The 2020 Plan places an annual limit of $350,000 on the value of equity grants that can be made to any individual non-employee directors.

The Share Reserve Increase for the 2020 Plan is Consistent with Market Practice

The share reserve under the 2020 Plan reflects a balancing of the Company’s desire to continue granting equity awards with the interests of our shareholders in minimizing dilution. In determining the appropriate number of shares to make available under the Plan, the Compensation Committee considered the recommendation of Meridian Compensation Partners, LLC, its independent compensation consultant, and reviewed potential dilution and burn rate data (see below). The Company believes that, taking into account the proposed 17.5 million share increase, the 2020 Plan share reserve represents an acceptable level of dilution to our existing shareholders in light of the continuing benefits to our future performance that we expect the 2020 Plan to support.

Overhang. Overhang is a measure commonly used to assess the dilutive impact of equity programs such as the proposed 2020 Plan. Overhang shows how much existing shareholder ownership would be diluted if all outstanding equity awards and all shares reserved under equity plans but not yet granted were introduced into the market. As detailed below, the additional 17.5 million shares being requested in this proposal would bring our aggregate overhang to approximately 4.69%, which we believe aligns with market practice in the banking sector.

Potential Overhang with 17.5 million Additional Shares (all data as of March 28, 2022)

Outstanding Full Value Awards(1)	14,005,786

Shares Available for Grant under the 2020 Plan	2,118,450

Additional Shares Requested	17,500,000

Total Potential Overhang(2)	33,364,236

Shares Outstanding	683,118,291

Fully Diluted Potential Shares Outstanding(3)	716,742,527

Potential Dilution of 17.5 million additional shares as a Percentage of Fully Diluted Potential Shares Outstanding	2.6%

(1)

“Full Value Awards” includes the grant restricted stock, restricted stock unit and performance share unit awards, in each case, as of March 28, 2023. The Full Value Awards consist of 12,787,498 shares of time-based vested restricted stock and restricted stock units and 1,218,288 performance share units granted (assuming maximum performance). Depending on the applicable award terms, the number of Shares to be issued in settlement of performance-based awards varies from 0% to 150% of target, based upon achievement of the performance goals.

(2)

“Total Potential Overhang” includes the sum of the total number of shares subject to equity awards outstanding as of March 28, 2023, the number of shares currently available grant under the 2020 Plan and the number of additional shares requested.

PROPOSALS TO BE VOTED ON AT THE MEETING

(3)

“Fully Potential Diluted Shares Outstanding” reflects the sum of the total number of shares outstanding as of March 28, 2023 and the total potential overhang if the share increase amendment is approved.

Burn Rate. Burn rate refers to how fast a company uses the supply of shares authorized for awards under its stock plans. The burn rate is calculated by dividing the number of shares subject to equity awards granted in a particular year by the weighted-average number of shares outstanding during the year. Over the last three years, we have maintained an average annual burn rate of .75% of shares of common stock outstanding. Based on our current burn rate and anticipating shares that will become available through forfeiture or cancellation, the additional 17.5 million shares authorized upon approval of the amendment to the 2020 plan and the existing share reserve of 2,118,450 shares are expected to cover awards over the next three years, a period which we believe is consistent with market practice.

	Burn Rate Summary

(in thousands)	Fiscal 2020	Fiscal 2021	Fiscal 2022	3-Year Average

Time-based restricted stock and restricted stock units granted	2,421,345	3,131,949	3,710,689	3,087,994

Performance shares granted (1)	446,181	356,740	473,211	425,377

Total granted	2,867,526	3,488,689	4,183,900	3,513,372

Weighted average shares outstanding	462,605,341	463,865,661	483,603,395	470,024,799

Burn Rate	0.62%	0.75%	0.87%	0.75%

(1)	Assumes maximum award for performance shares granted.

Summary of the 2020 Plan

The following is a summary of the material provisions of the 2020 Plan. A copy of the 2020 Plan is attached to this Proxy Statement as Appendix B and is incorporated by reference into this Proxy Statement in its entirety. This summary is subject to the language of the 2020 Plan and the 2020 Plan will control if there is any inconsistency between this summary and the 2020 Plan. The provisions of the plan that are affected by the proposed amendment are noted in bold italics in Sections 6(a) and 15(a) of the 2020 Plan.

Administration. The 2020 Plan is administered by the Compensation Committee of the Board or any other committee of the Board or one or more of our officers to whom the Board or Committee has delegated authority, which are collectively referred to as the “Administrator.” The Administrator has the authority to interpret the 2020 Plan or award agreements entered into with respect to the 2020 Plan; make, change, and rescind rules and regulations relating to the 2020 Plan; make changes to, or reconcile any inconsistency in, the 2020 Plan or any award or agreement covering an award; and take any other needed to administer the 2020 Plan.

Eligibility; Non-Employee Director Award Limits. The Administrator may designate any of the following as a participant under the 2020 Plan: any officer or employee, or individuals engaged to become an officer or employee, of the Company or our affiliates; and consultants of the Company or our affiliates, and our directors, including our non-employee directors. Subject to adjustment described below, no non-employee director may be granted awards that could result in such Participant receiving awards with a fair market value in excess of $350,000 in respect of any fiscal year of the Company. In general, fair market value is, on any date, based on the closing price of a share of common stock on the national securities exchange where the shares are traded or the preceding trading date if no trades occurred on the specified date.

Types of Awards. The 2020 Plan permits the Administrator to grant stock options, stock appreciation rights, performance shares, performance units, shares of common stock, restricted stock, restricted stock units, cash incentive awards, dividend equivalent units, or any other type of award permitted under the 2020 Plan. Only our employees or our subsidiaries’ employees may receive grants of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Awards may be granted alone or in addition to, in tandem with, or (subject to the repricing prohibition described below) in substitution for any other award (or any other award granted under another plan of our Company or any affiliate, including the plan of an acquired entity).

PROPOSALS TO BE VOTED ON AT THE MEETING

Shares Reserved under the 2020 Plan. The 2020 Plan initially provided that 12,000,000 shares of our common stock were reserved for issuance under the 2020 Plan, plus a limited number of shares that were or subsequently became available for grant under our terminated prior 2012 equity plan. As of March 28, 2023, 2,118,450 shares remain available for new equity awards under the 2020 Plan. If shareholders approve the proposed 2020 Plan amendment, the current reserve would be increased by 17.5 million shares. The number of shares reserved for issuance under the 2020 Plan is reduced on the date of the grant of any award by the maximum number of shares, if any, with respect to which such award is granted. However, an award that may settled solely in cash will not deplete the 2020 Plan share reserve at the time the award is granted. If (i) an award expires, is canceled, or terminates without issuance of shares or is settled in cash, (ii) the Administrator determines that the shares granted under an award will not be issuable because the conditions for issuance will not be satisfied, (iii) shares are forfeited under an award, or (iv) shares are issued under any award and we reacquire them pursuant to our reserved rights upon the issuance of the shares, then those shares are added back to the reserve and may again be used for new awards under the 2020 Plan. Shares that are tendered or withheld in payment of the exercise price of a stock option or as a result of the net settlement of an outstanding stock appreciation right, shares we purchase using proceeds from stock option exercises, and shares tender or withheld to satisfy any federal, state, or local tax withholding obligations may not be reissued under the 2020 Plan.

Options. The Administrator may grant stock options and determine all terms and conditions of each stock option, which include the number of stock options granted, whether a stock option is to be an incentive stock option or non-qualified stock option, and the grant date for the stock option. However, the exercise price of a stock option may never be less than the fair market value of a share of common stock on the date of grant and the expiration date may not be later than 10 years after the date of grant. Stock options will be exercisable and vest at such times and be subject to such restrictions and conditions as are determined by the Administrator, including with respect to the manner of payment of the exercise price of such stock options.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights (“SARs”). A SAR is the right of a participant to receive cash in an amount, and/or common stock with a fair market value, equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The 2020 Plan provides that the Administrator will determine all terms and conditions of each SAR, including, among other things: (i) whether the SAR is granted independently of a stock option or relates to a stock option, (ii) the grant price, which may never be less than the fair market value of our common stock as determined on the date of grant, (iii) a term that must be no later than 10 years after the date of grant, and (iv) whether the SAR will settle in cash, common stock or a combination of the two.

Performance and Stock Awards. The Administrator may grant awards of shares of common stock, restricted stock, restricted stock units (“RSUs”), performance shares, or performance units. Restricted stock means shares of common stock that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals (as described below) and/or upon the completion of a period of service. An RSU grants the participant the right to receive cash and/or shares of common stock the value of which is equal to the fair market value of one share of common stock, to the extent performance goals are achieved and/or upon the completion of a period of service. Performance shares give the participant the right to receive shares of common stock to the extent performance goals are achieved. Performance units gives the participant the right to receive cash and/or shares of common stock valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.

The Administrator determines all terms and conditions of the awards including (i) whether performance goals must be achieved for the participant to realize any portion of the benefit provided under the award, (ii) the length of the vesting and/or performance period, subject to the minimum vesting period requirement (described below), and, if different, the date that payment of the benefit will be made, (iii) with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock, and (iv) with respect to performance shares, performance units, and RSUs, whether the awards will settle in cash, in shares of common stock (including restricted stock), or in a combination of the two.

Cash Incentive Awards. The Administrator may grant cash incentive awards. An incentive award is the right to receive a cash payment to the extent one or more performance goals are achieved. The Administrator will determine all terms and conditions of a cash incentive award, including, but not limited to, the performance goals (as described above), the performance period, the potential amount payable, and the timing of payment.

Performance Goals. For purposes of the 2020 Plan, the Administrator may establish performance goals which relate to one or more of the following measures with respect to our Company or any one or more of our subsidiaries, affiliates, or other business units and such goals may be established on an absolute or relative basis. Performance goals may also relate to a participant’s individual performance. The Administrator reserves the right to adjust any performance goals or modify the manner of measuring or evaluating a performance goal for any reason the Administrator determines is appropriate, including but not limited to: (i) by excluding the effects of charges for reorganizing and restructuring;

PROPOSALS TO BE VOTED ON AT THE MEETING

discontinued operations; asset write-downs; gains or losses on the disposition of a business; or mergers, acquisitions or dispositions; and extraordinary, unusual and/or non-recurring items of gain or loss; (ii) excluding the costs of litigation, claims, judgments or settlements; (iii) excluding the effects of changes laws or regulations affecting reported results, or changes in tax or accounting principles, regulations or law; and (iv) excluding any accruals of amounts related to payments under the Plan or any other compensation arrangement maintained by the Company or an affiliate.

Dividend Equivalent Units. The Administrator may grant dividend equivalent units. A dividend equivalent unit gives the participant the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. The Administrator determines all terms and conditions of a dividend equivalent unit award, except that dividend equivalent units may not be granted in connection with a stock option or SAR, dividend equivalent unit awards that relate to performance shares or performance units may not provide for payment prior to vesting of such shares or units, and dividend equivalent unit awards granted in tandem with another award may not include vesting provisions more favorable than the vesting provisions of the tandem award.

Other Stock-Based Awards. The Administrator may grant to any participant shares of unrestricted stock as a replacement for other compensation to which such participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

Minimum Vesting. All awards granted under the 2020 Plan must have a minimum vesting period of one year from the grant date, except for awards with respect to up to 5% of the total number of shares of common stock reserved under the 2020 Plan. The Administrator may, however, accelerate the vesting or deem an award earned, in whole or in part, upon a participant’s death, disability, or, in the limited circumstances described below, at the time of a change of control.

Transferability. Awards are not transferable, other than by will or the laws of descent and distribution, unless the Administrator allows a participant to (i) designate in writing a beneficiary to exercise the award or receive payment under the award after the participant’s death, (ii) transfer an award to a former spouse as required by a domestic relations order incident to a divorce, or (iii) transfer an award without receiving any consideration.

Adjustments. If (i) we are involved in a merger or other transaction in which our shares of common stock are changed or exchanged; (ii) we subdivide or combines shares of common stock or declare a dividend payable in shares of common stock, other securities, or other property (other than stock purchase rights issued pursuant to a shareholder rights agreement); (iii) we effect a cash dividend that exceeds 10% of the fair market value of a share of common stock or any other dividend or distribution in the form of cash or a repurchase of shares of common stock that our Board determines is special or extraordinary, or that is in connection with a recapitalization or reorganization; or (iv) any other event occurs that in the Administrator’s judgment requires an adjustment to prevent dilution or enlargement of the benefits intended to be made available under the 2020 Plan, then the Administrator will, in a manner it deems equitable, adjust any or all of (A) the number and type of shares subject to the 2020 Plan and which may, after the event, be made the subject of awards; (B) the number and type of shares of common stock subject to outstanding awards; (C) the grant, purchase, or exercise price with respect to any award; and (D) the performance goals applicable to an award. In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award, subject to the terms of the 2020 Plan. The Administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, authorize the issuance or assumption of awards upon terms and conditions we deem appropriate without affecting the number of shares of common stock otherwise reserved or available under the 2020 Plan.

PROPOSALS TO BE VOTED ON AT THE MEETING

Effect of a Change in Control

➢

Awards Assumed by Successor. Upon a change in control (as defined in the 2020 Plan), the successor or surviving corporation may agree to assume some or all outstanding awards or replace them with the same type of award with similar terms and conditions, without the consent of any participant, subject to the following requirements:

Each assumed award must qualify as a “replacement award” (as defined in the 2020 Plan) such that (i) it is of the same type as the replaced award or, if it is of a different type than the replaced award, the Committee (as constituted immediately prior to the change in control) finds such type acceptable; (ii) it has a value at least equal to the value of the replaced award; (iii) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the Company or its successor in the change in control or another entity that is affiliated with the Company or its successor following the change in control; and (iv) its other terms and conditions are not less favorable to the participant than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent change in control).

i.

If the securities to which the awards relate after the change in control are not listed and traded on a national securities exchange, then (A) the participant will be provided the option, upon exercise or settlement of an award, to elect to receive, in lieu of the issuance of such securities, cash in an amount equal to the fair value equal of the securities that would have otherwise been issued and (B) for purposes of determining such fair value, no reduction will be taken to reflect a discount for lack of marketability, minority interest or any similar consideration.

ii.

With respect to replaced awards, upon the participant’s termination of employment within two years following the change in control (A) by the successor or surviving corporation without cause (as defined in the 2020 Plan), (B) by the participant for good reason (as defined in the 2020 Plan) or (C) by reason of death or disability (as defined in the 2020 Plan), all of the participant’s awards that are in effect as of the date of such termination will vest in full or be deemed earned in full (assuming the target performance goals specified under such award were met, if applicable) as of the effective date of termination. In the event of any other termination of employment within two years after a change in control that is not described above, the terms of the applicable award agreement will apply.

➢

Awards Not Assumed by Successor. To the extent the successor as a result of the change in control transaction does not assume the awards or issue replacement awards, then immediately prior to the date of the change in control:

i.

Each option or SAR, other than a performance-based option or SAR, that is then held by a Participant who is employed by or in the service of the Company or an affiliate will immediately vest, and, unless otherwise determined by the Board or Administrator, all Options and SARs will be cancelled on the date of the change in control in exchange for a cash payment equal to the excess of the change in control price (as defined below) of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the award; provided, however, that all Options and SARs that have a purchase or grant price that is greater than the change in control price will be cancelled for no consideration;

ii.	Restricted Stock and Restricted Stock Units that are not subject to performance-based vesting conditions will vest in full;

iii.

All performance-based awards for which the performance period has expired will be paid based on actual performance (and assuming all employment or other requirements had been met in full). All outstanding performance-based awards that are not vested and as to which the level of the award depends upon the satisfaction of one or more performance goals will immediately vest and all performance goals will be deemed satisfied (A) by reference to the Company’s actual performance relative to such performance goals through the most recent date prior to the change in control for which the level of attainment of such performance goals can be determined by the Committee (as constituted immediately prior to the change in control) in its sole discretion or (B) if the Committee is unable to make such determination, at the target level of performance. The award will be settled in cash, Shares or a combination thereof, as determined by the Committee, within ten (10) days following such change in control (except to the extent that settlement of the award must be made pursuant to its original schedule in order to comply with Internal Revenue Code Section 409A), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied;

PROPOSALS TO BE VOTED ON AT THE MEETING

iv.	All dividend equivalent units that are not vested will vest (to the same extent as the award granted in tandem with the dividend equivalent unit, if applicable) and be paid; and

v.

All other awards not described in the foregoing paragraphs above that are not vested will vest and if an amount is payable under such vested award, such amount will be paid in cash based on the value of the award.

Term of Plan. The 2020 Plan expires on the June 3, 2030, the 10th anniversary of the original date of shareholder approval. If shareholders approve the proposed amendment, the expiration date will be extended to June 3, 2033.

Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate the 2020 Plan at any time, subject to the following limitations: (i) the Board must approve any amendment to the 2020 Plan if such approval is required by prior action of the Board, applicable corporate law, or any other applicable law; (ii) shareholders must approve any amendment to the 2020 Plan, which may include an amendment to materially increase the number of shares reserved under the 2020 Plan, if such approval is required by Section 16 of the Securities Exchange Act of 1934, the Code, the listing requirements of any principal securities exchange or market on which the shares are then traded, or any other applicable law; and (iii) shareholders must approve any amendment to the 2020 Plan that would diminish the protections afforded by the participant award limits or repricing and backdating prohibition.

Subject to the requirements of the 2020 Plan, the Administrator may modify or amend any award or waive any restrictions or conditions applicable to any award or the exercise of the award, or amend, modify, or cancel any terms and conditions applicable to any award, in each case, by mutual agreement of the Administrator and the participant or any other person(s) that may have an interest in the award, so long as any such action does not increase the number of shares of common stock issuable under the 2020 Plan. The Administrator need not obtain participant (or other interested party) consent for any such action (i) that is permitted pursuant to the adjustment provisions of the 2020 Plan; (ii) to the extent the action is deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which our common stock is then traded; (iii) to the extent the action is deemed necessary to preserve favorable accounting or tax treatment of any award for us; or (iv) to the extent the action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) as may then have an interest in the award.

The authority of the Board and the Committee to terminate or modify the 2020 Plan or awards, and to otherwise administer the 2020 Plan, with respect to outstanding awards, will extend beyond the termination date of the 2020 Plan. In addition, termination of the 2020 Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force and effect after termination of the 2020 Plan except as they may lapse or be terminated by their own terms and conditions.

Repricing Prohibited. Except for the adjustments provided for in the 2020 Plan, neither the Administrator nor any other person may amend the terms of outstanding stock options or SARs to reduce their exercise or grant price, cancel outstanding stock options or SARs in exchange for stock options or SARs with an exercise or grant price that is less than the exercise or grant price of the awards being cancelled, or cancel outstanding stock options or SARs with an exercise or grant price above the current fair market value of a share in exchange for cash or other securities. In addition, the Administrator may not grant a stock option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such award.

Certain Federal Income Tax Consequences.

The following summarizes certain U.S. federal income tax consequences relating to the 2020 Plan under current tax law.

Stock Options. The grant of a stock option will create no income tax consequences to us or the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. The participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the common stock on the exercise date.

In general, a participant will recognize no income or gain as a result of exercise of an incentive stock option (except that the alternative minimum tax may apply). Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option

PROPOSALS TO BE VOTED ON AT THE MEETING

for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of (a) the gain realized on the disposition, or (b) the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights. The grant of a SAR will create no income tax consequences to the Company or the recipient. Upon the exercise or maturity of a SAR, the participant will recognize ordinary income equal to the amount of cash and the fair market value of any shares received. If shares are delivered under the SAR, upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Restricted Stock. Generally, a participant will not recognize income and the Company will not be entitled to a deduction at the time an award of restricted stock is made, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the common stock on the date the restrictions lapse. Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to deduct any loss.

Performance Shares. The grant of a performance share award will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares after the end of the applicable performance period and any applicable vesting period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents, if any, paid on performance shares. Upon the participant’s subsequent disposition of the shares, the participant will recognize capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis, i.e., the fair market value of the shares on the date the participant received the shares.

Performance Units and RSUs. The grant of a performance unit or RSU will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance or vesting period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received.

Cash Incentive Awards. A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid.

Other Stock Based Awards. A participant who receives shares of common stock pursuant to a stock award will recognize ordinary income equal to the fair market value of the shares received. Upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the tax basis of the shares, i.e., the fair market value of the shares on the date the employee received the shares.

Company Tax Deductions. The Company is generally entitled to a deduction based on the amount of ordinary income a participant recognizes with respect to an award. When considering our executive compensation program, we consider several factors, including the after-tax cost of such programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered employees in years after 2016). Changes to Section 162(m) in 2017 federal tax legislation eliminated many of the exceptions to the $1 million deduction limit, except for certain grandfathered arrangements. Accordingly, most of the compensation payable to our named

PROPOSALS TO BE VOTED ON AT THE MEETING

executive officers in excess of $1 million per person in a year will not be fully deductible. Beginning on or after January 1, 2027, the American Rescue Plan Act of 2021 will expand the applicability of Section 162(m) of the Internal Revenue Code to include the five highest compensated employees for a taxable year other than the chief executive officer, chief financial officer, and the next three most highly compensated executive officers. While deductibility of executive compensation for federal income tax purposes is among the factors we consider when structuring our executive compensation program, we retain the flexibility to provide compensation that may not be deductible if we believe it is in the best interests of the Company and its shareholders.

Tax Withholding. In the event that the Company or an affiliate is required to withhold any federal, state or local taxes or other amounts in respect of any income recognized by a participant as a result of the grant, vesting, payment or settlement of an award or disposition of any shares acquired under an award, we may satisfy such obligation by:

i.	If cash is payable under an award, deducting from such cash payment the amount needed to satisfy such obligation;

ii.

If shares are issuable under an award, then to the extent that the Administrator approves, (A) withholding shares of common stock having a fair market value equal to such obligation, or (B) allowing the participant to elect to (1) have the Company or an affiliate withhold shares otherwise issuable under the award, (2) tender back shares received in connection with such award, or (3) deliver other previously owned shares, in each case having a fair market value equal to the amount to be withheld. However, the amount to be withheld may not exceed the total statutory maximum federal, state, and local tax withholding obligations associated with the transaction to the extent needed for the Company or an affiliate to avoid an accounting charge; or

iii.

Deducting the amount needed to satisfy such obligation from any wages or other payments owed to the participant, requiring such participant to pay the obligation in cash, or making other arrangements satisfactory to us or our affiliate.

New Plan Benefits

The number of awards that will be received by or allocated to eligible employees and non-employee directors under the 2020 Plan is subject to the discretion of the Administrator. As such, the benefits and amounts that will be received or allocated under the 2020 Plan in the future are not determinable at this time.

As of March 28, 2023, the fair market value of a share of common stock (the closing price on the NYSE) was $9.00.

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 31, 2022.

Plan category	Number of securities to be issued upon exercise of outstanding, options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	—	—	3,613,104

Equity compensation plans not approved by security holders	—	—	—

Total	—	—	3,613,104

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting will be required to approve the proposed amendment to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 8: SHAREHOLDER PROPOSAL REQUESTING BOARD ACTION TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS IN THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

The following proposal was submitted by Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, NY 11021. Mr. Steiner owns at least 500 shares of our common stock.

Shareholder Proposal

Proposal 8 — Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.

If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that results from default to state law and can be subject to replacement. This proposal topic is particularly important because it was approved by 99% of The New York Community Bancorp voting shares in 2020 as a management proposal.

This 2023 proposal includes that the Board take all the steps necessary at its discretion to help ensure that the topic of this proposal is approved by the required of 80% of all outstanding shares including a commitment to hire a proxy solicitor to conduct an intensive campaign, a commitment to adjourn the annual meeting to obtain the votes required if necessary and to take a 2-year process if applicable to obtain the necessary shareholder vote turnout to adopt this proposal topic. This proposal does not restrict the Board from using a means to obtain the necessary vote that is not mentioned in this proposal.

For instance PPG Industries, Inc. (PPG) adjourned its annual meeting for weeks to obtain the necessary votes on this proposal topic in 2022 and Raytheon Technologies Corporation (RTX) announced a 2-year process to obtain shareholder approval of this proposal topic in its 2022 proxy.

This proposal includes that the Board make an EDGAR filing approximately 10-days before the annual meeting urging shareholders to vote in favor of a binding simple majority vote proposal like this proposal and explaining all the efforts the board has taken or will take to obtain the necessary vote and all the available efforts that the Board has not taken with an explanation for each available effort not taken.

Extraordinary measures need to be taken to adopt this proposal topic due to the dead hand of our undemocratic governance provisions that require an 80% approval from all NYCB shares outstanding — given the reality that only 60% of NYCB shares vote at the annual meeting and that our Board is negligent in improving the very poor NYCB shareholder voting turnout.

NYCB cannot have the benefit of annual election of each director until the topic of this proposal receives shareholder approval. This is important because Mr. Ronald Rosenfeld, age 83, received 36 million against votes as a director in 2022 and shareholders cannot vote again in regard to Mr. Rosenfeld until after his 85th birthday.

Please vote yes:

Simple Majority Vote — Proposal 8

[END OF SHAREHOLDER PROPOSAL]

PROPOSALS TO BE VOTED ON AT THE MEETING

BOARD OF DIRECTORS STATEMENT IN RESPONSE TO SHAREHOLDER PROPOSAL

The Company’s Board of Directors has considered the proposal set forth above and recommends that shareholders vote AGAINST the proposal. Given the management proposal on the same topic to eliminate supermajority voting included this year, this stockholder proposal is redundant, unnecessary, and confusing. Shareholders may vote for the management proposal to eliminate supermajority voting instead of this shareholder proposal.

       The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate of Incorporation, the “Governance Documents”) currently require that the holders of 80% of the voting power of the then-outstanding shares of Company capital stock entitled to vote generally in the election of directors approve certain fundamental corporate governance provisions.

The Board agrees that it is generally preferable to eliminate the supermajority provisions in the Company’s Governance Documents. The Board has demonstrated its support for eliminating these provisions, as evidenced by this year’s binding management proposal, as well as its submission to shareholders, at the Company’s 2020 annual meeting, of a proposal to eliminate the supermajority voting provisions. While the votes cast on management’s binding proposal in 2020 were overwhelmingly in favor of its approval, only 61.2% of the Company’s outstanding shares of common stock were voted in favor of the proposal, far below the requirement of 80% of shares outstanding necessary for approval.

Notwithstanding the Board’s support for the elimination of the supermajority voting provisions, the Board opposes the proponent’s proposal primarily because it requests that the Company commit to “hire a proxy solicitor to conduct an intensive campaign” in support of the elimination of the supermajority voting provisions in our Governance Documents and take “extraordinary measures” to implement the proposal. The Company has historically engaged a proxy solicitor in connection with its annual meeting of shareholders, including this year’s annual meeting. Our proxy solicitation firm has indicated that an intensive proxy campaign for our shareholder base cannot be undertaken without incurring substantial expense, primarily due to the large retail holdings of Company shares. We have also been advised that the likelihood of campaign success is uncertain and cannot be assured even if the Company were to incur the significant cost associated with such a campaign. Nevertheless, in recent years, we have attempted to increase shareholder vote turnout by using enhanced proxy material packaging methods for certain groups of our shareholders, as well as a vote reminder. Our shareholder base has significantly increased following the recent completion of our acquisition of Flagstar Bancorp, and we intend to continue to utilize these methods in 2023 and evaluate shareholder responsiveness.

The Board is committed to working with management to maximize long-term shareholder value. The Board is also committed to soliciting shareholder input, and conducts a robust shareholder outreach campaign each year, pursuant to which the Board and management contact the Company’s largest shareholders and request that they participate in governance outreach calls with members of our Board. While shareholders with which we have spoken on the subject are generally supportive of proposals to eliminate supermajority provisions, the results of our shareholder outreach program have not indicated that the Company should undertake “extraordinary measures” or spend significant corporate resources to pursue an intensive campaign of the nature suggested by the proponent’s proposal, particularly with such proposal’s uncertain likelihood of success.

The proponent also requests that we commit to “adjourn the annual meeting to obtain the votes required if necessary” and points to the adjournment of PPG Industries, Inc.’s 2022 shareholder meeting as a successful model for accomplishing this. With respect to the success of PPG Industries highlighted by the proponent, we understand that PPG Industries implemented efforts to adjourn its 2022 shareholder meeting once the threshold for passage of the proposal was within reach. Our Board of Directors would determine whether, at the appropriate time after submission to shareholders, adjournment would be a helpful mechanism to secure passage of a proposal to eliminate the supermajority voting provisions in our Governance Documents.

For the reasons set forth above, the Board believes that the approval of this proposal is not in the best interests of shareholders and recommends a vote AGAINST the proposal.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 9: SHAREHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS EVALUATE AND ISSUE A REPORT DESCRIBING HOW THE COMPANY’S LOBBYING AND POLICY INFLUENCE ACTIVITIES ALIGN WITH THE GOAL OF THE PARIS AGREEMENT TO LIMIT AVERAGE GLOBAL WARMING AND TEMPERATURE INCREASES

The following proposal was submitted by Unitarian Universalist Association of 24 Farnsworth Street, Boston, MA 02210. Unitarian Universalist Association owns at least 230 shares of our common stock.

Shareholder Proposal

Report on corporate climate lobbying in line with Paris Agreement

WHEREAS: United Nations Climate Change asserts that greenhouse gas emissions must decline by 45 percent from 2010 levels by 2030 to limit global warming to 1.5 degrees Celsius. If that goal is not met, even more rapid reductions, at greater cost, will be required to compensate for the slow start on the path to global net zero emissions.2

Even with the recent passage of the Inflation Reduction Act, critical gaps remain between Nationally Determined Contributions set by the US government and the actions required to prevent the worst effects of climate change. Domestically and internationally, companies have an important and constructive role to play in enabling policymakers to close these gaps.

Corporate lobbying inconsistent with the Paris Agreement presents increasingly material risks to companies and their shareholders. Delays in emissions reductions undermine political stability, damage infrastructure, impair access to finance and insurance, and exacerbate health risks and costs. Further, companies face increasing reputational risks from consumers, investors, and other stakeholders if they appear to obstruct effective climate policy.

Particularly concerning are trade associations and other politically active organizations that say they speak for business but often present obstacles to addressing the climate crisis. Many of New York Community Bancorp’s (NYCB) banking peers, including Truist3, PNC4 and Fifth Third5 have disclosed trade association relationships.

NYCB originates multi-family and affordable housing loans. Lower-income communities are often more susceptible to the risks of climate change, and NYCB has taken steps to create climate resiliency for its vulnerable tenants (e.g., cost-effective solar panels) to protect its stakeholders6, and the Bank’s political engagement activities should align with its climate ambition.

RESOLVED: Shareholders request that the Board of Directors conduct an evaluation and issue a report (at reasonable cost, omitting confidential or proprietary information) describing if, and how, NYCB’s lobbying and policy influence activities (both direct and indirect through trade associations, coalitions, alliances, and other organizations) align with the goal of the Paris Agreement to limit average global warming to “well below” 2°C above pre-industrial levels, and to pursue efforts to limit temperature increase to 1.5°C, and how NYCB plans to mitigate the risks presented by any misalignment. In evaluating the degree of alignment, NYCB should consider not only its policy positions and those of organizations of which the company is a member, but also the actual lobbying and policy influence activities.

SUPPORTING STATEMENT: In evaluating the degree of alignment between the Paris Agreement goals and the Company’s lobbying, the proponents recommend the Company include in its analysis its direct and indirect policy positions and lobbying actions, such as comment submissions, regarding climate provisions of key international, federal, and state legislation and regulation.

The proponents believe this request is generally consistent with the investor expectations described in the Global Standard on Responsible Climate Lobbying, and that this Standard is a useful resource for implementation.7

[2]	https://unfccc.int/news/updated-ndc-synthesis-report-worrying-trends-confirmed
[3]	https://filecache.investorroom.com/mr5ir_truist/601/Truist%202021%20ESG%20and%20CSR%20Report.pdf
[4]	https://www.pnc.com/en/about-pnc/corporate-responsibility/corporate-social-responsibility/governancerisk/political-standards.html
[5]	https://www.53.com/content/dam/fifth-third/docs/reports/political-contributions-report-2h-2022.pdf
[6]	https://s22.q4cdn.com/437978920/files/doc_downloads/2022/10/NYCB-2022-Task-Force-on-Climate-Related-Financial-Disclosures-Report.pdf
[7]	https://climate-lobbying.com/wp-content/uploads/2022/03/2022_global-standard-responsible-climatelobbying_APPENDIX.pdf

PROPOSALS TO BE VOTED ON AT THE MEETING

BOARD OF DIRECTORS STATEMENT IN RESPONSE TO SHAREHOLDER PROPOSAL

The Company’s Board of Directors has considered the proposal set forth above and recommends that shareholders vote in favor of the proposal.

      The Company recognizes the far-reaching impacts of climate change on the world and the economy at large and the importance of environmental sustainability to our shareholders, customers, employees, and the communities we serve. In response to directives by our Board of Directors in early 2021, we established an ESG management level working group comprised of senior leaders from key areas within the Company. This ESG Working Group was charged with developing a governance approach to address ESG considerations, to engage internal stakeholders to improve our understanding of emerging and evolving ESG requirements, and to coordinate with management to develop a strategy to help us navigate through the evolving ESG landscape with respect to climate-related risk issues. During the second half of 2021, we focused on gaining a better understanding of climate change risks and developing a governance structure that allows us to coordinate across the enterprise on the identification and assessment of ESG-related risks and opportunities.

Our focus in 2022 was to more formally integrate climate change risk into our risk management framework, and in October 2022 we issued our inaugural Task Force on Climate-Related Financial Disclosures Report (“TCFD Report”). The TCFD Report is the Company’s first disclosure under the TCFD framework and we intend to leverage the TCFD framework in order to better assess and disclose climate risks and opportunities across the Company.

The Company does not engage in any direct or indirect lobbying and policy influence activities regarding the Paris Agreement or environmental and climate change matters in general. To the extent appropriate, the Company will conduct an evaluation of any direct and indirect and policy influence activities regarding the Paris Agreement and will include a report on such activities, if any, in its next TCFD Report.

For the reasons set forth above, the Board believes that the approval of this proposal is in the best interests of shareholders and recommends a vote FOR the proposal.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

Why am I being provided this proxy statement?

This proxy statement summarizes information you need to know in order to vote at the 2023 Annual Meeting of Shareholders. The 2023 Annual Meeting of Shareholders of the Company will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2023 on June 1, 2023, at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). This proxy statement is being sent to you because the Board of Directors (the “Board of Directors” or “Board”) of the Company is soliciting your proxy to vote your shares of common stock of the Company (the “Common Stock”) at the Annual Meeting. On or about April 21, 2023, the proxy statement and proxy materials, or a notice advising how to access these documents online, will be sent to shareholders of record as of April 4, 2023. The 2022 Annual Report to Shareholders, which includes the Annual Report on Form 10-K featuring the Company’s consolidated financial statements for the fiscal year ended December 31, 2022 accompanies this proxy statement.

What is a proxy?

A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. One or more of the Company’s directors will serve as the designated proxy to cast the votes submitted by the Company’s shareholders at the Annual Meeting.

What is a proxy statement?

It is a document that the Company is required to give you, or provide you with access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when asking you to designate proxies to vote your shares of the Common Stock at a meeting of shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and the rules of the New York Stock Exchange (the “NYSE”).

On what matters are the shareholders of record voting?

The shareholders of record will vote on the following proposals:

Proposal 1: Election of Directors. In Proposal 1, four director nominees have been recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. Directors are elected by a majority of the votes cast, meaning that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” that nominee, with broker non-votes and abstentions not counted as a vote cast either “FOR” or “AGAINST” that nominee. Shares not voted will have no impact on the election of directors. A properly executed proxy marked “FOR ALL” of the four nominees for director will be voted for each of the nominees, unless you mark the proxy card, or select the corresponding option in the electronic form, “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card, or selecting the corresponding option in the electronic form, “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card, or selecting the corresponding option in the electronic form, “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to any nominees you may specify.

Proposal 2: Ratification of Auditors. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 2, a proposal to ratify the reappointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.

Proposal 3: Approval, on a non-binding advisory basis, of the Company’s Named Executive Officer Compensation. As to the advisory approval of the 2022 Named Executive Officer compensation, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the card, or select the corresponding option in the electronic form, to (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on the proposal. To approve Proposal 3, the affirmative vote of a majority of the votes cast at the Annual Meeting is required. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented. Your vote on Proposal 3 is an advisory vote, which means that the Company and the Board of Directors are not required to take any action based on the outcome of the vote.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

Proposal 4: Recommendation, on a non-binding advisory basis, of the frequency of the vote to approve the Company’s Named Executive Officer compensation. As to the advisory vote to determine the frequency with which the Company will hold a shareholder vote to approve its Named Executive Officer compensation (Proposal 4), the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the proxy card to vote every (i) 1 Year, (ii) 2 Years, (iii) 3 Years, or (iv) to “ABSTAIN” from voting on the proposal. To approve Proposal 4, the affirmative vote of a majority of the votes cast at the Annual Meeting is required. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card, or selected in the corresponding option in the electronic form, and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented. Your vote on Proposal 4 is an advisory vote, which means that the Company and the Board of Directors are not required to take any action based on the outcome of the vote.

Proposal 5: Phase out the classified Board of Directors by approving amendments to the Amended and Restated Certificate of Incorporation. To be approved, at least 80 percent of the shares outstanding as of the record date entitled to vote in the election of directors must vote in favor of Proposal 5, a proposal phasing out the classification structure of the Board of Directors and providing instead for the annual election of directors. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card and shares underlying broker non-votes or in excess of the Limit (as described below) will count as a vote against the proposal.

Proposal 6: Eliminate the current supermajority voting requirements by approving amendments to the Amended and Restated Certificate of Incorporation and Bylaws of the Company. To be approved, at least 80 percent of the shares outstanding as of the record date must vote in favor of Proposal 6, a proposal to eliminate the charter document supermajority voting requirements for certain matters to be replaced by a majority of votes cast, or entitled to be cast, voting requirement, as applicable, on matters to be brought before the Company’s shareholders. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card or corresponding option in the electronic form and shares underlying broker non-votes or in excess of the Limit (as described below) will count as a vote against the proposal.

Proposal 7: Approval of amendments to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan. As to the approval of amendments to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan, the Board of Directors is enabling a shareholder to check the appropriate box on the proxy card or corresponding option in the electronic form to (i) vote “FOR” the proposal, (ii) vote “AGAINST” the proposal, or (iii) “ABSTAIN” from voting on the proposal. To approve Proposal 7, a majority of the votes cast at the Annual Meeting is required. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.

Proposal 8: A shareholder proposal, as described herein, if properly presented at the meeting, requesting Board action to eliminate the supermajority voting requirements contained in the Amended and Restated Certificate of Incorporation and Bylaws of the Company. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 8. In connection with each such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card or corresponding option in the electronic form and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented. Your vote on Proposal 8 is an advisory vote, which means that the Company and the Board of Directors are not required to take any action based on the outcome of the vote.

Proposal 9: A shareholder proposal, as described herein, if properly presented at the meeting, requesting the Board to evaluate and report on the Company’s lobbying and policy influence activities align with the goal of the Paris Agreement to limit average global warming and temperature increases. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve Proposal 9. In connection with each such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card or corresponding option in the electronic form and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented. Your vote on Proposal 9 is an advisory vote, which means that the Company and the Board of Directors are not required to take any action based on the outcome of the vote.

As discussed below, under NYSE Rules, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on any non-routine proposal (Proposals 1 and 3 through 8) without your specific instructions.

Who may vote and what constitutes a quorum at the meeting?

The close of business on April 4, 2023 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

In order to conduct the Annual Meeting, shareholders of record of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as being present and entitled to vote for purposes of determining a quorum. Broker “non-votes” are counted as being present and entitled to vote for purposes of determining a quorum only for routine matters. In the event that there are not sufficient shares present for a quorum, or votes to approve or ratify any management proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

How many votes do I have?

The securities that may be voted at the Annual Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors (in a cumulative voting system, each shareholder would be entitled to one vote per share multiplied by the number of directors to be elected). The total number of shares of Common Stock outstanding and entitled to vote as of the Record Date was 722,150,297.

How do I vote?

A shareholder may vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/NYCB2023 and completing a ballot while the polls are open. You will need the control number printed on your proxy card, voting instruction form, or notice. A shareholder may also vote in advance of the Annual Meeting by using a proxy to authorize a proxy to vote on his or her behalf. There are three ways to use a proxy:

Mail: If you received your proxy materials by mail, you may vote by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. You are urged to indicate your votes in the spaces provided on the proxy card.

Internet: You may access the proxy materials on the Internet at www.proxyvote.com and follow the instructions on the proxy card or on the Notice of Internet Availability.

Telephone: You may call toll free at 1-800-690-6903 and follow the instructions on the proxy card or on the Notice of Internet Availability.

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and allow shareholders to provide their voting instructions and confirm that the instructions have been properly recorded. Specific instructions for shareholders of record who wish to vote their proxies over the Internet or by telephone are set forth on the proxy card for the Annual Meeting.

The Company encourages shareholders to take advantage of the options to vote using the Internet or by telephone. Voting in this manner will result in cost savings for the Company.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

When is my vote required?

The following table indicates the date and times for voting deadlines in connection with the proposals for this year’s annual meeting:

If You Are:	And You Are Voting by:	Your Vote Must Be Received:

A shareholder of record	Mail	Prior to the Meeting Date, no later than May 31, 2023
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 31, 2023

A street name holder	Mail	Prior to the Meeting Date, no later than May 31, 2023
	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 31, 2023

A participant in Company Benefit Plans	Internet, mobile device, or telephone	By 11:59 P.M. ET on May 26, 2023

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

How are the proxy materials delivered?

The Company is again reducing its costs by taking advantage of SEC rules that allow companies to furnish proxy materials to shareholders primarily through the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders who (i) own shares directly in the Company (“shareholders of record”) and not through a broker, bank, or intermediary directly to their mailing address unless they have directed the Company to provide the materials in a different manner or (ii) hold shares of Common Stock through the Company’s stock-based benefit plans. See Benefit Plan Voting below. Shareholders whose shares are held for them by brokerage firms, banks, or other intermediaries (“beneficial owners”) will have the proxy materials or the Notice forwarded to them by the intermediary that holds their shares. The Notice provides instructions on how to access and review all of the important information contained in the Company’s proxy statement and 2022 Annual Report to Shareholders, as well as how to cast your vote, over the Internet.

Shareholders who receive the Notice and who would still like to receive a printed copy of the Company’s proxy materials, including the 2022 Annual Report to Shareholders, can find instructions for requesting these materials included in the Notice. The Company plans to mail the Notice to shareholders on April 21, 2023.

What is a broker non-vote?

If you hold your shares in “street name” (i.e., through a broker, bank, or other nominee), it is critical that you cast your vote if you want it to count in the election of directors. SEC regulations currently prohibit brokers or nominees to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, with respect to the proposal to approve, on a non-binding advisory basis, the Company’s named executive officer compensation, or with respect to the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation, or with respect to the shareholder proposal, if properly presented, no votes will be cast on your behalf with respect to these matters. These uncast “votes” are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2).

What effect do broker non-votes and abstentions have?

A broker or other nominee may generally vote your shares without instruction on routine matters, but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular “non-routine” proposal (such as Proposals 1 and 3 through 9) because your broker does not have your authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for a non-routine proposal. However, when a proposal requires the affirmative vote of a percentage of the Company’s outstanding shares entitled to vote in order to be approved (such as Proposals 5 and 6), a broker non-vote will have the same effect as a vote against the proposal.

If you abstain from voting on Proposals 1 and 3 through 9, your vote will be counted as present for determining whether a quorum exists but will not be treated as cast for or against that matter.

What if I sign and date my proxy but do not provide voting instructions?

Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If you are a shareholder of record and do not provide voting directions, signed and dated proxy cards will be voted as follows:

•	FOR the election of each of the nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company;

•	FOR approval of the Named Executive Officer compensation;

•	FOR the one-year frequency option for the Company to hold a shareholder vote to approve its Named Executive Officer compensation;

•

FOR the approval of amendments to the Amended and Restated Certificate of Incorporation and Bylaws of the Company eliminating the classified board structure to be replaced with an annual election structure;

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

•

FOR the approval of amendments to the Amended and Restated Certificate of Incorporation and Bylaws of the Company eliminating the supermajority voting requirements included in the Amended and Restated Certificate of Incorporation and Bylaws;

•	FOR the approval of amendments to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan;

•

AGAINST the shareholder proposal requesting Board action to eliminate the supermajority voting requirements in the Company’s Amended and Restated Certificate of Incorporation and Bylaws, if properly presented; and

•

FOR the shareholder proposal requesting that the Board evaluate and issue a report describing how the Company’s lobbying and policy influence activities align with the goal of the Paris Agreement to limit average global warming and temperature increases, if properly presented, if properly presented.

Other than the matters listed on the attached Notice of 2023 Annual Meeting of Shareholders, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, execution of a proxy or voting online or by telephone confers on the designated proxy holder discretionary authority to vote the shares represented by the proxy in accordance with his or her best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof, including whether or not to adjourn the meeting.

May I revoke my proxy?

A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, by voting online or by telephone on a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not itself constitute revocation of your proxy.

Who pays the costs of soliciting proxies?

The cost of the solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Alliance Advisors LLC, a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $7,000 plus out-of-pocket expenses. Proxies also may be solicited, personally or by telephone, by directors, officers, and other employees of the Company and its subsidiary, Flagstar Bank, N.A. (the “Bank”), without receipt of additional compensation.

The Company also will request that persons, firms, and corporations holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such holders for their reasonable expenses in doing so.

If your Company shares are held in street name, your broker, bank, or other nominee will provide you with instructions that must be followed in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that was provided by your broker or bank with this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form, you will need to contact your broker or bank in order to do so.

What is the admission policy for the Annual Meeting?

Attendance at the Annual Meeting is limited to:

(1) shareholders of record of Common Stock;

(2) beneficial holders of Common Stock; and

(3) authorized representatives of entities who are beneficial holders of Common Stock.

You will be able to attend the meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2023. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Technical support will be available beginning at 9:30 a.m. Eastern Daylight Time on June 1, 2023 and will remain available until the meeting has ended.

INFORMATION ABOUT OUR ANNUAL MEETING AND SOLICITATION OF PROXIES

What is the Limit on voting securities?

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors. The inspectors of election will not be employed by, or be directors of, the Company or any of its affiliates.

BENEFIT PLAN VOTING

Active employee-participants in the Company benefit plans who hold Common Stock will receive an e-mail that contains a link to this proxy statement, along with procedures to follow in order to vote the shares of Common Stock credited to each participant’s account under the Company benefit plans and the shares of Common Stock (if any) held independent of the Company benefit plans. Retired and inactive employee-participants will receive their proxy materials via U.S. mail. Benefit plan voting instructions will be delivered to the trustee for the Company benefit plans and the shares will be voted as directed by participants. Shares for which no voting instructions are provided or are not timely received by the Company will be voted by the trustee for the Company’s tax-qualified plans holding Common Stock in the same proportion as the voting instructions the trustee receives from other participants or, in the case of the Company’s equity incentive plans, as directed by the Company. In addition, active employee-participants in Flagstar benefit plans who hold Common Stock of the Company through such Flagstar benefit plans will also receive an e-mail that contains a link to this proxy statement and instructions on how to vote such shares of Company Common Stock. Retired and inactive employee-participants in such Flagstar benefit plans will receive their proxy materials via U.S. mail. Benefit plan voting instructions must be received by 11:59 p.m., Eastern Daylight Time, on May 24, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to those persons or entities known by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on April 4, 2023. Other than those persons or entities listed below, the Company is not aware of any person or entity or group that beneficially owned more than 5% of the Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	74,671,888	(1)	11.0%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	65,787,517	(2)	9.66%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, Texas 78746	35,750,139	(3)	5.2%

Federal Deposit Insurance Corporation, Receiver Signature Bridge Bank National Association 600 N. Pearl Street, Suite 700 Dallas, Texas 15201	39,032,006	(4)	5.4%

(1)	Based solely on information filed in a Schedule 13G/A with the SEC on January 23, 2023.
(2)	Based solely on information filed in a Schedule 13G/A with the SEC on February 9, 2023.
(3)	Based solely on information filed in a Schedule 13G with the SEC on February 10, 2023.
(4)

Reflects shares issued to the Federal Deposit Insurance Corporation (the “FDIC”) on March 31, 2023 as an equity appreciation instrument in the Company pursuant to the terms of the Purchase and Assumption Agreement – All Deposits, effective as of March 20, 2023, by and among the FDIC, as receiver of Signature Bridge Bank, N.A., the FDIC and Flagstar Bank, N.A.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Shareholder Proposals

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2024, a shareholder proposal must be received by the Corporate Secretary of the Company, at the address set forth on page 22 of this proxy statement, no later than December 23, 2023. If such annual meeting is held on a date more than 30 days from June 1, 2024, a shareholder proposal must be received within a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposal will be subject to the proxy rules adopted by the SEC.

Proxy Access Nominations

Any shareholder (or group of no more than 20 shareholders) meeting the Company’s continuous ownership requirements set forth in our Bylaws who wishes to nominate a candidate or candidates for election for up to 20% of our Board and to require the Company to include such nominee(s) in our 2024 proxy statement, must submit such nomination and request by no earlier than November 22, 2023 nor later than December 23, 2023. The nomination and supporting materials must also comply with the requirements set forth in our Bylaws for inclusion of director nominees in the proxy statement. In addition to the requirements set above, to comply with the universal proxy rules for our 2024 annual meeting of shareholders, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2024.

Notice of Business to be Conducted at an Annual Meeting

The Bylaws of the Company, a copy of which may be obtained from the Company, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by, or at the direction of, the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Corporate Secretary of the Company not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth day following the date on which the Company’s notice to shareholders of the annual meeting date was mailed or such public disclosure was made.

Attendance at the Annual Meeting

The 2023 Annual Meeting of Shareholders will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/NYCB2023. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NYCB2023. We will try to answer as many shareholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 10:00 a.m., Eastern Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page. Technical support will be available beginning at 9:30 a.m. Eastern Daylight Time on June 1, 2023 and will remain available until the meeting has ended.

Other Matters Which May Properly Come Before the Annual Meeting

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the members of the Proxy Committee to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.

ADDITIONAL INFORMATION

Online Delivery of Proxy and Other Materials

We have elected to take advantage of SEC rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe that these rules allow us to provide our shareholders with the information they need to vote at our Annual Meeting, while also reducing the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

Since April 21, 2023, the proxy materials for the 2023 Annual Meeting (which include the 2022 Annual Report to Shareholders) have been available at the following web site: www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by telephone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com. Shareholders who are not eligible to vote at the Annual Meeting may find our 2022 Annual Report to Shareholders and the Notice of 2023 Annual Meeting of Shareholders and Proxy Statement on the Investor Relations portion of our Company website, www.myNYCB.com.

We encourage all of our shareholders who have Internet access to receive future proxy materials online rather than through the U.S. mail delivery system. By electing to receive our materials electronically, you will be supporting our efforts to reduce expenses and thus add to shareholder value.    Other benefits of this service include:

✓

Receiving shareholder communications, including the Company’s annual report to shareholders and proxy statement, as soon as they are available, thus eliminating the need to wait for them to arrive by mail;

✓	Enjoying easier access to convenient online voting; and

✓	Eliminating bulky paper documents from your personal files.

Householding of Proxy Statements and Annual Reports

The SEC has adopted rules that permit companies to mail a single proxy statement and a single annual report to two or more shareholders sharing the same address. This practice is known as “householding.” Householding provides greater convenience to shareholders and saves the Company money by reducing excess printing costs. You may have been identified as living at the same address as another Company shareholder. If this is the case, and unless the Company receives contrary instructions from you, we will continue to “household” your proxy statement and annual report for the reasons stated above.

If you are a shareholder or a beneficial owner at a shared address to which a single copy of both the proxy statement and the annual report has been delivered, and you would like to receive your own copy of this proxy statement and the annual report, you may obtain them electronically from the Investor Relations portion of our website, www.myNYCB.com, by selecting “SEC Documents”; by contacting the Investor Relations Department of the Company by phone (516-683-4420) or by e-mail (ir@myNYCB.com); or by writing to the Investor Relations Department of the Company and indicating that you are a shareholder at a shared address and would like an additional copy of each document.

If you are a recordholder and would like to receive a separate proxy statement or annual report in the future, please contact Computershare, Inc. by phone at (866) 293-6077, by mail at P.O. Box 43078, Providence, RI 02940-3078, or online at www.computershare.com/investor. If you are a beneficial owner and would like to receive a separate proxy statement or annual report in the future, please contact your broker, bank, or other nominee.

If, on the other hand, you are a shareholder of record sharing an address, and are receiving multiple copies of this proxy statement or the annual report, please contact Computershare Ltd. at the number or addresses listed above so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future. If you are the beneficial owner, but not the recordholder, of Company shares, and you wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank, or other nominee so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future.

ADDITIONAL INFORMATION

Cautionary Statements Regarding Forward-Looking Statements

Certain statements in this proxy statement may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s beliefs, goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, capital levels, investments, strategic relationships, and acquisitions, among other matters; the Company’s estimates of future costs and benefits of the actions the Company and each counterparty to a pending transaction may take; the Company’s assessments of probable losses on loans; the Company’s assessments of interest rate and other market risks; and the Company’s ability to achieve its financial and other strategic goals, including those related to the Company’s completed acquisition of Flagstar Bancorp in December 2022 and the Company’s strategic relationship and transactions with Figure Technologies, Inc.

Forward-looking statements are typically identified by such words as “believe,” “expect,” “plan,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time.

These forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update such forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of the Company. The factors that could cause actual results to differ materially include the following: the effect of the COVID-19 pandemic, including the length of time that the pandemic continues, the potential imposition of future shelter in place orders or additional restrictions on travel in the future, the effect of the pandemic on the general economy and on the businesses of our borrowers and their ability to make payments on their obligations, the remedial actions and stimulus measures adopted by federal, state, and local governments; the inability of employees to work due to illness, quarantine, or government mandates; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. Our forward-looking statements are also subject to the following principal risks and uncertainties with respect to our merger with Flagstar Bancorp, which was completed on December 1, 2022, our ongoing restructuring of our mortgage business, our ongoing strategic relationship with Figure Technologies, Inc., and our acquisition of substantial portions of the former Signature Bank through an FDIC-assisted transaction; the outcome of any legal proceedings that may be instituted against the Company or any other party to the Flagstar Bancorp or Figure Technologies, Inc. transactions; the possibility that the anticipated benefits of the transactions, including the Acquisition, will not be realized when expected or at all; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in or as a result of the transactions within the expected timeframes or at all; revenues following the transactions may be lower than expected, and the occurrence of any event, change or other circumstances that could give rise to the right of any of the parties to the Figure Technologies, Inc. strategic relationship to terminate.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, accompanies this proxy statement. An additional copy will be furnished without charge to shareholders upon written request to New York Community Bancorp, Inc., Investor Relations Department, 102 Duffy Avenue, Hicksville, New York 11801.

By Order of the Board of Directors,

Hicksville, New York April 21, 2023	R. Patrick Quinn Senior Executive Vice President, General Counsel and Corporate Secretary

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED

TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE VIA THE INTERNET OR BY TELEPHONE.

APPENDIX A

APPENDIX A

Discussion and Reconciliation of GAAP and non-GAAP

Financial Measures

While stockholders’ equity, return on stockholders’ equity and total assets and net income are financial measures that are recorded in accordance with U.S. generally accepted accounting principles (“GAAP”), tangible common stockholders’ equity, return on average tangible common stockholders’ equity and tangible assets, net income available to common stockholders, excluding merger-related items, and pre-tax operating earnings are not. Nevertheless, it is management’s belief that these non-GAAP measures should be disclosed to investors for the following reasons: (i) tangible common stockholders’ equity is an important indication of the Company’s ability to grow organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies; (ii) return on average tangible assets and average tangible common stockholders’ equity are among the profitability measures considered by current and prospective investors, both independent of, and in comparison with, the Company’s peers; and (iii) pre-tax operating earnings allows current and prospective investors to better understand and evaluate the Company’s core financial results for the period without giving effect to extraordinary items, such as accounting and tax law changes, discontinued operations, acquisition expenses, balance sheet restructuring charges and/or similar non-recurring or special items.

The following table provides information to reconcile to GAAP those non-GAAP financial metrics presented in this proxy statement, including those non-GAAP financial metrics used by the Compensation Committee in the determination of awards under our short- and long-term incentive program as described in greater detail under the heading 2022 Performance Metrics in the Compensation Discussion and Analysis.

Reconciliation of GAAP and Non-GAAP Financial Measures

(dollars in millions)	At or for the Twelve Months Ended December 31, 2022

Total Stockholders’ Equity	$8,824

Less: Goodwill and Other Intangible Assets	(2,713)

Preferred stock	(503)

Tangible common stockholders’ equity	$5,608

Total Assets	$90,144

Less: Goodwill	(2,713)

Tangible assets	$87,431

Average Common Stockholders’ Equity	$6,580

Less: Average Goodwill and Other Intangible Assets	(2,451)

Average tangible common stockholders’ equity	$4,129

Average Assets	$64,402

Less: Average Goodwill and Other Intangible Assets	(2,451)

Average tangible assets	$61,951

Net Income	$650

Net income available to common shareholders	$617

APPENDIX A

(dollars in millions)	At or for the Twelve Months Ended December 31, 2022

GAAP Measures

Return on average assets	1.01%

Return on average common stockholders’ equity	9.38%

Non-GAAP Measures

Return on average tangible assets	1.03%

Return on average tangible common stockholders’ equity	14.60%

Pre-tax Operating Earnings – GAAP	$826

Non-GAAP Adjustments (1)	12

Pre-tax Operating Earnings Non-GAAP	$838

(1)	Non-GAAP adjustments exclude the bargain purchase gain, certain merger related expenses and purchase accounting for the initial provision for credit losses related to the Flagstar transaction.

APPENDIX B

NEW YORK COMMUNITY BANCORP, INC.

2020 OMNIBUS INCENTIVE PLAN

(including 2023 amendments marked by underlining)

1.    Purposes; Effective Date; Prior Plan.

(a)    Purpose. The New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan has two principal purposes: (i) to assist with the objective of attracting and retaining outstanding individuals to serve as officers, directors, employees and consultants and (ii) to increase shareholder value. The Plan will provide participants with incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the terms that this Plan provides.

(b)    Effective Date. This Plan will become effective, and Awards may be only be granted under this Plan, on and after the Effective Date. This Plan will terminate as provided in Section 15.

(c)    Effect on Prior Plan. On the Effective Date, the Prior Plan will terminate such that no new awards may be granted under the Prior Plan, although awards previously granted under the Prior Plan and still outstanding will continue to be subject to all terms and conditions of the Prior Plan.

2.    Definitions. Capitalized terms used and not otherwise defined in this Plan or in any Award agreement have the following meanings:

“Administrator” means the Board or the Committee; provided that, to the extent the Board or the Committee has delegated authority and responsibility as an Administrator of the Plan to one or more committees or officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such committee(s) and/or officer(s).

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

“Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Stock, Restricted Stock, Restricted Stock Units, a Cash Incentive Award, or any other type of award permitted under this Plan.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved (or other requirements are met), as described in Section 10.

“Cause” means, with respect to a Participant, the occurrence of any one of the following, (i) the repeated failure or refusal of the Participant to follow the lawful directives of the Company or an Affiliate (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by the Participant, which, in the good faith judgment of the Company, could result in a material injury to the Company or an Affiliate including but not limited to the repeated failure to follow the policies and procedures of the Company, or (iii) the commission by the Participant of a felony or other crime involving moral turpitude or the commission by the Participant of an act of financial dishonesty against the Company or an Affiliate.

“Change in Control” shall mean the occurrence of any of the following events:

(i)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d) (2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty five (25) percent of the combined voting power of the Company’s then outstanding securities; provided, however, that, for purposes of this paragraph (i), of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition of securities directly from the Company, (B) any acquisition of securities by the Company, (C) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition of securities by any corporation or entity pursuant to a transaction that does not constitute a Change in Control under paragraph (iv) of this definition; or

APPENDIX B

(ii)

individuals who, as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii)

the Company disposes of all or substantially all of the business of the Company to a party or parties other than a subsidiary or other affiliate of the Company pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise; or

(iv)

consummation of a reorganization, merger ,or consolidation (including a merger, or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding Common Stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50 percent of the then outstanding shares of common stock, and more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this subparagraph, shall include a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (B) except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty five (25) percent or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or twenty five (25) percent or more of the combined voting power of the then outstanding voting securities of such corporation, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding the above and solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) who also qualify as Outside Directors to the extent necessary for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act.

“Company” means New York Community Bancorp, Inc., a Delaware corporation, or any successor thereto.

“Director” means a member of the Board.

“Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.

“Effective Date” means the date of shareholder approval of the Plan

APPENDIX B

“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

“Fair Market Value” means, per Share on a particular date, (i) if the Shares are listed on a national securities exchange, the last sales price for such date on the national securities exchange on which the Stock is then traded, or if no sales of Stock occur on such date, then on the last preceding date on which there was a sale on such exchange; or (ii) if the Shares are not listed on a national securities exchange, but are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on such date, or on the last preceding date on which there was a sale of Shares on that market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator, in its discretion. Notwithstanding the foregoing, in the case of the sale of Shares, the actual sale price shall be the Fair Market Value of such Shares.

“Good Reason” means the occurrence of any of the following events, without the Participant’s advance written consent: (i) a material reduction in the Participant’s base salary, cash bonus opportunity or long-term incentive opportunity; (ii) a material adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles that materially increases the distance of the Participant’s commute.

“Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

“Option” means the right to purchase Shares at a stated price for a specified period of time.

“Participant” means an individual selected by the Administrator to receive an Award.

“Performance Goals” means any objective or subjective goals the Administrator establishes with respect to an Award. Performance Goals may include, but are not limited to, the performance of the Company or any one or more of its Subsidiaries, Affiliates or other business units and may be established on an absolute or relative basis. Performance Goals may also relate to a Participant’s individual performance. The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate, including but not limited to: (i) by excluding the effects of charges for reorganizing and restructuring; discontinued operations; asset write-downs; gains or losses on the disposition of a business; or mergers, acquisitions or dispositions; and extraordinary, unusual and/or non-recurring items of gain or loss; (ii) excluding the costs of litigation, claims, judgments or settlements; (iii) excluding the effects of changes laws or regulations affecting reported results, or changes in tax or accounting principles, regulations or law; and (iv) excluding any accruals of amounts related to payments under the Plan or any other compensation arrangement maintained by the Company or an Affiliate.

“Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved (or other requirements are met).

“Performance Unit” means the right to receive a cash payment and/or Shares valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved (or other requirements are met).

“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).

“Plan” means this New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan, as it may be amended from time to time.

“Prior Plan” means the New York Community Bancorp, Inc. 2012 Stock Incentive Plan.

“Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.

APPENDIX B

“Restricted Stock Unit” means the right to receive a Share or a cash payment the value of which is equal to the Fair Market Value of one Share

“Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

“Share” means a share of Stock.

“Stock” means the Common Stock of the Company, $.01 par value.

“Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

“Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3.    Administration.

(a)    Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan or any agreement covering an Award; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

(b)    Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

(c)    No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.

4.    Eligibility; Certain Award Limits.

(a)    Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; any individual that the Company or an Affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its Affiliates; or any Director, including a Non-Employee Director. The Administrator’s designation of, or granting of an Award to, a Participant will not require the Administrator to designate such individual as a Participant or grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

(b)    Non-Employee Director Award Limits. Subject to adjustment as provided in Section 17, no Participant who is a Non-Employee Director may be granted Awards that could result in such Participant receiving Awards with a Fair Market Value in excess of $350,000 in respect of any fiscal year of the Company.

5.    Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 15(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).

APPENDIX B

6.    Shares Reserved under the Plan.

(a)    Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of twelve million (12,000,000) Shares, plus the number of Shares available for issuance under the Prior Plan that had not been made subject to outstanding awards as of the Effective Date (but not to exceed 150,000 Shares), plus the number of Shares described in Section 6(c), are reserved for issuance under this Plan, of which twelve million (12,000,000) Shares may be issued pursuant to the exercise of incentive stock options. The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock. Effective June 1, 2023, the number of Shares reserved for issuance under the Plan as of such date shall be increased by 17,500,000 Shares, of which the same number of Shares may be issued pursuant to the exercise of incentive stock options.

(b)    Reduction and Recycling of Shares under the Plan.

(i)

The aggregate number of Shares reserved under Section 6(a) shall be reduced on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted. Notwithstanding the foregoing, an Award that may be settled solely in cash shall not cause any reduction of the Plan’s Share reserve at the time such Award is granted.

(ii)

To the extent (i) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis) or is settled in cash, (ii) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (iii) Shares are forfeited under an Award or (iv) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under this Plan, but Shares recredited to the Plan’s reserve pursuant to clause (iv) may not be issued pursuant to incentive stock options. Notwithstanding the foregoing, in no event shall the following Shares be recredited to the Plan’s reserve: (i) Shares purchased by the Company using proceeds from Option exercises; (ii) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement of an outstanding Stock Appreciation Right; or (iii) Shares tendered or withheld to satisfy federal, state or local tax withholding obligations.

After the Effective Date, if any Shares subject to awards granted under the Prior Plan again become available for new grants under the terms of such plan if such plan were still in effect (taking into account such Prior Plan’s provisions concerning termination or expiration, if any), then those Shares will be available for the purpose of granting Awards under this Plan, thereby increasing the number of Shares available for issuance under this Plan as determined under the first sentence of Section 6(a) (but not in excess of 250,000 shares in each 12-month period beginning on the Effective Date); provided that no Shares subject to awards granted under the Prior Plan shall be available for purposes of granting Awards under this Plan to the extent they are (i) Shares purchased by the Company using proceeds from Option exercises, (ii) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement of an outstanding Stock Appreciation Right, or (iii) Shares tendered or withheld to satisfy federal, state or local tax withholding obligations. Any such Shares will not be available for future awards under the terms of the Prior Plan.

7.    Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (a) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (b) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (c) the number of Shares subject to the Option; (d) the exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (e) the terms and conditions of vesting and exercise; (f) the term, except that an Option must terminate no later than ten (10) years after the date of grant; and (g) the manner of payment of the exercise price. In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure. To the extent permitted by the Administrator, and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (w) delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (x) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (y) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (z) by any combination of (w), (x) and/or (y). Except to the extent otherwise set forth in an Award agreement, a Participant shall have no rights as a

APPENDIX B

holder of Stock as a result of the grant of an Option until the Option is exercised, the exercise price and applicable withholding taxes are paid and the Shares subject to the Option are issued thereunder.

8.    Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (b) the number of Shares to which the SAR relates; (c) the grant price, which may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) the terms and conditions of exercise or maturity, including vesting; (e) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares or a combination thereof.

9.    Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; (d) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (e) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares.

10.    Cash Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Cash Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment.

11.    Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award will be made concurrently with dividend payments or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; (c) the Award will be settled in cash or Shares; and (d) as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; provided that Dividend Equivalent Units may not be granted in connection with an Option or Stock Appreciation Right.

12.    Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to a Participant shares of unrestricted Stock as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.

13.    Minimum Vesting Period; Discretion to Accelerate Vesting.

(a)    Minimum Vesting Period. All Awards granted under the Plan shall have a minimum vesting period of one year from the date of grant, provided that such minimum vesting period will not apply to Awards with respect to up to 5% of the total number of Shares reserved pursuant to Section 6(a).

(b)

Discretion to Accelerate. Notwithstanding Section 13(a), the Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death or disability (as defined by the Administrator in an Award Agreement), or as provided in Section 17(c).

14.    Transferability. Awards are not transferable, including to any financial institution, other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above the Participant may not receive consideration for such a transfer of an Award.

15.    Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a)    Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate on June 3, 2033. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

APPENDIX B

(b)    Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i)

the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii)

shareholders must approve any amendment of this Plan (which may include an amendment to materially increase any number of Shares specified in Section 6(a), except as permitted by Section 17) to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii)	shareholders must approve an amendment that would diminish the protections afforded by Section 4(b) or Section 15(e).

(c)    Amendment, Modification, Cancellation and Clawback of Awards.

(i)

Except as provided in Section 16(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in the Plan or the Award agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 17 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(ii)

Notwithstanding anything to the contrary in an Award agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to restore to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of any Award agreement or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.

(iii)

Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.

(d)    Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 18, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

APPENDIX B

16.    Taxes.

(a)    Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may satisfy such obligation by:

(i)	If cash is payable under an Award, deducting (or requiring an Affiliate to deduct) from such cash payment the amount needed to satisfy such obligation;

(ii)

If Shares are issuable under an Award, then to the extent previously approved by the Administrator (which approval may be set forth in an Award agreement or in administrative rules) (A) withholding Shares having a Fair Market Value equal to such obligations; or (B) allowing the Participant to elect to (1) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (2) tender back Shares received in connection with such Award or (3) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld under this clause (ii) may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires; or

(iii)

Deducting (or requiring an Affiliate to deduct) the amount needed to satisfy such obligation from any wages or other payments owed to the Participant, requiring such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the amount needed to satisfy such obligation.

(b)    No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

17.    Adjustment and Change in Control Provisions.

(a)    Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a), (b) and (c)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). However, in each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event, previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.

APPENDIX B

Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change in Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.

Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b)    Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

(c)    Effect of Change in Control.

(i)

Upon a Change in Control, if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any Participant (or other person with rights in an Award), some or all outstanding Awards (a “Replaced Award”) may be assumed, or replaced with the same type of award with similar terms and conditions (a “Replacement Award”), by the successor or surviving corporation (or parent thereof) in the Change in Control transaction, subject to the following requirements:

(A)

Each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change in Control had the Award been exercised, vested or earned immediately prior to such Change in Control, and such other appropriate adjustments in the terms and conditions of the Award shall be made.

(B)

If the securities to which the Awards relate after the Change in Control are not listed and traded on a national securities exchange, then (1) the Participant shall be provided the option, upon exercise or settlement of an Award, to elect to receive, in lieu of the issuance of such securities, cash in an amount equal to the fair value equal of the securities that would have otherwise been issued and (2) for purposes of determining such fair value, no reduction shall be taken to reflect a discount for lack of marketability, minority interest or any similar consideration.

(C)

Upon the Participant’s termination of employment within two years following the Change in Control (1) by the successor or surviving corporation without Cause, (2) by the Participant for Good Reason” or (3) by reason of death or Disability, all of the Participant’s Awards that are in effect as of the date of such termination shall vest in full or be deemed earned in full (assuming target performance goals provided under such Award were met, if applicable) as of the effective date of such termination. In the event of any other termination of employment within two (2) years after a Change in Control that is not described herein, the terms of the applicable Award agreement shall apply.

(D)

For purposes of this subparagraph (i), an award will constitute a Replacement Award if it is of the same type as the Replaced Award (or, if it is of a different type as the Replaced Award (such as a deferred cash equivalent award), the Committee (as constituted immediately prior to the Change in Control) finds such type acceptable); (ii) it has a value at least equal to the value of the Replaced Award; (iii) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, except in the case of a Replacement Award granted in the form of a deferred cash equivalent award; and (iv) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of paragraph are satisfied shall be made by

APPENDIX B

the Committee (as constituted immediately before the Change in Control), in its sole discretion. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options or stock appreciation rights by reference to either their intrinsic value or their fair value.

(ii)

To the extent the purchaser, successor or surviving entity (or parent thereof) in the Change in Control transaction does not assume the Awards or issue replacement awards as provided in clause (i) (including, for the avoidance of doubt, by reason of a Participant’s termination of employment in connection with the Change in Control), then immediately prior to the date of the Change in Control:

(A)

Each Option or SAR, other than a performance-based Option or SAR, that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and, unless otherwise determined by the Board or Administrator, all Options and SARs shall be cancelled on the date of the Change in Control in exchange for a cash payment equal to the excess of the Change in Control Price (as defined below) of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award; provided, however, that all Options and SARs that have a purchase or grant price that is greater than the Change in Control Price shall be cancelled for no consideration;

(B)	Restricted Stock and Restricted Stock Units that are not subject to performance-based vesting conditions shall vest in full;

(C)

All performance-based Awards for which the performance period has expired shall be paid based on actual performance (and assuming all employment or other requirements had been met in full). All outstanding performance-based Awards that are not vested and as to which the level of the Award depends upon the satisfaction of one or more Performance Goals shall immediately vest and all Performance Goals shall be deemed satisfied (A) by reference to the Company’s actual performance relative to such Performance Goals through the most recent date prior to the Change in Control for which the level of attainment of such Performance Goals can be determined by the Committee (as constituted immediately prior to the Change in Control) in its sole discretion or (B) if the Committee is unable to make such determination, at the target level of performance. The award shall be settled in cash, Shares or a combination thereof, as determined by the Committee, within ten (10) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Code Section 409A), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

(D)	All Dividend Equivalent Units that are not vested shall vest (to the same extent as the Award granted in tandem with the Dividend Equivalent Unit, if applicable) and be paid; and

(E)

All other Awards not described in subparagraph (A)-(D) above that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

(F)

“Change in Control Price” shall mean the per-share price paid or deemed paid in the Change in Control transaction, as determined by the Administrator. If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the Change in Control Price.

18.    Miscellaneous.

(a)    Other Terms and Conditions. The Administrator may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of the Plan. No provision in an Award agreement shall limit the Administrator’s discretion hereunder unless such provision specifically so provides for such limitation.

(b)    Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i)	a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment; and

APPENDIX B

(ii)	a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required by Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.

(c)    No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan. Unless otherwise determined by the Administrator or otherwise provided in any Award agreement, all fractional Shares that would otherwise be issuable under the Plan shall be canceled for no consideration.

(d)    Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.

(e)    Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

(f)    Code Section 409A. Any Award granted under this Plan shall be provided or made in such manner and at such time as to either make the Award exempt from, or comply with, the provisions of Code Section 409A, to avoid a plan failure described in Code Section 409(a)(1), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

(g)    Governing Law; Venue. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Delaware, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in a court sitting in the State of New York and any party to such action or proceeding shall agree to waive its right to a jury trial.

(h)    Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(i)    Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(j)    Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would cause this Plan, any award agreement or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

C/O COMPUTERSHARE 480 WASHINGTON BOULEVARD JERSEY CITY, NJ 07310

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

If the shares you held at the record date were held through a Company benefit plan, the deadline for providing voting instructions via the Internet is 11:59 p.m. Eastern Daylight Time on May 24, 2023. For all others, the deadline for voting via the Internet is 11:59 p.m. Eastern Daylight Time on May 31, 2023. In either case, please be sure to have your proxy card in hand when you access the website, and follow the instructions provided to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NYCB2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

You may use any touch-tone phone to vote; just be sure to have your proxy card in hand when you call and then follow the instructions provided. Please Note: If the shares you held at the record date were held through a Company benefit plan, the deadline for voting by phone is 11:59 p.m. Eastern Daylight Time on May 24, 2023. For all others, the deadline for voting by phone is 11:59 p.m. Eastern Daylight Time on May 31, 2023.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09708-P85693                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW YORK COMMUNITY BANCORP, INC.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees:		For	Against	Abstain
1a. Alessandro P. DiNello		☐	☐	☐
1b. Leslie D. Dunn		☐	☐	☐	The Board of Directors recommends that you vote FOR the following proposals:	For	Against	Abstain
1c. Lawrence Rosano, Jr. 1d. Robert Wann		☐ ☐	☐ ☐	☐ ☐

5.  A proposal to amend the Amended and Restated Certificate of Incorporation of the Company in order to phase out the classification of the board of directors and provide instead for the annual election of directors.

						☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposals:		For	Against	Abstain	6. A proposal to amend the Amended and Restated Certificate of Incorporation and Bylaws of the Company to eliminate the supermajority voting requirements.	☐	☐	☐
2. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of New York Community Bancorp, Inc. in the fiscal year ending December 31, 2023.		☐	☐	☐	7. Approval of proposed amendments to the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan.	☐	☐	☐
					The Board of Directors recommends that you vote AGAINST the following proposal:	For	Against	Abstain
3. An advisory vote to approve compensation for our executive officers disclosed in the accompanying Proxy Statement.		☐	☐	☐	8. A shareholder proposal requesting board action to eliminate the supermajority requirements in the Company’s Amended and Restated Certificate of Incorporation and Bylaws.	☐	☐	☐
The Board of Directors recommends that you vote for the 1-year option on the following proposal:	1 Year	2 Years	3 Years	Abstain	The Board of Directors recommends that you vote FOR the following proposal:	For	Against	Abstain
4. To provide an advisory vote on the frequency with which the advisory vote on the executive officers’ compensation shall occur.	☐	☐	☐	☐

9.  A shareholder proposal requesting Board action to evaluate and issue a report to shareholders on how the Company’s lobbying and policy influence activities align with the goal of the Paris Agreement to limit average global warming and temperature increase.

						☐	☐	☐
NOTE: If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NEW YORK COMMUNITY BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 1, 2023

10:00 a.m., Eastern Daylight Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Meeting and Proxy Statement and the Annual Report to Shareholders, including the 2022 Form 10-K, are available at www.proxyvote.com.

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V09709-P85693

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

REVOCABLE PROXY

NEW YORK COMMUNITY BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 1, 2023

10:00 a.m., Eastern Daylight Time

Except for those shares of Common Stock of the Company held in the plans defined below, the undersigned hereby appoints the Proxy Committee of the Board of Directors of New York Community Bancorp, Inc. (the “Company”), with full power of substitution, to act as attorney and proxy for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on Thursday, June 1, 2023, at 10:00 a.m., Eastern Daylight Time, virtually at www.virtualshareholdermeeting.com/NYCB2023, and at any and all adjournments thereof, as set forth on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. Except as set forth in the following paragraph, if no such direction is made, this proxy will be voted “FOR” Proposals 1, 2, 3, 5, 6, 7 and 9, for the “1 YEAR” option on Proposal 4, and “AGAINST” on Proposal 8 in accordance with the Board of Directors’ recommendations.

If you hold shares of Common Stock of the Company through the New York Community Bancorp, Inc. Employee Savings Plan (the “401(k) Plan”), or you have been awarded shares of restricted stock under the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan (the “Stock Plan”), this proxy card covers all shares for which you have the right to give voting instructions to Pentegra Trust Company, the trustee for the 401(k) Plan and the Stock Plan (the “Trustee”). This proxy card, when properly executed and dated, will be voted by the Trustee as you direct. If you do not direct the Trustee how to vote the shares of Company Common Stock credited to the plan account(s) by 11:59 p.m., Eastern Daylight Time, on May 24, 2023, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as the voting instructions it receives from other participants as of that date and time. All shares of Common Stock of the Company held in the Stock Plan for which timely instructions are not received will be voted by the Trustee as directed by the Company.

If you hold shares of Common Stock of the Company through a Flagstar Bank benefit plan this proxy card covers all the shares of Company Common Stock for which you have the right to provide voting instructions to Flagstar Bank benefit plan trustees.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR

VOTE VIA THE INTERNET OR BY TELEPHONE

(Continued, and to be marked, dated, and signed on the reverse side)